CREDIT AGREEMENT

effective as of June 9, 2010

by and among

M/I HOMES, INC.,

as Borrower

and

the Lenders Party Hereto

and

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent for the Lenders

and

JPMORGAN CHASE BANK, N.A. and THE HUNTINGTON NATIONAL BANK

as Co-Syndication Agents

and

FIFTH THIRD BANK and US BANK NATIONAL ASSOCIATION

as Co-Documentation Agents

with

PNC CAPITAL MARKETS LLC,

as Sole Lead Arranger and Bookrunner

TABLE OF CONTENTS

SECTION 1: DEFINITIONS
1.1	Defined Terms.
1.2	Other Definitional Provisions.

SECTION 2: AMOUNT AND TERMS OF COMMITMENTS, REVOLVING CREDIT LOANS, SWINGLINE LOANS AND FACILITY L/CS
2.1	Commitments.
2.2	Notes.
2.3	Procedure for Borrowing.
2.4	Commitment Fee.
2.5	Interest: Default Interest.
2.6	Termination or Reduction of Aggregate Commitment; Mandatory Reduction.
2.7	Maturity Date of Commitment. .
2.8	Computation of Interest and Fees.
2.9	Increased Costs.
2.10	Use of Proceeds.
2.11	Payments; Pro Rata Treatment.
2.12	Swingline Loans.
2.13	The Facility L/Cs.
2.14	Designation or Resignation of LC Issuer.
2.15	Issuance of Facility L/Cs.
2.16	Facility L/C Participations.
2.17	Payments.
2.18	Facility L/C Fees.
2.19	Letter of Credit Reserves.
2.20	Further Assurances.
2.21	Obligations Absolute.
2.22	LC Issuer Reporting Requirements.
2.23	Indemnification; Nature of LC Issuer's Duties.
2.24	Defaulting Lenders.

SECTION 3: GENERAL PROVISIONS APPLICABLE TO LOANS
3.1	Conversion/Continuation Options.
3.2	Inability to Determine Interest Rate.
3.3	Availability of Eurodollar Rate Loans.
3.4	Requirements of Law.
3.5	Indemnity.
3.6	Taxes.
3.7	Lender Statements; Survival of Indemnity.
3.8	Telephonic Notices.
3.9	Non-Receipt of Funds by Agent.
3.10	Replacement of Certain Lenders.

SECTION 4: REPRESENTATIONS AND WARRANTIES
4.1	Financial Statements.
4.2	Existence; Compliance with Law.
4.3	Power; Authorization; Enforceable Obligations.
4.4	No Legal Bar.
4.5	No Material Litigation.
4.6	Regulation U.
4.7	Investment Company Act.
4.8	ERISA.
4.9	Disclosure.
4.10	Subsidiary Information.
4.11	Schedules.
4.12	Environment.
4.13	Force Majeure Events.
4.14	Other Agreements.
4.15	No Defaults on Outstanding Judgments or Orders.
4.16	Ownership and Liens.
4.17	Operation of Business.
4.18	Taxes.
4.19	Security Documents.

SECTION 5: CONDITIONS PRECEDENT
5.1	Conditions to Initial Loan(s).
5.2	Conditions to All Loans.

SECTION 6: AFFIRMATIVE COVENANTS
6.1	Financial Statements.
6.2	Certificates; Other Information.
6.3	New York Stock Exchange.
6.4	Payment of Obligations.
6.5	Maintenance of Existence; Compliance.
6.6	Maintenance of Property, Insurance.
6.7	Inspection of Property; Books and Records; Discussions.
6.8	Notices.
6.9	Maintenance of Consolidated Tangible Net Worth.
6.10	Maintenance of Leverage Ratio.
6.11	Maintenance of Interest Coverage Ratio.
6.12	Intentionally Omitted.
6.13	Subsidiary Guarantors.
6.14	Environment.
6.15	Minimum Liquidity.

SECTION 7: NEGATIVE COVENANTS
7.1	Limitation on Secured Indebtedness.
7.2	Limitation on Liens.
7.3	Limitation on Fundamental Changes.
7.4	Limitation on Acquisitions.
7.5	Land Inventory.
7.6	Limitation on Investments.
7.7	Transactions with Affiliates and Officers.
7.8	Sale and Leaseback.
7.9	Limitation on Payments of Subordinated Indebtedness and Modification of Subordination Agreements.
7.10	Sale of Guarantor Securities.
7.11	Limitation on Payment of Senior Notes.
7.12	Limitation on Negative Pledges.
7.13	Housing Inventory.
7.14	Refinancing of Senior Note. .

SECTION 8: CASH COLLATERAL
8.1	Facility L/C Collateral Account.
8.2	Event of Default under Paragraph (5) of Section 9.
8.3	Other Events of Default.
8.4	Cure; Termination.

SECTION 9: DEFAULTS, EVENTS OF DEFAULT; DISTRIBUTION OF PROCEEDS AFTER EVENT OF DEFAULT

SECTION 10: THE AGENT
10.1	Appointment.
10.2	Delegation of Duties.
10.3	Exculpatory Provisions.
10.4	Reliance by Agent.
10.5	Notice of Default.
10.6	Non-Reliance on Agent and Other Lenders.
10.7	Indemnification.
10.8	Agent in Its Individual Capacity.
10.9	Delegation to Affiliates.
10.10	Successor Agent.
10.11	Syndication Agent, Documentation Agent and Co-Agent.
10.12	Security Administration.
10.13	Agent's Fee.
10.14	No Reliance on Agent's Customer Identification Program.

SECTION 11: MISCELLANEOUS
11.1	Amendments and Waivers.
11.2	Notices.
11.3	No Waiver; Cumulative Remedies.
11.4	Participants.
11.5	Survival of Representations and Warranties.
11.6	Payment of Expenses.
11.7	Successors and Assigns; Assignment.
11.8	Adjustments; Set-off.
11.9	WAIVER OF JURY TRIAL.
11.10	Confidentiality.
11.11	Counterparts; Effective Date.
11.12	Governing Law.
11.13	Integration.
11.14	Indemnity.
11.15	Severability of Provisions.
11.16	Submission to Jurisdiction.
11.17	Governmental Regulation.
11.18	No Fiduciary Duty.
11.19	Headings.
11.20	FIN 46.
11.21	USA PATRIOT Act.

SCHEDULES

1      –      Commitments of Lenders
2      –      Existing L/Cs
3      –      Principal Places of Business, etc. of All Subsidiaries
4      –      Financial Subsidiaries
5      -      List of Pool Real Property where Mortgages will be filed as of Closing

EXHIBITS

A      –      Form of Borrowing Base Certificate
B      –      Form of Guaranty Agreement
C      –      Form of Note
D      –      Intentionally Omitted
E      –      Intentionally Omitted
F      –      Form of Responsible Officer's Certificate
G      –      Form of Chief Financial Officer's Certificate
H      –      Form of Assignment and Assumption Agreement
I      –      Administration of Security and Borrowing Base
J   –           Form of Collateral Agreement

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this "Agreement") is made to be effective as of June 9, 2010, by and among M/I HOMES, INC., an Ohio corporation ("Borrower"), the Lenders party hereto (each a "Lender", and collectively, the "Lenders"), PNC BANK, NATIONAL ASSOCIATION, as administrative agent for Lenders ("Agent"), JPMORGAN CHASE BANK, N.A. and THE HUNTINGTON NATIONAL BANK, each in their capacity as co-syndication agent for the Lenders (each, a "Syndication Agent") and FIFTH THIRD BANK and US BANK NATIONAL ASSOCIATION, as co-documentation agents for the Lenders (each, a "Documentation Agent").  For valuable consideration, the receipt of which is hereby acknowledged, Borrower, Lenders and Agent, each intending to be legally bound, hereby recite and agree as follows:

BACKGROUND INFORMATION

A.           Borrower has requested that the Lenders and Agent provide a revolving credit facility to Borrower in an aggregate principal amount not to exceed $140,000,000 with a letter of credit sub-facility in an aggregate amount not to exceed $25,000,000.

B.           The Lenders and Agent are willing to provide such credit facility on and subject to the terms and conditions herein.

Accordingly, Borrower, Lenders and Agent hereby agree as follows:

AGREEMENT

SECTION 1:                                  DEFINITIONS

1.1 Defined Terms.

  As used in this Agreement, the following terms have the following respective meanings:

"ABR Loan" shall mean any Loan when and to the extent that the interest rate thereon is determined by reference to the Alternate Base Rate.

"Acceptable Appraisal" shall mean an appraisal commissioned by and addressed to Agent (reasonably acceptable to Agent as to form, assumptions, substance and appraisal date) prepared by a qualified licensed professional appraiser reasonably acceptable to Agent and complying in all material respects with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989.

"ACFO Ratio" shall mean, for the period ending the last day of any fiscal quarter, the ratio of (i) Adjusted Cash Flow from Operations for the four fiscal quarters then ended to (ii) Consolidated Interest Incurred by the Borrower and its Subsidiaries for such four fiscal quarters.

"Acquisition" shall mean any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any Guarantor (i) acquires all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Common Equity of another Person.

"Adjusted Cash Flow from Operations" shall mean, for any period of four consecutive fiscal quarters of the Borrower, the sum of (a) cash provided by (used in) operating activities, as calculated using the "net cash provided by (used in) operating activities" line item of the Borrower and its Subsidiaries' Consolidated Statement of Cash Flow for the four consecutive quarters then ended as determined in accordance with GAAP, plus (b) Consolidated Interest Incurred of the Borrower and its Subsidiaries on a consolidated basis for such four consecutive fiscal quarters.

"Adjusted Land Value" means, at any date, (i) the book value of all Land, less (ii) the sum of (a) the book value of all Land under Contract and all Lots under Contract and (b) the lesser of (1) the product of (x) the number of Housing Units with respect to which Borrower and its Subsidiaries entered into bona fide contracts of sale with Persons that are not Subsidiaries or Affiliates during the six-month period ending on such date and (y) the average book value of all Finished Lots and Lots under Contract at such date and (2) twenty-five percent (25%) of Consolidated Tangible Net Worth at such date.

"Affected Lender" shall have the meaning set forth in subsection 3.10 hereof.

"Affiliate" shall mean (a) any Person (other than a Subsidiary of Borrower) which, directly or indirectly, controls, is controlled by or is under common control with Borrower or (b) any Person who is a director, officer or key employee of Borrower, any Subsidiary of Borrower or any Person described in clause (a) of this definition.  For purposes of this definition, "control" of a Person means the power, direct or indirect, to vote twenty percent (20%) or more of the securities having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

"Agent" shall have the meaning set forth in the preamble hereof, and shall include its successors and assigns.

"Agent's Fee Letter" shall mean that certain fee letter dated April 9, 2010 from the Agent and Arranger to Borrower dated and accepted by Borrower on April 12, 2010.

"Aggregate Commitment" shall mean the aggregate Commitments of all the Lenders as reduced or increased from time to time pursuant to the terms of this Agreement; as of the date of this Agreement, the Aggregate Commitment is $140,000,000.

"Aggregate Outstandings" shall mean, at any time, the sum of the aggregate principal amount of all Loans and the Facility L/C Obligations, in each case outstanding at such time.

"Agreement" shall mean this Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Alternate Base Rate" shall mean, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Open Rate in effect on such day plus ½ of 1% and (c) the Daily LIBOR Rate plus 1%.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Open Rate or the Daily LIBOR Rate, respectively.

"Anti-Terrorism Laws"  shall mean any Laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department's Office of Foreign Asset Control (as any of the foregoing Laws may from time to time be amended, renewed, extended or replaced).

"Applicable ABR Margin" shall mean 3.50%.

"Applicable Commitment Rate" shall mean 0.75%.

"Applicable Eurodollar Margin" shall mean 4.50%.

"Applicable Facility L/C Rate" shall mean 4.50%.

"Applicable Margin(s)" shall mean the Applicable ABR Margin and/or the Applicable Eurodollar Margin, as the case may be.

"Appraised Value" shall mean, with respect to any Real Property or any portion thereof, the appraised value of such Real Property or portion thereof set forth in the most-recent Acceptable Appraisal obtained by Agent pursuant to the Loan Documents.  The Appraised Value of Real Property shall be adjusted to take into account any portion that has been sold or otherwise transferred.  The Appraised Value of a portion of Real Property shall be calculated based on the Acceptable Appraisal for such Real Property and allocated to such portion of such Real Property by Borrower based on the methodology described in Exhibit I.  The Appraised Value of all or any portion of a Real Property shall be adjusted to take into account the value of ongoing or completed construction of Housing Units and improvements to Lots under Development based on the methodology described in Exhibit I.

"Arranger" shall mean PNC Capital Markets LLC, as sole Lead Arranger and Bookrunner.

"Assignment and Assumption Agreement" shall mean an assignment and assumption agreement substantially in the form of Exhibit H hereto

"Bankruptcy Code" shall mean Title 11, U.S.C. as amended from time to time.

"Blocked Account Control Agreement" shall mean a blocked account control agreement by and among Borrower, PNC Bank, National Association, as depositary bank and/or securities intermediary, and PNC Bank, National Association, as Agent, all of which shall be in form and substance reasonably satisfactory to Agent and Borrower.

"Board" means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" shall mean M/I Homes, Inc., an Ohio corporation.

"Borrowing Base Certificate" shall mean a certificate in the form of Exhibit A hereto, certified by a Responsible Officer of Borrower.

"Borrowing Date" shall mean any Business Day specified pursuant to (a) subsection 2.3 hereof as a date on which Lenders make a disbursement of the Revolving Credit Loans hereunder, (b) subsection 2.12 hereof as a date on which Swingline Lender makes, at Borrower's request, a disbursement of the Swingline Loans hereunder, or (c) subsection 2.13 hereof as a date on which an LC Issuer issues, at Borrower's request, a Facility L/C hereunder.

"Business Day" shall mean (a) with respect to any borrowing, payment or rate selection of Eurodollar Rate Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Pittsburgh, Pennsylvania for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Pittsburgh, Pennsylvania for the conduct of substantially all of their commercial lending activities.

"Capital Lease" shall mean all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

"Cash Equivalents" shall mean (1) securities, certificates and notes with maturities of 364 days or less from the date of acquisition that are within one of the following classifications: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) mortgage backed securities issued or fully guaranteed or insured by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, or a similar government sponsored enterprise or mortgage agency, (c) securities issued by States, territories and possessions of the United States and their political subdivisions (municipalities), with ratings of at least "A" or the equivalent thereof by Standard & Poor's Corporation or Moody's Investors Services, Inc., (d) time deposits, certificates of deposit, bankers' acceptances, or similar short-term notes issued by a commercial bank domiciled and registered in the United States with capital and surplus in excess of $200 million, and which has (or the holding company of which has) a commercial paper rating of at least A-l or the equivalent thereof by Standard & Poor's Corporation or P-l or the equivalent thereof by Moody's Investors Services, Inc., or (e) commercial paper of a domestic issuer rated at least A-l or the equivalent thereof by Standard & Poor's Corporation or P-l or the equivalent thereof by Moody's Investors Services, Inc.; and (2) money market mutual funds which invest in securities listed in (a) through (e) above with a weighted average maturity of less than one year.

"Closing Date" shall mean June 9, 2010.

"Code" shall mean the Internal Revenue Code of 1986, as amended or superseded from time to time.  Any reference to a specific provision of the Code shall be construed to include any comparable provision of the Code as hereafter amended or superseded.

"Collateral Agreement" shall mean the Collateral Agreement executed by Borrower and each other Loan Party, in the form of Exhibit J hereto.

"Collateral Shortfall Amount" shall have the meaning set forth in subsection 8.2 hereof.

"Commitment" shall have the meaning set forth in subsection 2.1(a) hereof.

"Commitment Fee" shall have the meaning set forth in subsection 2.4 hereof

"Commitment Period" shall mean the period from and including the date hereof to the Maturity Date, or such earlier or later date as the Aggregate Commitment shall terminate as provided herein.

"Common Equity" of any Person shall mean any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity) to the extent that the foregoing is entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or other persons that will control the management and policies of such Person.

"Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with Borrower within the meaning of Section 414(b) or (c) of the Code.

"Consolidated Earnings" shall mean, for any period, the amount which would be set forth opposite the caption "net income" (or any like caption) in a consolidated statement of income or operations of Borrower and Borrower's Subsidiaries for such period prepared in accordance with GAAP.

"Consolidated Indebtedness" shall mean, at any date, the consolidated Indebtedness of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, and adding thereto Borrower's and any of its Subsidiaries' pro rata share of Indebtedness of any Joint Venture in respect of which Borrower or any of its Subsidiaries has made an Investment in Joint Venture, all determined as of such date.

"Consolidated Interest Expense" shall mean, for any period, interest expense on Indebtedness of Borrower and Borrower's Subsidiaries for such period, in each case determined on a consolidated basis in accordance with GAAP.

"Consolidated Interest Incurred" shall mean, for any period, all interest incurred during such period on outstanding Indebtedness of Borrower and Borrower's Subsidiaries irrespective of whether such interest is expensed or capitalized by Borrower or Borrower's Subsidiaries, in each case determined on a consolidated basis.

"Consolidated Tangible Net Worth" shall mean, at any date, the consolidated stockholders equity of Borrower determined in accordance with GAAP, less Intangible Assets, all determined as of such date.

"Construction Bonds" shall mean bonds issued by surety bond companies for the benefit of, and as required by, municipalities or other political subdivisions to secure the performance by Borrower or any Subsidiary of its obligations relating to lot improvements and subdivision development and completion.

"Contingent Obligation" shall mean, as to any Person, any reimbursement obligations (including, in the case of Borrower, the Reimbursement Obligations) of such Person in respect of drafts that may be drawn under Letters of Credit, any reimbursement obligations of such Person in respect of surety bonds (including reimbursement obligations in respect of Construction Bonds), and any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations primarily to pay money ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including without limitation any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the obligee under any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the obligee under such primary obligation against loss in respect thereof; provided, however, that the term "Contingent Obligation" shall not include (A) endorsements of instruments for deposit or collection in the ordinary course of business, (B) mortgage loan repurchase obligations of any Financial Subsidiary and (C) obligations (including indemnity obligations) under land purchase contracts entered into in the ordinary course of business.

"Contractual Obligation" shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

"Daily LIBOR Rate" shall mean, for any day, the rate per annum determined by the Agent by dividing (x) the Published Rate by (y) a number equal to 1.00 minus the Statutory Reserve Rate on such day.

"Default" shall mean any of the events specified in Section 9 hereof, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Defaulting Lender" shall mean any Lender, as determined by Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (c) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

"Deferred Tax Valuation Allowance" shall mean any valuation allowance applied to deferred income tax assets as determined in accordance with GAAP and included in the financial statements of the Borrower.

"Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

"EBITDA" shall mean, for any period, on a consolidated basis for Borrower and its Subsidiaries, the sum of the amounts for such period of (a) Consolidated Earnings, plus (b) charges against income for federal, state and local income taxes, plus (c) Consolidated Interest Expense, plus (d) depreciation and amortization expense, plus (e) extraordinary losses (and all other non-cash items reducing Consolidated Earnings, including but not limited to impairment charges for land and other long-lived assets and option deposit forfeitures) for such period, all determined in accordance with GAAP, minus (x) interest income, minus (y) all extraordinary gains (and all other non-cash gains that have been included in the determination of Consolidated Earnings) for such period, all determined in accordance with GAAP. EBITDA shall include net income from Joint Ventures only to the extent distributed to Borrower or a Subsidiary.

"Eligible Assignee" shall mean (a) any Lender or any affiliate of a Lender and (b) any other commercial bank, financial institution, institutional lender or "accredited investor" (as defined in Regulation D promulgated under the Securities Act of 1933 by the Securities and Exchange Commission) with capital of at least $500,000,000 and with an office in the United States.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

"Eurodollar Rate" means, with respect to any Eurodollar Rate Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

"Eurodollar Rate Loans" shall mean any Revolving Credit Loan when and to the extent that the interest rate thereon is determined by reference to the Eurodollar Rate.

"Event of Default" shall mean any of the events specified in Section 9 hereof, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

"Excluded Taxes" shall mean, in the case of each Lender or applicable Lending Installation and Agent, (a) taxes imposed on its overall net income, franchise taxes and backup withholding taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender, Lending Installation or Agent is incorporated or organized, (ii) the jurisdiction in which Agent's or such Lender's principal executive office or such Lender's applicable Lending Installation is located, or (iii) reason of any connection between the jurisdiction imposing such tax and such Lender, applicable Lending Installation or Agent other than a connection arising principally from such Lender having executed, delivered or performed its obligations under, or received payment under or enforced, this Agreement, and (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction described in clause (a) above.

"Existing L/Cs" shall mean those certain Letters of Credit issued by JPMorgan Chase Bank (or by Bank One, NA, prior to its merger with JPMorgan Chase Bank for the account of Borrower prior to the date hereof and listed on Schedule 2 hereto.

"Facility L/C" shall mean an irrevocable standby Letter of Credit, including any extensions or renewals, (a) issued by an LC Issuer pursuant to this Agreement or (b) in the case of the Existing L/Cs, previously issued by JPMorgan Chase Bank (or by Bank One, NA prior to its merger with JPMorgan Chase Bank) and which will remain in place as of the first Borrowing Date, in which each Lender agrees to purchase a participation equal to its Ratable Share and the LC Issuer agrees to make payments in Dollars for the account of Borrower, on behalf of Borrower or any Subsidiary thereof in respect of obligations of Borrower or such Subsidiary incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which Borrower or such Subsidiary is or proposes to become a party in the ordinary course of Borrower's or such Subsidiary's business.  The term "Facility LC" shall include the Existing LCs, but shall not include any Letters of Credit issued by any Lender other than pursuant to this Agreement or as provided in clause (b) of this definition.

"Facility L/C Application" shall have the meaning set forth in subsection 2.15(a) hereof and shall also include each reimbursement agreement delivered to an LC Issuer prior to the date hereof with respect to any Existing L/C.

"Facility L/C Collateral Account" shall have the meaning set forth in subsection 8.1 hereof.

"Facility L/C Fee" shall mean a fee, payable with respect to each Facility L/C issued by an LC Issuer, in an amount per annum equal to the product of the face amount of such Facility L/C and the Applicable Facility L/C Rate, in each case as such Applicable Facility L/C Rate is determined on a daily basis during the period in respect of which such fee is payable hereunder.

"Facility L/C Obligations" shall mean, at any date, the sum of (i) the aggregate undrawn face amount of all outstanding Facility L/Cs on such date, plus (ii) the aggregate unpaid amount of all Reimbursement Obligations on such date.

"Federal Funds Effective Rate"  for any day shall mean the rate per annum (based on a year of 360 days and actual days elapsed and rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any date, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced.

"Federal Funds Open Rate" shall mean, for any day, the rate per annum (based on a year of 360 days and actual days elapsed) which is the daily federal funds open rate as quoted by ICAP North America, Inc. (or any successor) as set forth on the Bloomberg Screen BTMM for that day opposite the caption "OPEN" (or on such other substitute Bloomberg Screen that displays such rate), or as set forth on such other recognized electronic source used for the purpose of displaying such rate as selected by Agent (for purposes of this definition, an "Alternate Source") (or if such rate for such day does not appear on the Bloomberg Screen BTMM (or any substitute screen) or on any Alternate Source, or if there shall at any time, for any reason, no longer exist a Bloomberg Screen BTMM (or any substitute screen) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination shall be conclusive absent manifest error); provided, however, that if such day is not a Business Day, the Federal Funds Open Rate for such day shall be the "open" rate on the immediately preceding Business Day.  If and when the Federal Funds Open Rate changes, the rate of interest with respect to any ABR Loan to which Federal Funds Open Rate applies will change automatically without notice to the Borrower, effective on the date of such change.

"Financial Letter of Credit" means a Letter of Credit that is not a Performance Letter of Credit.

"Financial Subsidiary" shall mean (i) each of M/I Financial Corp., M/I Title Agency, Ltd., TransOhio Residential Title Agency, Ltd. and Washington/Metro Residential Title Agency, LLC and (ii) each other now owned or hereafter created or acquired Subsidiary of any of the Loan Parties in which Investments are made as permitted under subsection 7.6(g) and which are primarily engaged in the business of mortgage financing, the origination of mortgages for resale, title insurance or similar financial businesses, in each case, directly and solely related to the Loan Parties' homebuilding and home sale business.  Notwithstanding the foregoing, any Financial Subsidiary may execute and deliver to the Agent a Guaranty Agreement or Supplemental Guaranty in accordance with subsection 6.13 hereof and thereby become a Guarantor hereunder at which time such Subsidiary shall cease to be a Financial Subsidiary.

"Finished Lots" shall mean all Lots (excluding Lots under Contract) owned by Borrower or any Guarantor with respect to which (i) development has been completed to such an extent that permits that allow use and construction, including building, sanitary sewer and water, could be obtained for a Housing Unit on each such Lot, and (ii) Start of Construction has not occurred.  The book value of Finished Lots shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP.

"GAAP" shall mean generally accepted accounting principles in the United States of America as in effect at the time any determination is made or financial statement is required hereunder as promulgated by the American Institute of Certified Public Accountants, the Accounting Principles Board, the Financial Accounting Standards Board or any other body existing from time to time which is authorized to establish or interpret such principles, applied on a consistent basis throughout any applicable period, subject to any change required by a change in GAAP; provided, however, that if any change in generally accepted accounting principles from those applied in preparing the financial statements referred to in subsection 4.1 hereof affects the calculation of any financial covenant contained herein, Borrower, Lenders and Agent hereby agree to amend the Agreement to the effect that each such financial covenant is not more or less restrictive than such covenant as in effect on the date hereof using generally accepted accounting principles consistent with those reflected in such financial statements.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantor" shall mean each of Borrower's Subsidiaries that has executed a Guaranty Agreement, and each Subsidiary of Borrower which becomes a "Guarantor" pursuant to a Supplemental Guaranty as provided in subsection 6.13 hereof.  Each Financial Subsidiary and/or Non-Guarantor Subsidiary that has not executed a Guaranty Agreement or a Supplemental Guaranty shall not be a Guarantor.

"Guaranty Agreement" shall mean the Guaranty Agreement substantially in the form of Exhibit B attached to this Agreement, executed by one or more Guarantors in favor of Agent (for the benefit of the Lenders), as the same shall be modified and supplemented and in effect from time to time.

"Housing Unit" shall mean a detached or attached (including townhouse condominium or condominium) single-family house (but excluding mobile homes) owned by Borrower or a Guarantor (i) which is completed or for which there has been a Start of Construction and (ii) which has been or is being constructed on Land which immediately prior to the Start of Construction constituted a Lot hereunder.  The book value of Housing Units shall be calculated in accordance with GAAP and shall include all associated costs (including the applicable Lot costs) required to be capitalized under GAAP, provided that the cost of obtaining commitments for financing terms to be provided to the buyers of Housing Units shall be excluded.

"Housing Unit Closing" shall mean a closing of the sale of a Housing Unit by the Borrower or a Guarantor to a bona fide purchaser for value that is not a Subsidiary or Affiliate.

"Housing Unit under Contract" shall mean, at any date, a Housing Unit owned by the Borrower or a Guarantor as to which the Borrower or such Guarantor has entered into a bona fide contract of sale (a) in a form customarily employed by the Borrower or such Guarantor, (b) not more than fifteen (15) months prior to such date, (c) with a Person who is not a Subsidiary or Affiliate, (d) which provides for closing on or before the later of thirty (30) days after completion of such Housing Unit or sixty (60) days after the date of such Contract, and (e) under which no defaults then exist; provided, however, that in the case of any Housing Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, the required minimum down payment shall be the amount (if any) required under the rules of the relevant agency.  A Housing Unit shall not constitute a Housing Unit under Contract, at any date of determination, if (i) such Housing Unit is not completed and (ii) the Start of Construction thereof occurred more than nine (9) months prior to such date.

"Indebtedness" shall mean, without duplication, with respect to any Person (1) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (2) obligations evidenced by debentures, notes, bonds, or other similar instruments; (3) obligations for the deferred purchase price of property (including, without limitation, seller financing of any inventory) or services, provided, however, that "Indebtedness" shall not include obligations with respect to options to purchase real property that have not been exercised; (4) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in such Person's consolidated balance sheet; (5) current liabilities in respect of unfunded vested benefits under Plans and incurred withdrawal liability under any Multiemployer Plan; (6) obligations under acceptance facilities; (7) all Contingent Obligations, provided, however, that "Indebtedness" shall not include reimbursement obligations in respect of Performance Letters of Credit or guaranties of performance obligations (such as bid or performance surety bonds) except to the extent that any such reimbursement obligations or guaranties of performance obligations have been drawn or called upon; (8) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; and (9) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement).

"Initial Borrowing Base" shall mean 100% of Secured Borrowing Base Cash.

"Initial Period" shall mean the period from and including the date of this Agreement until such time as the Agent has determined in its reasonable discretion that a Mortgage has been filed with respect to each Pool Real Property included in Schedule 5 hereto.

"Intangible Assets" shall mean, at any time, the amount (to the extent reflected in determining consolidated stockholders equity of Borrower) of all unamortized debt discount and expense, unamortized deferred charges, good will, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on a consolidated balance sheet of Borrower prepared in accordance with GAAP.

"Interest Coverage Ratio" shall mean, for any rolling period of four fiscal quarters, the ratio of (a) EBITDA to (b) Consolidated Interest Incurred for such period.

"Interest Payment Date" shall mean, (a) with respect to any ABR Loan (whether a Revolving Credit Loan or a Swingline Loan), the first day of each calendar month, commencing on the first of such days to occur after the first Borrowing Date, (b) with respect to any Eurodollar Rate Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) with respect to any Eurodollar Rate Loan having an Interest Period longer than three months, (x) each day which is three months, or a whole multiple thereof, after the first day of such Interest Period, and (y) the last day of such Interest Period.

"Interest Period" shall mean with respect to any Eurodollar Rate Loan:

(i) initially, the period commencing on the Borrowing Date or conversion date, as the case may be, with respect to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by Borrower in Borrower's Notice of Conversion/Continuation, as the case may be, given with respect thereto; and

(ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Rate Loan and ending one, two, three or six months thereafter, as selected by Borrower by irrevocable notice to the Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(3) no Interest Period shall be for less than one month, and Borrower shall not select an Interest Period for a Eurodollar Rate Loan as a Revolving Credit Loan if the last day of such Interest Period would be after the last day of the Commitment Period.

"Interest Rate Contract" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate insurance arrangement, or any other agreement or arrangement designed to provide protection against fluctuation in interest rates.

"Investments" shall have the meaning set forth in subsection 7.6 hereof.

"Investment in Joint Venture" shall mean any Investment in a Joint Venture that is formed for the purpose of acquiring land, the majority of which land is zoned residential and is to be developed into residential lots for attached or detached single family housing (including a townhouse condominium building or condominium building), and/or performing such development and/or the construction and sale of homes.  The value of each Investment in Joint Ventures shall be calculated in accordance with GAAP.

"ISP" means the International Standby Practices, 1998, published by the International Chamber of Commerce or amendment thereof or successor thereto referenced in any LC Issuer's issued Letter of Credit.

"JPMorgan Chase Bank" means JPMorgan Chase Bank, N.A.

"Joint Venture" shall mean any Person (other than a Subsidiary) in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

"Land" shall mean land owned by Borrower or a Guarantor, which land is being developed or is held for future development or sale.

"Land Under Contract" means Land (other than Lots) owned by Borrower or a Guarantor as to which Borrower or such Guarantor has entered into a bona fide contract of sale with a Person who is not a Subsidiary or Affiliate.

"LC Issuer" shall mean (i) PNC Bank (or any Subsidiary or affiliate of PNC Bank designated by PNC Bank), (ii) JPMorgan Chase Bank (or any Subsidiary or affiliate of JPMorgan Chase Bank designated by JPMorgan Chase Bank or Bank One, NA, prior to its merger with JPMorgan Chase Bank) in its capacity as issuer of those Existing L/Cs identified in Schedule 2 hereto as having been issued by JPMorgan Chase Bank, and (iii) any other Lender that may from time to time be designated as an LC Issuer in accordance with the provisions of subsection 2.14 hereof.

"Lenders" shall have the meaning set forth in the preamble hereof.

"Lending Installation" shall mean with respect to a Lender or the Agent, the office, branch, subsidiary or affiliate of such Lender or the Agent identified on the signature pages hereof or otherwise selected by such Lender or the Agent pursuant to subsection 2.3 hereof.

"Letter of Credit" of a Person shall mean a letter of credit or similar instrument which is issued by a financial institution upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

"Leverage Ratio" shall mean the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth.

"LIBO Rate" means, with respect to any Eurodollar Rate Loan for any Interest Period, the rate appearing on Bloomberg Page BBAM1 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, or the rate which is quoted by another source selected by Agent which has been approved by the British Bankers' Association as an authorized information vendor for the purpose of displaying rates at which US dollar deposits are offered by leading banks in the London interbank deposit market (for purposes of this definition, an "Alternate Source"), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period as the London interbank offered rate for U.S. dollars for an amount comparable to such Eurodollar Rate Loan and having a borrowing date and a maturity comparable to such Interest Period (or if there shall at any time, for any reason, no longer exist a Bloomberg Page BBAM1 (or any substitute page) or any Alternate Source, a comparable replacement rate determined by Agent at such time (which determination will be conclusive absent manifest error).

"Lien" shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, charge, encumbrance, lien (statutory or other), preference, priority or other security agreement or similar preferential arrangement of any kind or nature whatsoever (including without limitation any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the authorized filing by or against a Person of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction).  A restriction, covenant, easement, right of way, or similar encumbrance affecting any interest in real property owned by Borrower and which does not secure an obligation to pay money is not a Lien.

"Limited Permitted Liens" shall mean, as of any date, (a) Liens permitted under subsections 7.2(a), 7.2(c), 7.2(d), 7.2(g) or 7.2(h) of this Agreement and (b) Liens that are allowed exceptions to coverage in the applicable Title Insurance Policy.

"Loan Documents" shall mean this Agreement, the Notes, the Guaranty Agreements, the Security Documents and the Facility L/C Applications and all other documents (if any) from time to time executed and delivered by Borrower or a Guarantor that evidence, secure or guaranty any of the Obligations.

"Loan Party" shall mean the Borrower or any Guarantor.

"Loans" shall mean the Revolving Credit Loans and the Swingline Loans.

"Lot Closing" shall mean the closing of the sale of a Lot under Contract by Borrower or a Guarantor to a bona fide purchaser for value that is not a Subsidiary or Affiliate.

"Lots" shall mean all Land owned by Borrower or a Guarantor which is zoned, by the applicable Governmental Authority having jurisdiction, for construction and use as Housing Units and with respect to which Borrower or such Guarantor has obtained all necessary approvals for its subdivision for construction thereon of Housing Units; provided, however, that the term "Lots" shall not include any Land upon which the Start of Construction has occurred.  The value of Lots shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized in accordance with GAAP.

"Lots under Contract" shall mean all Lots owned by Borrower or a Guarantor as to which Borrower or such Guarantor has entered into a bona fide contract of sale with a Person who is not a Subsidiary or Affiliate.

"Lots under Development" shall mean all Lots owned by Borrower or a Guarantor with respect to which construction of streets or other subdivision improvements has commenced but which are not Finished Lots or Lots under Contract.  The value of Lots under Development shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized in accordance with GAAP.

"Mandatory Borrowing" shall have the meaning set forth in subsection 2.12(d) hereof

"Maturity Date" shall mean June 9, 2013.

"Maximum Swingline Amount" shall mean Ten Million Dollars ($10,000,000).

"M/I Financial Corp." shall mean M/I Financial Corp., an Ohio corporation and wholly-owned Subsidiary of Borrower.

"Minimum Tangible Net Worth" shall have the meaning set forth in subsection 6.9 hereof.

"Model Houses" shall mean (a) all Housing Units owned by Borrower or any Guarantor which are being used as sales models and (b) all Housing Units owned by Borrower or any Guarantor for which there has been a Start of Construction which upon completion will be used as sales models.

"Moody's" shall mean Moody's Investors Service, Inc.

"Mortgage" shall mean each of the mortgages, deeds of trust and similar instruments (including any spreader, amendment, restatement or similar modification of any existing Mortgage) made by any Loan Party in favor or for the benefit of Agent for the benefit of itself and the Lenders, in form and substance reasonably satisfactory to Agent and Borrower.

"Mortgaged Property" shall mean the Real Property of the Loan Parties, as to which there has been granted, for the benefit of Agent and the Lenders, a Lien pursuant to a Mortgage.  Mortgaged Property includes Qualified Real Property.

"Multiemployer Plan" means a Plan covered by Title IV of ERISA which is a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.

"New Lender" shall have the meaning set forth in subsection 2.6(b)(i) hereof.

"Non-Guarantor Subsidiary"  shall mean (i) M/I Homes Foundation, an Ohio nonprofit corporation, and (ii) each now owned or hereafter created or acquired Subsidiary of Borrower or a Guarantor (A) in which Investments are made as permitted under subsection 7.6(g) hereof and (B) which is owned in part by a Person who is not a Borrower, Guarantor or Joint Venture.  Notwithstanding the foregoing, any Non-Guarantor Subsidiary may execute and deliver to the Agent a Guaranty Agreement or Supplemental Guaranty in accordance with subsection 6.13 hereof and thereby become a Guarantor hereunder at which time such Subsidiary shall cease to be a Non-Guarantor Subsidiary.

"Note" or "Notes" shall mean a promissory note or notes substantially in the form of Exhibit C hereto, executed and delivered by Borrower payable to the order of a Lender, and delivered pursuant to subsection 2.2, subsection 2.6(b) or subsection 11.7(b) hereof, as the same may be modified, amended, supplemented or replaced from time to time.

"Notice of Borrowing" shall have the meaning set forth in subsection 2.3(a) hereof.

"Notice of Conversion/Continuation" shall have the meaning set forth in subsection 3.1 hereof.

"Obligations" shall mean all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to the Lenders or to any Lender, Agent, LC Issuer or any indemnified party arising under the Loan Documents.

"Operating Account" shall mean a deposit account or securities account (to which are credited only cash) maintained by Borrower with Agent or its designee in which Agent has for the ratable benefit of the Lenders and Agent a first priority perfected security interest and Lien as collateral security for the Obligations.

"Other Taxes" shall have the meaning set forth in subsection 3.6(b) hereof.

"Participants" shall have the meaning set forth in subsection 11.4 hereof.

"PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

"Performance Letter of Credit" shall mean any Letter of Credit of the Borrower or a Guarantor that is issued for the benefit of a municipality, other governmental authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the Letter of Credit of the proper and timely completion of construction work.

"Permitted Acquisition" means any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged primarily in the business of home building, land acquisition or land development, provided, that, immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing and, in the case of any such Acquisition involving expected total consideration in excess of $20,000,000, that Borrower delivers to Agent not less than ten (10) days prior to the consummation thereof, a certificate so stating (which notice shall be promptly forwarded by Agent to each Lender).

"Person" shall mean an individual, a partnership (including without limitation a joint venture), a limited liability company (including without limitation a joint venture), a corporation (including without limitation a joint venture), a business trust, a joint stock company, a trust, an unincorporated association, a Governmental Authority or any other entity of whatever nature (including without limitation a joint venture).

"Plan" shall mean any pension plan which is covered by Title IV of ERISA and in respect of which Borrower or a Commonly Controlled Entity is an "employer" as defined in Section 3(5) of ERISA.

"PNC" shall mean PNC Bank, National Association, and its successors and assigns.

"Pool Real Property" shall mean Real Property owned by a Loan Party subject to a Mortgage as of the Closing Date of this Agreement and any other Real Property owned by a Loan Party which becomes subject to a Mortgage thereafter in accordance with this Agreement and listed on Schedule 5 hereto, as the same may be updated or otherwise revised from time to time.

"Prime Rate" means the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its principal office in Pittsburgh, Pennsylvania; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

"Prior Credit Agreement" shall mean a certain Amended and Restated Credit Agreement, effective as of October 6, 2006, by and among the Borrower, the lender parties thereto and JPMorgan Chase Bank, N.A., as agent for the lenders, as amended.

"Proceeds after Default" shall have the meaning set forth in Section 9 hereof.

"Published Rate" shall mean the rate of interest published each Business Day in The Wall Street Journal "Money Rates" listing under the caption "London Interbank Offered Rates" for a one month period (or, if no such rate is published therein for any reason, then the Published Rate  shall be the rate at which U.S. dollar deposits are offered by leading banks in the London interbank deposit market for a one month period as published by another publication selected by Agent).

"Qualified Real Property" shall mean, with respect to any Loan Party or Loan Parties as of any date, Real Property that is owned solely or jointly and severally by such Person(s) where:

(a)           Agent shall have received an Acceptable Appraisal (the fees and expenses associated with such Acceptable Appraisal to be paid by Borrower in accordance with the terms of this Agreement);

(b)           Agent shall have received environmental assessment reports, in form and substance reasonably satisfactory to Agent from an environmental consulting firm reasonably satisfactory to Agent, and within 15 days after such reports are made available to the Lenders by Agent, Agent shall not have received notice from the Required Lenders that such reports or firm are(is) not satisfactory to the Required Lenders;

(c)           Agent shall have received, upon its request, a copy of all recorded documents referred to, or listed as exceptions to title in, the Title Insurance Policy (as defined in clause (e) below) and a copy of all other material documents affecting such Real Property;

(d)           Agent shall have received a Mortgage covering such Real Property duly executed and delivered by a duly authorized officer of each party thereto and recorded and filed or insured under a Title Insurance Policy (or other evidence satisfactory to Agent that such Mortgage has been recorded and filed) in the appropriate offices in order to create valid and perfected first priority Liens on such Real Property in favor of Agent and Agent shall have received such other evidence that all other actions that Agent may reasonably deem necessary or desirable in order to create valid and perfected first priority Liens on such Real Property have been taken;

(e)           Agent shall have received from a title insurance company acceptable to Agent (the "Title Insurance Company") in respect of such Real Property a mortgagee's title insurance policy (or policies) and endorsements thereto or marked up unconditional commitment for such insurance (the "Title Insurance Policy"), in each case in form and substance reasonably satisfactory to Agent and containing such endorsements as Agent may reasonably require;

(f)           Agent shall have received evidence satisfactory to it that such Real Property is covered by property and liability insurance that is reasonably satisfactory to Agent and, in the case of property insurance, names Agent an additional insured and as mortgagee;

(g)           Agent shall have received evidence satisfactory to it that all premiums in respect of the policies referred to in clause (e) above, all charges for mortgage recording tax, recording charges and all related expenses, if any, have been paid or have been provided for;

(h)           Agent shall have received (i) a flood hazard certificate, (ii) a policy of flood insurance to the extent improvements on such Real Property are located in a federally designated "Flood Zone", which policy provides coverage in an amount not less than the book value of such Real Property located in a "Flood Zone" or the maximum limit of coverage made available with respect to the particular type of Real Property located in the "Flood Zone" under the National Flood Insurance Act of 1968, whichever is less, to the extent available and (iii) evidence satisfactory to Agent that all actions relating such Real Property as are required by regulations implementing the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973 with respect to loans in areas having special flood hazards have been accomplished;

(i)           Agent shall have received an opinion letter from local counsel reasonably requested by Agent addressed to Agent and the Lenders in the jurisdiction in which such Real Property is located with respect to the enforceability, validity and form of the Mortgage and any related fixture filings, all in form and substance reasonably satisfactory to Agent;

(j)           Borrower shall have executed and delivered or caused to be executed and delivered at Borrower’s sole cost and expense, any reports, financing or continuation statements and other agreements, amendments, documents, assignments, statements or instruments in each case in form and substance satisfactory to Agent as may be reasonably necessary to evidence, perfect or otherwise implement and maintain the Lien on such Real Property as collateral security for the Obligations (in the case of the Borrower) or for the Guaranteed Obligations (as defined in the Guaranty Agreement in the case of the Guarantors); and

(l)           Such Real Property is subject to a valid enforceable first priority Lien and perfected security interest in favor of Agent for the ratable benefit of the Lenders and Agent (subject only to Limited Permitted Liens) as collateral security for the Obligations (in the case of the Borrower) or for the Guaranteed Obligations (as defined in the Guaranty Agreement in the case of the Guarantors).

"Quarterly ICR" shall mean, for any fiscal quarter, the ratio of (a) EBITDA for such fiscal quarter to (b) Consolidated Interest Incurred for such fiscal quarter.

"Quarterly Payment Date" shall have the meaning set forth in subsection 2.18 hereof.

"Ratable Share" shall mean, with respect to any Lender on any date, (a) the ratio of (i) the amount of the Commitment of such Lender to (ii) the Aggregate Commitment or (b) if the Aggregate Commitment has terminated, the ratio of (i) the outstanding Revolving Credit Loans of such Lender to (ii) all outstanding Revolving Credit Loans.

"Real Property" shall mean Land owned, leased or hereafter acquired or leased by a Loan Party, together with the right, title and interest of such Loan Party in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in or of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights  appertaining to the use and enjoyment of the Land necessary for the residential development of such Land, together with all of the buildings and other improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto and all related personal property.

"Reimbursement Obligations" shall mean Borrower's obligations to reimburse an LC Issuer as a result of draws on one or more Facility L/Cs.

"Replacement Lender" shall have the meaning set forth in subsection 3.10 hereof.

"Reportable Event" shall mean any of the events set forth in Section 4043(b) of ER1SA or the regulations thereunder.

"Required Lenders" shall mean, at any particular time, Lenders having at least 66-2/3% of the aggregate amount of the Revolving Credit Loans then outstanding or, if no Revolving Credit Loans are then outstanding, Lenders having at least 66-2/3% of the Aggregate Commitment.

"Requirement of Law" shall mean as to any Person, the Certificate (or Articles) of Incorporation, By-Laws (or Code of Regulations), Close Corporation Agreement (where applicable) or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or determination, including without limitation all environmental laws, rules, regulations and determinations, of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

"Responsible Officer" shall mean as to Borrower or any of Borrower's Subsidiaries, the Chairman, President, Chief Operating Officer, Chief Executive Officer, an Executive Vice President, a Senior Vice President or General Counsel of such Person and, with respect to financial matters and matters described in subsection 3.8 hereof, the Chief Financial Officer, Treasurer, Controller or Chief Accounting Officer of such Person, in each case acting in his or her capacity as such.

"Revolving Credit Loans" shall mean the revolving credit loans made pursuant to this Agreement that are more particularly described in subsection 2.1 hereof.

"S&P" shall mean Standard & Poor's Rating Services.

"S Corporation" shall have the meaning set forth in Section 1361(a)(1) of the Code.

"Second Borrowing Base" shall mean, as of any date, an amount calculated as follows: (i) 100% of Secured Borrowing Base Cash plus (ii) 35% of the aggregate book value of the Pool Real Property subject to a filed Mortgage or a Mortgage insured by a Title Insurance Policy.  The book value of Pool Real Property shall be calculated in accordance with GAAP and shall include all associated costs required to be capitalized under GAAP.

"Second Period" shall mean the period from and including the date of the expiration of the Initial Period until such time as each Pool Real Property is determined to be a Qualified Real Property by Agent, in its reasonable discretion.

"Secured Borrowing Base" shall mean, as of any date, an amount calculated as follows: (a) 100% of Secured Borrowing Base Cash plus (b) 45% of the aggregate Appraised Value of Qualified Real Property.  Notwithstanding anything to the contrary herein, the Secured Borrowing Base shall be subject to the following limitations, calculated based on book value as in effect from time to time: (i) not more than 25% of the aggregate Secured Borrowing Base shall be comprised of Qualified Real Property in a Single Market, except Columbus Ohio; (ii) not more than 35% of the aggregate Secured Borrowing Base shall be comprised of Qualified Real Property in the Columbus, Ohio Single Market; (iii) not more than 25% of the aggregate Secured Borrowing Base shall be comprised of Lots under Development; (iv) not more than 30% of the aggregate Secured Borrowing Base shall be comprised of Unimproved Entitled Land and (v) not more than 50% of the aggregate Secured Borrowing Base shall be comprised of the sum of Lots under Development and Unimproved Entitled Land.  The Secured Borrowing Base shall not include any unimproved, unentitled Real Property.

"Secured Borrowing Base Account" shall mean one or more deposit accounts or securities accounts (to which are credited only cash and Secured Borrowing Base Permitted Investments) maintained by Borrower with Agent or its designee in which Agent has for the ratable benefit of the Lenders and Agent a first priority security interest and Lien, perfected by control pursuant to a Blocked Account Control Agreement, as collateral security for the Obligations.

"Secured Borrowing Base Cash" shall mean cash and Secured Borrowing Base Permitted Investments held or maintained in the Secured Borrowing Base Account in which Agent has for the ratable benefit of the Lenders and Agent a first priority security interest and Lien, perfected by control pursuant to a Blocked Account Control Agreement, as collateral security for the Obligations.

"Secured Borrowing Base Permitted Investments" shall mean those investments listed on Schedule 4 to the Collateral Agreement.

"Secured Indebtedness" shall mean, as of any date, all Indebtedness (including without limitation purchase money Indebtedness, non-recourse Indebtedness and Capital Lease obligations) of Borrower or any of its Subsidiaries (excluding Indebtedness owing (i) to Borrower or any of its Subsidiaries or (ii) under this Agreement or any other Loan Document) that is non-recourse or fully secured by a Lien on assets of Borrower or any of its Subsidiaries.

"Security" shall mean all property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Documents.

"Security Documents" shall mean, collectively, the Collateral Agreement, the Mortgages, the Blocked Account Control Agreement and all other security documents hereafter delivered to Agent granting a Lien on any property of any Person to secure the Obligations (in the case of Borrower) or of the amounts guaranteed by the Guaranty Agreement (in the case of a Guarantor).

"Senior Notes" shall mean the 6-7/8% Senior Notes due 2012 issued under and pursuant to the Indenture dated as of March 24, 2005 among Borrower, the guarantors named therein and US Bank National Association, as Trustee.

"Single Employer Plan" shall mean any Plan which is not a Multiemployer Plan (as defined in ERISA).

"Single Market" shall mean, as of any date, a metropolitan statistical area as defined by the United States Office of Management and Budget for use by federal statistics agencies.

"Speculative Housing Unit" shall mean any Housing Unit owned by the Borrower or a Guarantor that is not a Housing Unit under Contract and shall include, without limitation, all Model Houses.

"Start of Construction" shall mean the commencement of the digging of the foundation or footer for a detached or attached single family house (including a townhouse condominium building or condominium building) on Land that immediately prior thereto constituted a Lot hereunder.

"Statutory Reserve Rate" means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Agent is subject, with respect to the Eurodollar Rate, for eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Board).  Such reserve percentages shall include those imposed pursuant to such Regulation D.  Eurodollar Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

"Subordinated Indebtedness" shall mean, at any date, all unsecured subordinated Indebtedness of Borrower, the terms and manner (including without limitation the terms and manner with respect to subordination) of which are satisfactory to Required Lenders in their sole discretion and approved in writing by Required Lenders and which is subordinate to the Obligations.

"Subsidiary" shall mean, as to any Person, a corporation, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person, and with respect to Borrower shall include all Subsidiaries of Subsidiaries of Borrower.

"Supplemental Guaranty" shall have the meaning set forth in the Guaranty Agreement.

"Swingline Expiry Date" shall mean the date which is ten (10) Business Days prior to the Maturity Date.

"Swingline Lender" means PNC in its capacity as lender of Swingline Loans.

"Swingline Loan" shall have the meaning set forth in subsection 2.12 hereof.

"Taxes" shall mean any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

"Title Insurance Policy" shall have the meaning given in clause (e) of the definition of Qualified Real Property.

"Tranche" shall mean the collective reference to those Eurodollar Rate Loans, the then current Interest Periods with respect to all of which begin on the same date and end on the same date (whether or not such Eurodollar Rate Loans shall originally have been made on the same day).

"Uniform Customs" shall mean the Uniform Customs and Practice for Documentary Credits, 1993 revision, ICC Publication No. 500, or amendment thereof or successor thereto referenced in any LC Issuer's issued Letters of Credit.

"Unimproved Entitled Land" shall mean all Lots that are neither Lots under Development, Finished Lots or Lots under Contract.

"Unrestricted Cash" shall mean cash and Cash Equivalents of the Loan Parties free and clear of all Liens (other than Liens securing the Obligations) and not subject to any restrictions on the use thereof to pay Indebtedness and other obligations of the Borrower and its Subsidiaries.

"USA Patriot Act" shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto or thereto unless otherwise defined therein.

(b) As used herein, in the Notes or in any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Borrower and Borrower's Subsidiaries not defined in subsection 1.1 hereof, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c) Any reference to "value" of property shall mean the lower of cost or market value of such property, determined in accordance with GAAP.

(d) The definition of any document or instrument includes all schedules, attachments and exhibits thereto and all renewals, extensions, supplements and amendments thereof; terms otherwise defined herein have the same meanings throughout this Agreement.

(e) Unless otherwise specified, all references herein to times of day shall be references to Eastern Time.

(f) "Hereunder," "herein," "hereto," "this Agreement" and words of similar import refer to this entire document; "including" is used by way of illustration and not by way of limitation, unless the context clearly indicates the contrary; and the singular includes the plural and conversely.

SECTION 2:                                  AMOUNT AND TERMS OF COMMITMENTS, REVOLVING CREDIT LOANS, SWINGLINE LOANS AND FACILITY L/CS

2.1 Commitments.

(a) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Revolving Credit Loans to the Borrower from time to time during the Commitment Period, and to purchase undivided interests and participations in Facility LCs in accordance with subsection 2.16 hereof, in an aggregate principal amount of Loans made by such Lender and of such Lender's Ratable Share of the Facility L/C Obligations not to exceed at any time outstanding the amount set forth for such Lender in Schedule 1 hereto (such Lender's obligations to make Revolving Credit Loans and to purchase undivided interests and participations in Facility L/Cs in accordance with subsection 2.16 hereof in such amounts, as reduced, increased or otherwise modified from time to time pursuant to the terms of this Agreement, being herein referred to as such Lender's "Commitment"), subject to the limitations set forth in subsection 2.1(b) hereof.

(b) Borrowing Base Coverage.

(i) Availability.  During the Initial Period, the Aggregate Outstandings shall not at any time exceed the lesser of the Initial Borrowing Base and the Aggregate Commitment and shall be subject to prepayment in accordance with subsection 2.6(b), and no Loan shall be made, and no Facility L/C shall be issued or amended if after giving effect to the incurrence of such Loan or the issuance or amendment of such Facility L/C, the Aggregate Outstandings would exceed the lesser of the Initial Borrowing Base and the Aggregate Commitment.  After the end of the Initial Period and during the Second Period, the Aggregate Outstandings shall not at any time exceed the lesser of the Second Borrowing Base and the Aggregate Commitment and shall be subject to prepayment in accordance with subsection 2.6(b), and no Loan shall be made and no Facility L/C shall be issued or amended if after giving effect to the incurrence of such Loan or the issuance or amendment of such Facility L/C, the Aggregate Outstandings would exceed the lesser of the Second Borrowing Base and the Aggregate Commitment.  After the end of the Second Period, the Aggregate Outstandings shall not at any time exceed the lesser of the Secured Borrowing Base and the Aggregate Commitment and shall be subject to prepayment in accordance with subsection 2.6(b), and no Loan shall be made and no Facility L/C shall be issued or amended if after giving effect to the incurrence of such Loan or the issuance or amendment of such Facility L/C, the Aggregate Outstandings would exceed the lesser of the Secured Borrowing Base and the Aggregate Commitment.

(ii) Releases of Security During Second Period.  During the Second Period, Borrower may request the release of all or any portion of a Mortgaged Property from the Liens of Agent, whereupon Agent shall release its Liens on such Mortgaged Property within ten (10) Business Days after receipt of such request so long as (A) no Default or Event of Default has occurred and is continuing; (B) after giving effect to such release and any substitution of Mortgaged Properties (or any portion thereof), the Aggregate Outstandings do not exceed the lesser of the Aggregate Commitment and the Second Borrowing Base, (C) if such release is of any Secured Borrowing Base Cash or if Mortgaged Property subject to the request for a release constitutes more than 10% of the Second Borrowing Base, Borrower has delivered to Agent a current Borrowing Base Certificate evidencing compliance with this Agreement, and (D) concurrently with such release the net proceeds, if any, from the disposition of such Mortgaged Property are deposited into the Operating Account.   Upon the release of Agent’s Liens on any Mortgaged Property, such Mortgaged Property shall no longer be included in the calculation of the Second Borrowing Base.

(iii) Releases of Security after Second Period.  After the Second Period, Borrower may request in writing that Agent release its Lien on Secured Borrowing Base Cash or Mortgaged Property, or any portion or combination thereof.  Agent shall release its Lien on Secured Borrowing Base Cash or Mortgaged Property (or any portion thereof, including any related personal property) within ten (10) days of receipt by Agent of a notice pursuant to this subsection (iii) so long as (and by requesting a release Borrower shall be deemed to have represented and warranted to Agent and the Lenders that the following conditions have been satisfied): (A) no Default or Event of Default has occurred and is then continuing or would result therefrom; (B) after giving effect to such release and any substitution of Mortgaged Properties (or any portion thereof), the Aggregate Outstandings do not exceed the lesser of the Aggregate Commitment and the Secured Borrowing Base, (C) if such release is of any Secured Borrowing Base Cash or if Mortgaged Property subject to the request for a release constitutes more than 10% of the Secured Borrowing Base, Borrower has delivered to Agent a current Borrowing Base Certificate evidencing compliance with this Agreement, and (D) concurrently with such release the net proceeds, if any, from any disposition of such Mortgaged Property are deposited into the Operating Account.  Notwithstanding the foregoing, Borrower may not request, and Agent shall not be required to, release, as of any date, Secured Borrowing Base Cash from the Secured Borrowing Base in an amount less than $1,000,000 and any $10,000 increments in excess thereof, with such increments being calculated by rounding down to the nearest multiple of $10,000.  Upon the release of Agent’s Liens on any Secured Borrowing Base Cash or Mortgaged Property, such Secured Borrowing Base Cash or Mortgaged Property shall no longer be included in the calculation of the Secured Borrowing Base.

(iv) Modifications to Mortgaged Property.  A Loan Party may, without consent of any Lender, Agent or any Person (A) make immaterial dispositions (including, but not limited to, lot line adjustments) of portions of any Mortgaged Property for dedication to the  public and permit the creation of Liens to secure the levy of special assessments in favor of, Governmental Authorities, community development districts and property owners’ associations, (B) make immaterial dispositions of portions of the Mortgaged Property to third parties for the purposes of resolving any encroachments issues, (C) grant easements, restrictions, covenants, reservations and rights-of-way for resolving minor encroachment issues or for access, water and sewer lines, telephone cable and internet lines, electric lines or other utilities or for other similar purposes, and (D) consent to or join in any land use or other development approval documents (including subdivision plats, easements and the like) provided that such disposition, grant or consent does not materially impair the value, utility or operation of the applicable Mortgaged Property.  In connection with any disposition or creation of any Lien or any grant or consent permitted pursuant to this subsection (iv), Agent shall execute and deliver or cause to be executed and delivered any instrument reasonably necessary or appropriate in the case of the dispositions referred to above to release the portion of the Mortgaged Property affected by such disposition from the Lien of the applicable Mortgage, or to subordinate the Lien of the applicable Mortgage, or acknowledgement that the Lien of any Mortgage is subordinate, to such Liens, easements, restrictions, covenants, reservations and rights-of-way or other similar grants, or to evidence such consent or joinder, in each case upon receipt by Agent of (I) ten (10) Business Days’ prior written notice thereof; (II) a copy of the applicable instrument or instruments of disposition or subordination; and (III) a certificate from an officer of Borrower stating that such disposition does not materially impair the value, utility or operation of the applicable Mortgaged Property.

(v) Appraisals.  Agent shall be entitled to obtain, and at the request of Agent or Required Lenders shall obtain, at Borrower’s expense, a new Acceptable Appraisal of each Real Property (or any portion thereof) included in the Secured Borrowing Base not more than once every twelve (12) months during the term of this Agreement.  In addition to the foregoing, Agent will be entitled to obtain (A) at Borrower’s expense, additional Acceptable Appraisals of any such Real Property (or any portion thereof) if (I) an Event of Default exists, or (II) an appraisal is required under applicable Requirements of Law and (B) at the Lenders’ expense, such additional and other Acceptable Appraisals at any time and from time to time as Agent shall request.

(vi) Administration of Borrowing Base.  The Initial Borrowing Base, the Second Borrowing Base and the Secured Borrowing Base shall be administered by Agent in accordance with such reasonable requirements as may be established by Agent, as such requirements are described in a notice to Borrower prior to giving effect thereto.  Administration of the Initial Borrowing Base, the Second Borrowing Base, and the Secured Borrowing Base shall include, without limitation those activities described on Exhibit I.

(vii) Costs and Expenses.  Subject to the limitations and conditions contained in this Agreement, Borrower shall pay all reasonable fees and expenses  associated with any of the actions taken under this subsection 2.1(b) including, without limitation, (A) all reasonable fees and charges with respect to any appraisal, re-appraisal,  and survey costs, (B) title insurance charges and premiums, (C) title search or examination costs, including abstracts, abstractors' certificates and uniform commercial  code searches, (D) judgment and tax lien searches for each Loan Party, (E) reasonable fees and costs of environmental investigations, site assessments and remediations, (F) recordation taxes, documentary taxes, transfer taxes and mortgage taxes, (G) filing and recording fees, (H) reasonable legal fees and expenses and (I) reasonable subcontractor costs and expenses.

(viii) Calculation of Secured Borrowing Base.  (A) Within thirty (30) days after the end of each calendar month, beginning with the calendar month ending June 30, 2010, (B) on demand by Agent so long as an Event of Default has occurred and is continuing, and (C) at such other times as required by this Agreement, Borrower shall provide Agent with a Borrowing Base Certificate showing Borrower’s calculations of the components of the Initial Borrowing Base, the Second Borrowing Base or the Secured Borrowing Base, as applicable.  On demand from Agent, Borrower shall provide Agent with all documentation and other data supporting such calculations as Agent may require.  In the event that Agent notifies Borrower in writing of any inaccuracy in a Borrowing Base Certificate, the amount calculated as the Initial Borrowing Base, the Second Borrowing Base or the Secured Borrowing Base, as applicable, in such Borrowing Base Certificate shall be revised as reasonably determined by Agent.

(ix) Other Releases and Subordinations; Satisfaction of Aggregate Commitments.  Agent and Lenders agree that:

(A) Borrower may request the release or subordination of the security interests and Liens of Agent on the Security that is (A) uneconomical, excess, damaged, obsolete or worn out or scrap personal property, (B) other personal property being replaced with personal property of substantially equivalent value or (C) being pledged to a secured party providing Secured Indebtedness, whereupon Agent shall release (or to the extent approved by any such secured party subordinate) such security interests and Liens within ten (10) Business Days after receipt of such request so long as (and by requesting a release or subordination Borrower shall be deemed to have represented to Agent and the Lenders that) the following conditions have been satisfied:  (I) no Default or Event of Default has occurred and is then continuing or would result therefrom; (II) to the extent such Security is being pledged to a secured party providing Secured Indebtedness, such Secured Indebtedness is permitted under subsection 7.1, (III) after giving effect to such release or subordination Aggregate Outstandings do not exceed the lesser of the Aggregate Commitment and the Secured Borrowing Base (or, during the Second Period, the Second Borrowing Base) and (IV) concurrently with any such release or subordination of a Mortgaged Property the net proceeds from such Secured Indebtedness, if any, secured by such Mortgaged Property are deposited into the Operating Account.

(B) Release of Liens Upon Termination of Commitments.  Agent and Lenders agree that, upon the termination of the Commitments, termination or expiration of all Facility L/Cs and indefeasible payment and satisfaction in full of Aggregate Outstandings, all of the security interests in, and Liens on, the Security shall be released, discharged and terminated, and Agent shall (I) execute (as applicable) and deliver Uniform Commercial Code termination statements (and does hereby authorize the Loan Parties from and after such date, to file or cause to be filed such termination statements), intellectual property release documents and such other instruments of release and discharge pertaining to the security interests and other Liens granted to Agent pursuant to the Security Documents in any of the Security being so released as Borrower may reasonably request to effectuate or to reflect of public record the release and discharge of any such security interests and Liens, and (II) deliver promptly all Security in its possession to the extent that the Liens on such Security are being released, discharged or terminated.  All of the foregoing deliveries shall be at the expense of Borrower, with no liability to Agent or any Lender and with no representation or warranty by or recourse to Agent or any Lender.

(x) Maintenance of the Borrowing Base.  Borrower shall maintain cash and Cash Equivalents in the Secured Borrowing Base Account (or, as applicable, in the Facility L/C Collateral Account) as required pursuant to subsection 2.1(b)(i) hereof. Borrower agrees at all times to cause the Initial Borrowing Base, the Second  Borrowing Base and the Secured Borrowing Base to be not less than the Aggregate Outstandings.

(xi) Operating Account.  So long as any Commitment remains in effect, any portion of any Note or Reimbursement Obligation remains outstanding and unpaid, any Facility L/C remains outstanding that is not fully collateralized with cash in a manner satisfactory to the LC Issuer thereof and to Agent, or any other amount is owing to Agent or any Lender, Borrower agrees that it will maintain the Operating Account pursuant to arrangements satisfactory to Agent at Agent’s office in the name of Borrower but subject to the control of Agent, for the benefit of the Lenders and LC Issuers.  Borrower hereby pledges, assigns and grants to Agent, on behalf of and for the ratable benefit of the Lenders and LC Issuers, a security interest in all of Borrower’s right, title and interest in and to the Operating Account and all funds which may from time to time be on deposit in the Operating Account to secure prompt and complete payment and performance of the Obligations.  Unless and until an Event of Default shall occur and be continuing, Agent will honor all withdrawal, payment, transfer and other fund disposition or instructions from Borrower that Borrower is otherwise entitled to give in respect of the Operating Account.  So long as an Event of Default has occurred and is continuing, Agent shall be entitled to cease honoring all such instructions concerning the Account, and Borrower shall have no right or ability to access or withdraw or transfer funds from the Operating Account.

(c) No Revolving Credit Loans shall be made at any time that any Swingline Loan is outstanding, except for Revolving Credit Loans that are used, on the day on which made, to repay in full the outstanding principal balance of the Swingline Loans.  During the Commitment Period and as long as no Default or Event of Default exists, Borrower may borrow, prepay in whole or in part and reborrow Revolving Credit Loans, all in accordance with the terms and conditions hereof.

(d) Subject to the terms and conditions of this Agreement (including the limitations on the availability of Eurodollar Rate Loans and including the termination of the Aggregate Commitment as set forth in Section 9 hereof), the Revolving Credit Loans may from time to time be (i) Eurodollar Rate Loans, (ii) ABR Loans, or (iii) a combination thereof, as determined by Borrower and notified to Agent in accordance with subsection 2.3 hereof, provided (a) that no Revolving Credit Loan shall be made as a Eurodollar Rate Loan after the day that is one month prior to the last day of the Commitment Period, and (b) that the maximum number of Tranches that may be outstanding at any one time as Revolving Credit Loans may not exceed six in the aggregate.

2.2 Notes.

  The Revolving Credit Loans made by Lenders pursuant hereto shall be evidenced by Notes, payable to the order of each Lender in the amount of its Commitment and evidencing the obligation of Borrower to pay the aggregate unpaid principal amount of the Revolving Credit Loans made by such Lender, with interest thereon as prescribed in subsection 2.5 hereof.  Each Lender is hereby authorized to record electronically or otherwise the date and amount of each Revolving Credit Loan disbursement made by such Lender, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, however, the failure of such Lender to make, or any error in making, any such recordation(s) shall not affect the obligation of Borrower to repay outstanding principal, interest, or any other Obligation due hereunder or under the Notes in accordance with the terms hereof and thereof.  Each Note shall (a) be dated as of the date hereof, (b) be stated to mature on the Maturity Date, and (c) bear interest for the period from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in subsection 2,5 hereof.  Interest on each Revolving Credit Loan shall be payable as specified in subsection 2.5 hereof.

2.3 Procedure for Borrowing.

(a) Borrower may borrow under the Commitments (subject to the limitations on the availability of Eurodollar Rate Loans), during the Commitment Period, provided Borrower shall give Agent written (which may be by electronic mail) notice (the "Notice of Borrowing"), which Notice of Borrowing must be received (i) prior to 12:00 noon, at least three (3) Business Days prior to the requested Borrowing Date for that part of the requested borrowing that is to be Eurodollar Rate Loans, or (ii) prior to 11:00 a.m., on or before the requested Borrowing Date for that part of the requested borrowing that is to be ABR Loans which Notice of Borrowing, in the case of ABR Loan(s), shall be irrevocable.  Each Notice of Borrowing shall specify (A) the Borrowing Date (which shall be a Business Day), (B) the amount of the requested borrowing, (C) whether the borrowing is to be of Eurodollar Rate Loans, ABR Loans or a combination thereof and (D) if the borrowing is to be entirely or partly of Eurodollar Rate Loans, the amount of each ABR Loan, if any, and the respective amounts of each such Eurodollar Rate Loan and the respective lengths of the initial Interest Periods therefor.  Each borrowing pursuant to the Commitments shall be in the principal amount (1) in the case of ABR Loans, of $1,000,000 or any larger amount which is an even multiple of $100,000, and (2) in the case of Eurodollar Rate Loans, of $10,000,000 or any larger amount which is an even multiple of $1,000,000.

(b) After the Borrower gives Notice of Borrowing with respect to Eurodollar Rate Loans, Agent, by 10:00 a.m., two Business Days prior to the requested Borrowing Date, shall advise the Borrower of the applicable interest rate(s) (which is the sum of the applicable Eurodollar Rate(s) and the Applicable Eurodollar Margin) for the Eurodollar Rate Loan(s) and Interest Period(s) requested in the Notice of Borrowing.  Not more than two hours thereafter, the Borrower shall give Agent written irrevocable confirmation of whether or not the Borrower selects Eurodollar Rate Loan(s) on such Borrowing Date and, if so, the amount(s) and Interest Period(s) of such Eurodollar Rate Loan(s).  If the Borrower's written confirmation is timely made, the Borrower shall be deemed to be requesting borrowing(s) of Eurodollar Rate Loan(s) in the amount(s) and for the Interest Period(s) stated in the confirmation.  If the Borrower's confirmation is not timely made, the Borrower shall be deemed to have requested a borrowing entirely as an ABR Loan in the aggregate amount and on the Borrowing Date specified in the Notice of Borrowing

(c) By 1:00 p.m., (i) with respect to any ABR Loan, on the requested Borrowing Date and (ii) with respect to any Eurodollar Rate Loan, two Business Days prior to the requested Borrowing Date, Agent shall give notice by facsimile to each Lender of such request, specifying (A) the Borrowing Date (which shall be a Business Day), (B) the amount of the requested borrowing, (C) whether the borrowing is to be of Eurodollar Rate Loans, ABR Loans or a combination thereof, and (D) if the borrowing is to be entirely or partly of Eurodollar Rate Loans, the amount of each ABR Loan, if any, and the respective amounts of each such Eurodollar Rate Loan, the applicable Eurodollar Rate for each such Eurodollar Rate Loan and the respective lengths of the initial Interest Periods therefor.  Subject to satisfaction of the terms and conditions of this Agreement, each Lender shall deposit funds with Agent for the account of Borrower by 3:00 p.m. on the Borrowing Date by wire transfer or other immediately available funds equal to its Ratable Share of the Revolving Credit Loans to be made on the Borrowing Date.  The Loan(s) will then be made available to Borrower by Agent crediting the account of Borrower on the books of Agent with the aggregate amounts made available to Agent by Lenders, and in like funds as received by Agent.

(d) Each Lender may book its Loans and its participations in Facility L/Cs at any Lending Installation selected by such Lender and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans and the Notes issued hereunder shall be deemed held by each Lender for the benefit of any such Lending Installation.  Each Lender and LC Issuer may, by written notice to the Agent and Borrower in accordance with subsection 11.2 hereof, designate replacement or additional Lending Installations through which Loans will be made by it or Facility L/Cs will be issued by it and for whose account Loan payments or a payment with respect to Facility L/Cs are to be made.

(e) Each ABR Loan shall continue as an ABR Loan unless and until such ABR Loan is converted into a Eurodollar Rate Loan pursuant to subsection 3.1 or is repaid in accordance with subsection 2.11.  Each Eurodollar Rate Loan shall continue as a Eurodollar Rate Loan until the end of the then applicable Interest Period therefor, at which time such Eurodollar Rate Loan shall be automatically converted into an ABR Loan unless (x) such Eurodollar Loan is or was repaid in accordance with subsection 2.11 or (y) such Eurodollar Rate Loan is continued as a Eurodollar Rate Loan in accordance with subsection 3.1.

2.4 Commitment Fee.

  Borrower agrees to pay to Agent for the benefit of each Lender a commitment fee (the "Commitment Fee") for the Commitment Period, computed at the Applicable Commitment Rate per annum on the average daily unused amount of each Lender's Commitment during the Commitment Period, payable quarterly in arrears and due on each Quarterly Payment Date and on the last day of the Commitment Period, commencing on the first of such dates to occur after the date hereof.  For purposes of determining the unused portion of the Aggregate Commitment and the unused portion of a Lender's Commitment hereunder, (a) the Aggregate Commitment shall be deemed used to the extent of the aggregate face amount of the outstanding Facility L/Cs and such Lender's Commitment shall be deemed used to the extent of such Lender's Ratable Share of the aggregate face amount of the outstanding Facility L/Cs and (b) Swingline Loans shall constitute usage of the Swingline Lender's Commitment only.

2.5 Interest: Default Interest.

(a) (i) the Revolving Credit Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to (y) in the case of ABR Loans, the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin, and (z) in the case of Eurodollar Rate Loans, if permitted hereunder at such time, the Eurodollar Rate determined for each Interest Period then in effect, plus the Applicable Eurodollar Margin, and (ii) the Swingline Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Prime Rate in effect from time to time, plus the Applicable ABR Margin.

(b) If all or a portion of the principal amount of any of the Revolving Credit Loans made hereunder (whether as ABR Loans or Eurodollar Rate Loans or a combination thereof) or the Swingline Loans or any installment of interest on any Revolving Credit Loan or Swingline Loan or any Commitment Fee or Facility L/C Fees shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), any such overdue principal amount and, to the extent permitted by applicable law, any overdue installment of interest on any Revolving Credit Loan or Swingline Loan or any overdue payment of Commitment Fees or Facility L/C Fees hereunder shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin, plus one percent (1%), from the date of such non-payment until paid in full (before, as well as after, judgment); provided, however, if all or any portion of any principal on any Revolving Credit Loan made as a Eurodollar Rate Loan hereunder shall not be paid when due and the then current Interest Period for such Eurodollar Rate Loan has not yet expired, the entire principal amount of such Eurodollar Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such Eurodollar Rate Loan shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of one percent (1%) plus the applicable non-default interest rate (which is the sum of the applicable Eurodollar Rate and the Applicable Eurodollar Margin) on such Eurodollar Rate Loan then in effect from the date of such non-payment until the expiration of the then current Interest Period with respect to such Eurodollar Rate Loan (before, as well as after, judgment); thereafter, the entire principal amount of such Eurodollar Rate Loan and, to the extent permitted by applicable law, any overdue installment of interest on such Eurodollar Rate Loan shall, without limiting any other rights of Lenders, bear interest at a rate per annum which is the sum of the Alternate Base Rate in effect from time to time, plus the Applicable ABR Margin, plus one percent (1%), until paid in full (before, as well as after, judgment).

(c) Interest shall be payable in arrears and shall be due on each Interest Payment Date.

2.6 Termination or Reduction of Aggregate Commitment; Mandatory Reduction.

(a) (i)           Borrower shall have the right to terminate the Aggregate Commitment or, from time to time (and so long as no Default or Event of Default exists), reduce the amount of the Aggregate Commitment, upon not less than five (5) Business Days' written notice to each Lender specifying (A) either a reduction or termination and (B) in the case of a reduction, whether any prepayment, if required by this Agreement, shall be of ABR Loans, Eurodollar Rate Loans or a combination thereof, and, in each case if a combination thereof, the principal allocable to each.

(ii) Any such reduction of the Aggregate Commitment shall be in the amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof and shall reduce permanently the amount of the Aggregate Commitment then in effect.  Any such reduction shall be accompanied by (A) prepayment of the Revolving Credit Loans made hereunder to the extent, if any, that the sum of the amount of such Revolving Credit Loans, the Swingline Loans and the Facility L/C Obligations then outstanding exceeds the amount of the Aggregate Commitment, as then reduced, together with accrued interest on the amount so prepaid to the date of such prepayment, and (B) if a Revolving Credit Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to subsection 3.5 hereof.

(iii) Any such termination of the Aggregate Commitment shall be accompanied (A) by prepayment in full of the Loans then outstanding hereunder, together with accrued interest thereon to the date of such prepayment, and the payment of any unpaid Commitment Fee then accrued hereunder; (B) with respect to Facility L/Cs, by Borrower's compliance with the terms of subsection 2.15 hereof; and (C) if a Revolving Credit Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to subsection 3.5 hereof.

(iv) Any such reduction or termination of the Aggregate Commitment shall be allocated to each Lender's Commitment ratably in proportion to its Ratable Share.

(b) If as of any date, (i) during the Initial Period, the Aggregate Outstandings exceed the lesser of the Initial Borrowing Base and the Aggregate Commitment or (ii) during the Second Period, the Aggregate Outstandings exceed the lesser of the Second Borrowing Base and the Aggregate Commitment or (iii) after the end of the Second Period, the Aggregate Outstandings exceed the lesser of the Secured Borrowing Base and the Aggregate Commitment, then Borrower shall within three Business Days thereafter prepay Loans and/or cash collateralize the Facility L/C Obligations in accordance with the procedures set forth in Section 8 in an aggregate amount equal to such excess.

(c) If, as of any date, Borrower fails to maintain a Consolidated Tangible Net Worth of at least $250,000,000, the Aggregate Commitment will be immediately reduced by $25,000,000.  Any such reduction of the Aggregate Commitment shall be allocated to each Lender's Commitment ratably in proportion to its Ratable Share.  If, as a result of any restatement of or other adjustment to the financial statements of Borrower or a calculation error, Borrower or Agent determines that (i) the Consolidated Tangible Net Worth as calculated by Borrower as of any applicable date was inaccurate, and (ii) a proper calculation of the Consolidated Tangible Net Worth would have resulted in a reduction of the Aggregate Commitment, the Aggregate Commitment will  be immediately reduced.  This subsection 2.6(c) shall not limit the rights of Agent, any Lender or any LC Issuer as the case may be under Section 9.  Any such reduction shall be accompanied by (A) prepayment of the Revolving Credit Loans made hereunder to the extent, if any, that the sum of the amount of such Revolving Credit Loans, the Swingline Loans and the Facility L/C Obligations then outstanding exceeds the amount of the Aggregate Commitment, as then reduced, together with accrued interest on the amount so prepaid to the date of such prepayment, and (B) if a Revolving Credit Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to subsection 3.5 hereof.

(d) If, as of April 1, 2011, the Senior Notes have not been refinanced in full (including a repurchase by the Borrower permitted by this Agreement), the maximum Aggregate Outstandings permitted under this Agreement (but subject to subsection 2.1(b)(i)) will immediately reduce to $98,000,000 (or to a lesser amount equal to 30% of the Aggregate Commitment then in effect if the Borrower has reduced the Aggregate Commitment pursuant to subsection 2.6(a)(i) hereof), and the Borrower shall immediately (A) prepay the Revolving Credit Loans made hereunder to the extent, if any, that the sum of the amount of such Revolving Credit Loans, the Swingline Loans and the Facility L/C Obligations then outstanding exceeds $98,000,000 (or such lesser amount), together with accrued interest on the amount so prepaid to the date of such prepayment, and (B) if a Revolving Credit Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, pay any amounts payable pursuant to subsection 3.5 hereof.  Thereafter, in the event the Senior Notes are refinanced prior to July 1, 2011, the maximum Aggregate Outstandings permitted under this Agreement (but subject to subsection 2.1(b)(i)) will be increased to $140,000,000 (or the Aggregate Commitment as of such date, if less).  If, as of July 1, 2011, the Senior Notes have not been refinanced in full (including a repurchase by the Borrower permitted by this Agreement), the Aggregate Commitment will be immediately reduced by fifty percent (50%). If, as of October 1, 2011, the Senior Notes have not been refinanced in full (including a repurchase by the Borrower permitted by this Agreement), the Aggregate Commitment will be immediately reduced to $0 and terminate. Any such reduction or termination of the Aggregate Commitment shall be allocated to each Lender's Commitment ratably in proportion to its Ratable Share.  This subsection 2.6(d) shall not limit the rights of Agent, any Lender or any LC Issuer as the case may be under Section 9.   Any such reduction or termination shall be accompanied by (A) prepayment of the Revolving Credit Loans made hereunder to the extent, if any, that the sum of the amount of such Revolving Credit Loans, the Swingline Loans and the Facility L/C Obligations then outstanding exceeds the amount of the Aggregate Commitment, as then reduced, together with accrued interest on the amount so prepaid to the date of such prepayment, and (B) if a Revolving Credit Loan is a Eurodollar Rate Loan that is prepaid other than at the end of the Interest Period applicable thereto, by any amounts payable pursuant to subsection 3.5 hereof.

2.7 Maturity Date of Commitment.  Unless earlier terminated pursuant to the terms of this Agreement, the Aggregate Commitment shall terminate on the Maturity Date, and the unpaid balance of the Revolving Credit Loans and Swingline Loans outstanding shall be paid on the Maturity Date.

2.8 Computation of Interest and Fees.

  Commitment Fees on the Commitment and interest in respect of the Revolving Credit Loans shall be calculated on the basis of a 360-day year for the actual days elapsed (other than interest in respect of the ABR Loans, which shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed).  Any change in the interest rate on the Loans and the Notes resulting from a change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business of the day on which such change in the Alternate Base Rate or the Eurocurrency Reserve Requirements shall become effective, without notice to Lenders or Borrower.  However, Agent shall give Borrower and Lenders prompt notice of all changes in the Alternate Base Rate or the Eurocurrency Reserve Requirements.  Each determination of an interest rate by Agent pursuant to any provision of this Agreement shall be conclusive and binding on Lenders and Borrower in the absence of manifest error.

2.9 Increased Costs.

  If a Lender or an LC issuer determines that the amount of capital required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or an LC Issuer, or any corporation controlling such Lender or LC Issuer is increased as a result of a Change, then, within fifteen (15) days of written notice by such Lender or LC Issuer (which notice shall be given not later than 180 days after the Change resulting in such increase), Borrower shall pay such Lender or LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or LC Issuer determines is attributable to this Agreement, its Loans or its issuance of or participation in Facility L/Cs or its Commitment to make Loans or to issue or to participate in Facility L/Cs, as the case may be, hereunder (after taking into account such Lender's or LC Issuer's policies as to capital adequacy).  "Change" means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or LC Issuer or any Lending Installation or any corporation controlling any Lender or LC Issuer.  "Risk-Based Capital Guidelines" means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled "International Convergence of Capital Measurements and Capital Standards," including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.  Such Lender's written notice to Borrower for compensation hereunder shall set forth in reasonable detail the computation of any additional amounts payable to such Lender by Borrower, and such request and computation shall be conclusive and binding in the absence of manifest error.  This provision shall remain in full force and effect with respect to the Loans until the later of (1) the termination of this Agreement or (2) the payment in full of all Notes (provided that before accepting final payment on the Notes, a Lender shall calculate any amounts due it in accordance with this subsection 2.9 and give notice to Borrower of such amounts as stated herein, and Borrower shall include such amounts in Borrower's final payment).  This provision shall survive the termination of all Facility L/Cs and, with respect to Facility L/Cs, shall remain in full force and effect until there is no existing or future obligation of Agent or any Lender under any Facility L/C.  The provisions of this subsection 2.9 shall be supplemented by the provisions of Section 3 hereof.

2.10 Use of Proceeds.

  The proceeds of the Revolving Credit Loans made hereunder shall be used by Borrower for repayment of the Prior Credit Agreement and for lawful purposes in Borrower's business.

2.11 Payments; Pro Rata Treatment.

(a) Each borrowing by Borrower from Lenders hereunder, each payment (including each prepayment) by Borrower on account of principal of and interest on the Revolving Credit Loans, each payment by Borrower on account of any Commitment Fee hereunder and any reduction of the Commitments shall be made pro rata according to the respective Lenders' Ratable Shares.  All payments (including prepayments) to be made by Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made without set-off or counterclaim and shall be made prior to 12:00 noon on the due date thereof to Agent, for the account of Lenders, at Agent's office in Pittsburgh, Pennsylvania (or such other office as designated in writing from time to time by Agent), in Dollars and in immediately available funds.  Agent shall distribute such payments to Lenders upon receipt in like funds as received, which distributions shall be made by Agent on the day that it receives such funds if received by 12:00 noon and otherwise not later than the next succeeding Business Day.  If the Agent does not distribute such payments to Lenders when required, each Lender shall be entitled to recover from Agent interest on such corresponding amount in respect of each day from the date such payments were required to be distributed to such Lender to the date such corresponding amount is actually delivered to such Lender by Agent, at a rate per annum equal to the Federal Funds Open Rate for the first three days and thereafter at the Alternate Base Rate.  If any payment hereunder on an ABR Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.  If any payment hereunder on a Eurodollar Rate Loan becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day (and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b) Borrower may from time to time pay, without penalty or premium, all outstanding ABR Loans, or, in a minimum aggregate amount of $500,000 or any integral multiple of $100,000 in excess thereof, any portion of the outstanding ABR Loans upon notice to Agent not later than 12:00 noon on the date of payment.  Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by subsection 3.5 but without penalty or premium, all outstanding Eurodollar Rate Loans, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Rate Loans upon two days' notice to Agent.

2.12 Swingline Loans.

(a) Subject to the terms and conditions of this Agreement, Swingline Lender agrees to make at any time and from time to time after the initial Borrowing Date and prior to the Swingline Expiry Date swingline loans to Borrower ("Swingline Loans"), which Swingline Loans (i) shall be made and maintained as ABR Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed, in aggregate principal amount at any one time outstanding, the lesser of (A) the Maximum Swingline Amount and (B) the amount by which Swingline Lender's Commitment exceeds its share of the sum of all Revolving Credit Loans and Facility L/C Obligations and (v) shall be subject to the limitations set forth in subsection 2.1(b) hereof.  Swingline Lender will not make a Swingline Loan after it has received written notice from Borrower or the Required Lenders stating that a Default or an Event of Default exists until such time as Swingline Lender shall have received a written notice of (i) rescission of such notice from the party or parties originally delivering the same or (ii) a waiver of such Default or Event of Default, as required by this Agreement.

(b) Borrower shall give Swingline Lender irrevocable telephonic or written notice prior to 3:00 p.m. on the requested Borrowing Date specifying the amount of the requested Swingline Loan which shall be in a minimum amount of $500,000 or whole multiples of $100,000 in excess thereof.  The Swingline Loans will then be made available to Borrower by Swingline Lender by crediting the account of Borrower on the books of Swingline Lender.

(c) The Swingline Loans shall be evidenced by the Note held by Swingline Lender.  Swingline Lender is hereby authorized to record electronically or otherwise the date and amount of each Swingline Loan, and the date and amount of each payment or prepayment of principal thereof, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded, provided, however, the failure of Swingline Lender to make, or any error in making, any such recordation(s) shall not affect the obligation of Borrower to repay outstanding principal, interest, or any other amount due hereunder in accordance with the terms hereof and thereof.  The Swingline Loan shall (i) mature on the Swingline Expiry Date, and (ii) bear interest for the period from and including the date thereof on the unpaid principal amount thereof from time to time outstanding at the applicable interest rate per annum determined as provided in subsection 2.5 hereof.  Interest on each Swingline Loan shall be payable as specified in subsection 2.5 hereof.

(d) Swingline Lender, at any time and in its sole and absolute discretion, may (and, not later than three (3) Business Days after the making of a Swingline Loan, shall), on behalf of Borrower (which hereby irrevocably directs Swingline Lender to act on Borrower's behalf), request each Lender, including Swingline Lender, to make a Revolving Credit Loan (each, a "Mandatory Borrowing") in an amount equal to such Lender's Ratable Share of the amount of the Swingline Loans (provided that each such request shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 9 or upon the exercise of any of the remedies provided in the last paragraph of Section 9), in which case each Lender shall make the proceeds of its Revolving Credit Loan available to Swingline Lender, on the Business Day immediately following Agent's notice to the Lenders, in its Ratable Share thereof, and the proceeds thereof shall be applied directly to repay Swingline Lender for such outstanding Swingline Loans.  Each Lender hereby irrevocably agrees to make ABR Loans upon one Business Day's notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified by Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum borrowing amount otherwise required hereunder, (ii) whether any conditions specified in Section 5 are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing, (v) any reduction in the Commitments after any such Swingline Loans were made, (vi) Borrower's compliance with Secured Borrowing Base requirements, (vii) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Swingline Lender, Borrower or any other Person for any reason whatsoever, or (viii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.  In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code in respect of Borrower), each Lender (other than Swingline Lender) hereby agrees that it shall forthwith purchase from Swingline Lender (without recourse or warranty) a participation interest in such outstanding Swingline Loans as shall be necessary to cause the Lenders to hold participation interests in such Swingline Loans in the proportion of their respective Ratable Shares thereof, provided that all interest payable on the Swingline Loans shall be for the account of Swingline Lender until the date the Mandatory Borrowing is made or the date the applicable Lender has purchased its participation interest, as the case may be, and, to the extent attributable to the Mandatory Borrowing for such participation interest, shall be payable to the Lender making such Mandatory Borrowing or purchasing such participation interest from and after the date such Mandatory Borrowing is made or such participation interest is purchased.

(e) Whenever, at any time after Swingline Lender has received from any Lender such Lender's assigned interest in a Swingline Loan and Swingline Lender receives any payment on account thereof Swingline Lender will distribute to such Lender its assigned interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's assigned interest was outstanding and funded); provided, however, that in the event that such payment received by Swingline Lender is required to be returned, such Lender will return to Swingline Lender any portion thereof previously distributed by Swingline Lender to it.

2.13 The Facility L/Cs.

  So long as no Default or Event of Default exists, PNC and each other Lender that is designated as an LC Issuer in this Agreement or in accordance with subsection 2.14(a) hereof, agree to issue Facility L/Cs, on the terms and conditions hereof, provided that (a) the aggregate of all Facility L/C Obligations at any one time outstanding shall not exceed Twenty Five Million Dollars ($25,000,000) and (b) the sum of the aggregate amount of all Loans and the aggregate amount of all Facility L/C Obligations at any one time outstanding shall not exceed the Aggregate Commitment.

2.14 Designation or Resignation of LC Issuer.

(a) Upon request by Borrower, a Lender may at any time agree to be designated as an LC Issuer hereunder, which designation shall be set forth in a written instrument or instruments delivered by Borrower and such Lender to Agent.  Agent shall promptly notify the other Lenders of such designation.  From and after such designation and unless and until such Lender resigns as an LC Issuer in accordance with subsection 2.14(b) below, such Lender shall have all of the rights and obligations of an LC Issuer hereunder.

(b) An LC Issuer shall continue to be an LC Issuer unless and until (i) it shall have given Borrower and Agent notice that it has elected to resign as LC Issuer and (ii) unless there is, at the time of such notice, at least one other LC Issuer, another Lender shall have agreed to be the replacement LC Issuer and shall have been approved in writing by Borrower.  A resigning LC Issuer shall continue to have the rights and obligations of the LC Issuer hereunder solely with respect to Facility L/Cs theretofore issued by it, notwithstanding the designation of a replacement LC Issuer hereunder, but upon its notice of resignation (or, if at the time of such notice, there is not at least one other LC Issuer, then upon such designation of a replacement LC Issuer), the resigning LC Issuer shall not thereafter issue any Facility L/C (unless it shall again thereafter be designated as an LC Issuer in accordance with the provisions of this subsection 2.14).  The assignment of, or grant of a participation interest in, all or any part of its Commitment or Loans by a Lender that is also an LC Issuer shall not constitute an assignment or transfer of any of its rights or obligations as an LC Issuer.

2.15 Issuance of Facility L/Cs.

(a) Borrower may request an LC Issuer to issue a Facility L/C by delivering to such LC Issuer (with a copy to Agent if Agent is not the LC Issuer), no later than 11:00 a.m. (local time at the LC Issuer's office designated herein) two (2) Business Days prior to the date on which issuance of the Facility L/C is requested by Borrower, a standby letter of credit application and reimbursement agreement in LC Issuer's then customary form (the "Facility L/C  Application") completed to the satisfaction of LC Issuer, together with the proposed form of such letter of credit (which shall comply with the applicable requirements of subsection 2.15(b) below) and such other certificates, documents and other papers and information as LC Issuer may reasonably request.

(b) Each Facility L/C issued hereunder shall, among other things, (i) be in such form requested by Borrower as shall be acceptable to the LC Issuer in its sole discretion, and (ii) have an expiry date (taking into account any automatic renewal provisions thereof) occurring not later than one year following the Maturity Date.  If the Aggregate Commitment is terminated (whether by acceleration, demand, or otherwise), then, not later than simultaneously with such termination, all outstanding Facility L/Cs shall be returned to the LC Issuer thereof or Borrower shall cash collateralize all outstanding Facility L/Cs in accordance with Section 8 hereof.  Each Facility L/C Application and each Facility L/C shall be subject to the Uniform Customs or the ISP, as determined by the LC Issuer, and, to the extent not inconsistent therewith, the laws of the state in which is located the LC Issuer's office from which such Facility L/C is issued.

(c) An LC Issuer shall not issue, amend or extend, at any time, any Facility L/C:

(i) if the aggregate maximum amount then available for drawing under Letters of Credit issued by such LC Issuer, after giving effect to the Facility L/C or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such LC Issuer;

(ii) if, after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder, the aggregate principal amount of the Facility L/C Obligations would exceed the lesser of (A) $25,000,000 and (B) the Aggregate Commitment;

(iii) if, after giving effect to the issuance, amendment or extension of the Facility L/C requested hereunder the Aggregate Outstandings would exceed the amount permitted by subsection 2.1(b);

(iv) if such LC Issuer receives written notice from the Agent at or before 12:00 noon on the proposed date of issuance, amendment or extension of such Facility L/C that one or more of the conditions precedent contained in subsection 2.15(d) below would not on such date be satisfied, unless such conditions are thereafter satisfied or waived and written notice of such satisfaction is given to such LC Issuer by the Agent; or

(v) that is in a currency other than Dollars.

(d) The issuance, amendment or extension of any Facility L/C is subject to the satisfaction in full of the following conditions on the date of such issuance, amendment or extension:

(i) the conditions of subsection 5.2 hereof are satisfied; and

(ii) no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain such LC Issuer from issuing the Facility L/C and no law, rule or regulation applicable to the LC Issuer and no directive from any governmental authority with jurisdiction over the LC Issuer shall prohibit such LC Issuer from issuing Letters of Credit generally or from issuing that Facility L/C.

(e) Upon receipt of any Facility L/C Application from Borrower, the LC Issuer will process such Facility L/C Application, and the other certificates, documents and other papers delivered to such LC Issuer in connection therewith, in accordance with its customary procedures and, upon satisfaction of all conditions contained in this Agreement, shall promptly issue the original of such Facility L/C and deliver it to the beneficiary thereof, or to Borrower which shall deliver such original Facility L/C to the beneficiary, and furnish a copy thereof to Borrower.  The LC Issuer shall give Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance of a Facility L/C, and Agent shall promptly thereafter so notify all Lenders.

(f) No LC Issuer shall extend or amend any Facility L/C unless the requirements of this subsection 2.15 are met as though a new Facility L/C were being requested and issued.

(g) Any Lender may, but shall not be obligated to, issue to Borrower or any of its Subsidiaries Letters of Credit (that are not Facility L/Cs) for its own account, and at its own risk.

2.16 Facility L/C Participations.

(a) Each LC Issuer irrevocably agrees to grant and hereby grants to each Lender, and, to induce the LC Issuers to issue Facility L/Cs hereunder, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the applicable LC Issuer, on the terms and conditions hereinafter stated, for such Lender's own account and risk, an undivided interest equal to such Lender's Ratable Share in such LC Issuer's obligations and rights under each Facility L/C (including the Existing L/Cs) and the amount of each draft paid by such LC Issuer.

(b) Upon receipt from the beneficiary of any Facility L/C of any demand for payment under such Facility L/C, the LC Issuer shall notify Agent and Agent shall promptly notify Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date.  The responsibility of the LC Issuer to Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility L/C in connection with such presentment shall be in conformity in all material respects with such Facility L/C.  The LC Issuer shall exercise the same care in the issuance and administration of the Facility L/Cs as it does with respect to Letters of Credit in which no participations are granted, it being understood that, in the absence of any gross negligence or willful misconduct by the LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of an Event of Default or any condition precedent whatsoever, to reimburse the LC Issuer on demand for (i) such Lender's Ratable Share of the amount of each payment made by the LC Issuer on each Facility L/C to the extent such amount is not reimbursed by Borrower pursuant to subsection 2.17 hereof, plus interest thereon to the extent provided in subsection 2.16(c) below.

(c) If any amount required to be paid by any Lender to an LC Issuer in respect of any unreimbursed portion of any payment made by such LC Issuer under any Facility L/C is not paid to such LC Issuer on the date such payment is due but is paid within three (3) Business Days after such payment is due, such Lender shall pay to such LC Issuer on demand an amount equal to the product of (i) such amount, multiplied by (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to such LC Issuer, multiplied by (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Lender pursuant to this subsection 2.16 is not paid to such LC Issuer by such Lender within three (3) Business Days after the date such payment is due, such LC Issuer shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from the fourth Business Day after such due date until paid at the rate per annum applicable to Loans made as ABR Loans hereunder.  A certificate of such LC Issuer submitted to any Lender with respect to any amounts owing under this subsection 2.16 shall be conclusive in the absence of manifest error.

(d) Whenever, at any time after such LC Issuer has made payment under any Facility L/C and has received from any Lender its Ratable Share of such payment, such LC Issuer receives any payment related to such Facility L/C (whether directly from Borrower or otherwise, including proceeds of collateral applied thereto by such LC Issuer), or any payment of interest on account thereof, such LC Issuer will distribute to such Lender its Ratable Share thereof; provided, however, that in the event that any such payment received by such LC Issuer shall be required to be returned by such LC Issuer, such Lender shall return to such LC Issuer the portion thereof previously distributed by such LC Issuer to it.

2.17 Payments.

  Borrower agrees (a) to reimburse each LC Issuer, for the pro rata benefit of the Lenders in accordance with each Lender's respective Ratable Share, forthwith upon its or Agent's demand and otherwise in accordance with the terms of the L/C Application relating thereto, for any expenditure or payment made by such LC Issuer under any Facility L/C, and (b) to pay interest on any unreimbursed portion of any such payments from the date of such payment until reimbursement in full thereof at a rate per annum equal to (i) prior to the date which is (A) one (1) Business Day after the day on which such LC Issuer demands reimbursement from Borrower for such payment if such demand is made prior to 11:00 a.m. or (B) two (2) Business Days after the day on which such LC Issuer or Agent demands reimbursement if such demand is made at or after 11:00 a.m. the rate which would then be payable on any outstanding ABR Loan which is not in default, and (ii) thereafter, the rate which would then be payable on any outstanding ABR Loan which is in default.

2.18 Facility L/C Fees.

  In lieu of any letter of credit commissions and fees provided for in any Facility L/C Application (other than standard issuance, amendment, negotiation and administration fees and expenses), Borrower agrees to pay Agent, in the case of each Facility L/C, for the account of the Lenders and LC Issuer (as hereinafter provided), the Facility L/C Fee therefor, on the average daily undrawn stated amount under such Facility L/C.  The Facility L/C Fees shall be due and payable quarterly in arrears not later than the day ("Quarterly Payment Date") that is five (5) Business Days following Agent's delivery to Borrower of the quarterly statement of Facility L/C Fees and, to the extent any such fees are then accrued and unpaid, on the Maturity Date.  Facility L/C Fees shall be calculated, for the period to which such payment applies, for actual days on which such Facility L/C was outstanding during such period (excluding, in the case of the Existing L/Cs, the portion of such period prior to the date of this Agreement), on the basis of a 360-day year.  Agent shall promptly remit such Facility L/C Fees, when paid, as follows: (i) to each LC Issuer, solely for its own account, with respect to each Facility L/C issued by such LC Issuer, an amount per annum equal to the product of (A) 0.125% per annum and (B) the face amount of such Facility L/C and (ii) to all Lenders, their Ratable Shares of the balance of such Facility L/C Fees.  In addition, an LC Issuer may charge and retain for its own account, and Borrower agrees to pay, such LC Issuer's usual and customary charges with respect to the issuance, amendment, negotiation and administration of the Facility L/C.

2.19 Letter of Credit Reserves.

  If any change in any law or regulation or in the interpretation or application thereof by any court or other governmental authority charged with the administration thereof shall either (a) impose, modify, deem or make applicable any reserve, special deposit, assessment or similar requirement against letters of credit issued by an LC Issuer, or (b) impose on an LC Issuer or any Lender any other condition regarding this Agreement or any Facility L/C, and the result of any event referred to in clause (a) or (b) above shall be to increase the cost to an LC Issuer or any Lender of issuing or maintaining any Facility L/C (which increase in cost shall be the result of an LC Issuer's or any Lender's reasonable allocation of the aggregate of such cost increases resulting from such events), then, upon demand by an LC Issuer or any Lender, Borrower shall immediately pay to Agent, for the pro rata benefit of such Lender(s), from time to time as specified by Agent or such Lender(s), additional amounts which shall be sufficient to compensate Agent or such Lender(s) for such increased cost, together with interest on each such amount from the date demanded until payment in full thereof at a rate per annum equal to the then applicable interest rate on ABR Loans.  A certificate as to such increased cost incurred by an LC Issuer or such Lender(s), submitted by an LC Issuer or such Lender(s) to Borrower, shall be conclusive, absent manifest error, as to the amount thereof.  This provision shall survive the termination of this Agreement and shall remain in full force and effect until there is no existing or future obligation of any LC Issuer or any Lender under any Facility L/C.

2.20 Further Assurances.

  Borrower hereby agrees to do and perform any and all acts and to execute any and all further instruments reasonably requested by Agent or an LC Issuer more fully to effect the purposes of this Agreement and the issuance of Facility L/Cs hereunder, and further agrees to execute any and all instruments reasonably requested by an LC Issuer in connection with the obtaining and/or maintaining of any insurance coverage applicable to any Facility L/C.

2.21 Obligations Absolute.

(a) The obligations of the other Lenders to an LC Issuer with respect to Facility L/Cs issued by such LC Issuer, and the Reimbursement Obligations of Borrower with respect to Facility L/Cs, under this Agreement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including without limitation the following:

(i) the existence of any claim, set-off, defense or other right which Borrower may have at any time against any beneficiary, or any transferee, of any Facility L/C (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Issuer or any other Person, whether in connection with this Agreement, the transaction contemplated herein, or any unrelated transaction (including any underlying transaction between Borrower or any Subsidiary and the beneficiary of such Facility L/C);

(ii) any draft, certificate, statement or any other document presented under any Facility L/C proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iii) payment by an LC Issuer under any Facility L/C against presentation of a draft or certificate which does not comply with the terms of such Facility L/C, provided that LC Issuer has made such payment to the beneficiary set forth on the face of such Facility L/C;

(iv) the occurrence or any Default or Event of Default; or

(v) any other circumstances or happening whatsoever, whether or not similar to any of the foregoing.

(b) Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility L/C, draft, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer.  Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take such action.  Notwithstanding any other provision of this subsection 2.21, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility L/Cs.

2.22 LC Issuer Reporting Requirements.

  Each LC Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to Agent a schedule of the Facility L/Cs issued by it showing the issuance date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility L/C outstanding at any time during such month (and whether it is a Financial Letter of Credit or Performance Letter of Credit) and the aggregate amount (if any) payable by the Borrower to such LC Issuer during the month pursuant to subsection 2.19 hereof.  Copies of such reports shall be provided promptly to each Lender by the Agent.  The Agent shall, with reasonable promptness following receipt from all LC Issuers of the reports provided for in this subsection 2.22 for the months of March, June, September and December, respectively, deliver to the Borrower (with a copy to each Lender) a quarterly statement of the Facility L/C Fees and Commitment Fees then due and payable.

2.23 Indemnification; Nature of LC Issuer's Duties.

(a) In addition to amounts payable as elsewhere provided in this Agreement, Borrower hereby agrees to protect, indemnify, pay and save Agent, each LC Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees) arising from the claims of third parties against Agent, any LC Issuer or any Lender as a consequence, direct or indirect, of (i) the issuance of any Facility L/C other than, in the case of an LC Issuer, as a result of its willful misconduct or gross negligence, or (ii) the failure of an LC Issuer to honor a drawing under a Facility L/C Credit as a result of any act or omission, whether rightful or wrongful, of any court or other Governmental Authority.

(b) As among Borrower, Lenders, Agent and each LC Issuer, Borrower assumes all risks of the acts and omissions of, or misuse of Facility L/Cs by, the respective beneficiaries of such Facility L/Cs.  In furtherance and not in limitation of the foregoing, neither an LC Issuer nor Agent nor any Lender shall be responsible (other than, in the case of an LC Issuer, as a result of its gross negligence or willful misconduct): (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility L/Cs, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility L/C or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility L/C to comply fully with conditions required in order to draw upon such Facility L/C; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile transmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility L/C or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility L/C of the proceeds of any drawing under such Facility L/C; or (viii) for any consequences arising from causes beyond the control of Agent, such LC Issuer and the Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority.  None of the above shall affect, impair, or prevent the vesting of any of such LC Issuer's rights or powers under this subsection 2.23.

(c) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an LC Issuer under or in connection with the Facility L/Cs issued by it or any related certificates, if taken or omitted in good faith, shall not put such LC Issuer, Agent or any Lender under any resulting liability to Borrower or relieve Borrower of any of its Obligations hereunder to any such Person.

(d) Notwithstanding anything to the contrary contained in this subsection 2.23, Borrower shall have no obligation to indemnify an LC Issuer under this subsection 2.23 in respect of any liability incurred by an LC Issuer arising out of the wrongful dishonor by such LC Issuer of a proper demand for payment made under the Facility L/Cs issued by such LC Issuer, unless such dishonor was made at the request of Borrower.

2.24 Defaulting Lenders.

  Notwithstanding any provision of this Agreement to the contrary, if any Lender is or becomes a Defaulting Lender, then, for so long as such Lender is a Defaulting Lender:

(a) the Commitment and Obligations of such Defaulting Lender shall not be included in determining the Required Lenders for purposes of taking any action hereunder; and

(b) Borrower shall within three Business Days following notice by Agent cash collateralize such Defaulting Lender’s Ratable Share of the Facility L/C Obligations and Swingline Loans by depositing cash collateral at Agent’s office in accordance with the procedures set forth in Section 8 for so long as any such Facility L/C Obligations or Swingline Loans remain outstanding.

This subsection 2.24 may not be amended without the prior written consent of the Swingline Lender, the LC Issuer and Required Lenders.

SECTION 3:    GENERAL PROVISIONS APPLICABLE TO LOANS

3.1 Conversion/Continuation Options.

  Subject to the limitations on the availability of Eurodollar Rate Loans, Borrower may elect from time to time to convert outstanding Revolving Credit Loans from ABR Loans to Eurodollar Rate Loans or to continue any Eurodollar Rate Loan as such upon the expiration of the then current Interest Period thereof by giving the Agent telephonic or written (which may be by electronic mail) notice (the "Notice of Conversion/Continuation"), which Notice of Conversion/Continuation must be received prior to 12:00 noon at least three (3) Business Days prior to the requested date for the conversion or continuation, which notice shall specify (i) the date for the conversion or continuation (which shall be a Business Day); (ii) the aggregate amount of ABR Loans to be converted or Eurodollar Rate Loans to be continued; and (iii) for each such ABR Loan to be converted to a Eurodollar Rate Loan and Eurodollar Rate Loan to be continued as a Eurodollar Rate Loan, the respective amount and the respective length of the initial Interest Period.  Each conversion from ABR Loans to Eurodollar Rate Loans and each continuation of Eurodollar Rate Loans shall be in the principal amount of $10,000,000 or any larger amount which is an even multiple of $1,000,000.  After Borrower gives the Notice of Conversion/Continuation requesting continuation of a Eurodollar Rate Loan, Agent, by 10:00 a.m. two Business Days prior to the end of the Interest Period, shall advise Borrower of the applicable interest rate(s) (which is the sum of the applicable Eurodollar Rate(s) and the Applicable Eurodollar Margin) for the Eurodollar Rate Loan(s) and Interest Period(s) requested in such notice.  Not more than two hours thereafter, Borrower shall give Agent written irrevocable confirmation of whether or not Borrower wants to continue the Eurodollar Rate Loan(s) as such and, if so, the amount and the Interest Period for each such Eurodollar Rate Loan.  If Borrower's confirmation is not timely made, Borrower shall be deemed to have withdrawn Borrower's notice for a continuation and the Eurodollar Rate Loan(s) that were the subject of such request shall convert automatically to an ABR Loan upon the expiration of the then current Interest Period.  If Borrower's written confirmation is timely made, Borrower shall be deemed to be requesting a continuation of the Eurodollar Rate Loan(s) in the amount(s) and for the Interest Period(s) stated in such notice.  Agent shall give prompt telephonic or written notice to each Lender of Borrower's request for conversion or continuation, specifying (i) the date for the conversion or continuation; (ii) the aggregate amount of ABR Loans to be converted or Eurodollar Rate Loan to be continued; and (iii) for each such ABR Loan to be converted to a Eurodollar Rate Loan and each continuation of any Eurodollar Rate Loan, the respective amount, the respective Eurodollar Rate, and the respective length of the initial Interest Period applicable thereto.  All or any part of outstanding ABR Loans may be converted or Eurodollar Rate Loans continued as provided herein, provided that (i) (unless the Required Lenders otherwise consent) no ABR Loan may be converted into a Eurodollar Rate Loan nor any Eurodollar Rate Loan continued as a Eurodollar Rate Loan upon the expiration of the current Interest Period therefor when any Default or Event of Default has occurred and is continuing and (ii) no ABR Loan may be converted into a Eurodollar Rate Loan nor any Eurodollar Rate Loan continued as a Eurodollar Rate Loan upon the expiration of the current Interest Period therefor after the date that is one month prior to the last day of the Commitment Period.

3.2 Inability to Determine Interest Rate.

  If prior to the first day of any Interest Period, the Agent or the Required Lenders shall have determined (which determination shall be conclusive and binding upon Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, the Agent shall give telecopy, telephonic or written notice thereof to Borrower and the Lenders as soon as practicable thereafter.  If such notice is given (x) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as ABR Loans and (y) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as ABR Loans.  Until such notice has been withdrawn by the Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall Borrower have the right to convert ABR Loans to Eurodollar Rate Loans.

3.3 Availability of Eurodollar Rate Loans.

  If any Lender determines that maintenance of its Eurodollar Rate Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund Eurodollar Rate Loans are not available or (ii) the interest rate applicable to Eurodollar Rate Loans does not accurately reflect the cost of making or maintaining Eurodollar Rate Loans, then the Agent shall suspend the availability of Eurodollar Rate Loans and require any affected Eurodollar Rate Loans to be repaid or converted to ABR Loans at the end of the applicable Interest Period.

3.4 Requirements of Law.

  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof applicable to any Lender, or its applicable Lending Installation, branch or any affiliate thereof, or any LC Issuer or compliance by any Lender, or its applicable Lending Installation, branch or any affiliate thereof, or any LC Issuer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority, in each case made subsequent to the date hereof (or, if later, the date on which such Lender becomes a Lender hereunder pursuant to any permitted assignment or pursuant to subsection 2.6(b) hereof):

(a) shall subject such Lender, or its applicable Lending Installation, branch or any affiliate thereof, or any LC Issuer to any tax of any kind whatsoever (other than Taxes covered by Section 3.6 hereof) with respect to any Eurodollar Rate Loans made by it or its obligation to make Eurodollar Rate Loans, or to issue or to participate in Facility L/Cs, or change the basis of taxation of payments to such Lender or LC Issuer in respect thereof other than changes in the rate of taxes measured by or imposed upon the overall net income, or franchise taxes, or taxes measured by or imposed upon overall capital or net worth, or branch taxes (in the case of such capital, net worth or branch taxes, imposed in lieu of such net income tax), of such Lender or its applicable Lending Installation, branch, or any affiliate thereof or any LC Issuer;

(b) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender or any LC Issuer which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(c) shall impose any other condition the result of which is or would be to increase the cost to the Lender or any applicable Lending Installation or LC Issuer of making, funding or maintaining its Eurodollar Rate Loans or issuing or participating in Facility L/Cs or shall reduce any amount receivable by any Lender or any applicable Lending Installation or LC Issuer in connection with its Eurodollar Rate Loans or Facility L/Cs or participations therein, or shall require any Lender or any applicable Lending Installation or LC Issuer to make any payment calculated by reference to the amount of Eurodollar Rate Loans or Facility L/Cs or participations therein held or interest received by it, by an amount deemed material by such Lender;

and the result of any of the foregoing is or would be to increase the cost to such Lender or LC Issuer, by an amount which such Lender or LC Issuer, or its applicable Lending Installation, branch or any affiliate thereof, deems to be material, of making, converting into, continuing or maintaining Eurodollar Rate Loans or its Commitment or of issuing or participations in any Facility L/Cs or to reduce any amount receivable hereunder in respect thereof, then, in any such case, upon notice to Borrower from such Lender, through the Agent, in accordance herewith, Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender or LC Issuer for such increased cost or reduced amount receivable.  lf any Lender becomes entitled to claim any additional amounts pursuant to this subsection, it shall provide prompt notice thereof to Borrower, through the Agent, certifying (x) that one of the events described in this subsection has occurred and describing in reasonable detail the nature of such event, (y) as to the increased cost or reduced amount receivable hereunder resulting from such event and (z) as to the additional amount demanded by such Lender and a reasonably detailed explanation of the calculation thereof.  Such a certificate as to any additional amounts payable pursuant to this subsection submitted by such Lender, through the Agent, to Borrower shall be conclusive and binding upon the Borrower in the absence of manifest error.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.5 Indemnity.

  Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur (other than through such Lender's gross negligence or willful misconduct) as a consequence of (a) default by Borrower in making a borrowing of, conversion into or continuation of Eurodollar Rate Loans after Borrower has given Agent written irrevocable confirmation that Borrower selects such Eurodollar Rate Loans in accordance with subsection 2.3 or subsection 3.1 hereof, as appropriate, of this Agreement, (b) default by Borrower in making any prepayment or conversion of a Eurodollar Rate Loan after Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether by acceleration, demand or otherwise).  Such indemnification may include, without limitation, an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or conversion or of such failure to borrow, convert or continue to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (ii) the amount of interest (as reasonably determined by such Lender, which determination shall be conclusive and binding upon Borrower, absent manifest error) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market.  This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

3.6 Taxes.

(a) All payments by Borrower to or for the account of any Lender, any LC Issuer or Agent hereunder or under any Note or Facility L/C Application shall be made free and clear of and without deduction for any and all Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this subsection 3.6) such Lender, LC Issuer or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law and (iv) Borrower shall furnish to the Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(b) In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility L/C Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility L/C Application ("Other Taxes").

(c) Borrower hereby agrees to indemnify each Lender, LC Issuer and Agent for the full amount of Taxes or Other Taxes as set forth in subsections 3.6(a) and (b) (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this subsection 3.6) paid by such Lender, LC Issuer or Agent and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date such Lender, LC Issuer or Agent makes demand therefor pursuant to subsection 3.7, which demand shall be made not later than 180 days after such Lender, Agent or LC Issuer incurs the Taxes, Other Taxes or other liability so arising.

(d) Each Lender that is not incorporated (or otherwise formed or established) under the laws of the United States of America or a state thereof (each a "Non-U.S. Lender") agrees that it will, not more than ten (10) Business Days after the date of this Agreement or such later date on which it becomes a party to this Agreement (but in no event later than the first date on which any payment for the account of such Non-U.S. Lender is made hereunder), (i) deliver to each of Borrower and Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of Borrower and Agent a United States Internal Revenue Service Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax.  Each Non-U.S. Lender further undertakes to deliver to each of Borrower and Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by Borrower or Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred subsequent to the date such Lender became a party to this Agreement but prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e) For any period during which a Non-U.S. Lender has failed to provide the Borrower with appropriate forms pursuant to subsection 3.6(d) above establishing a complete exemption from United States withholding tax (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to (i) the date on which a form originally was required to be provided or (ii) if an assignment of a portion of the Loans is made pursuant to Section 11.7 hereof to a Person already a Lender, then, with respect to such assigned portion of the Loans, the date of such assignment), such Non-U.S. Lender shall not be entitled to additional payments or indemnification under this subsection 3.6 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under subsection 3.6(d) above, Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to Agent), at the time or times prescribed by applicable law and prior to the date of any applicable payment, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

(g) If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to Agent under this subsection, together with all costs and expenses related thereto (including attorneys fees and time charges of attorneys for Agent, which attorneys may be employees of Agent).  The obligations of the Lenders under this subsection 3.6(g) shall survive the payment of the Obligations and termination of this Agreement.

3.7 Lender Statements; Survival of Indemnity.

  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of Borrower to such Lender under subsections 2.9 and 3.4 or to avoid the unavailability of Eurodollar Advances under subsection 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to Borrower (with a copy to Agent) as to the amount due, if any, under subsection 2.9, 3.4, 3.5 or 3.6.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error.  Determination of amounts payable under such subsections in connection with a Eurodollar Rate Loan shall be calculated as though each Lender funded its Eurodollar Rate Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Borrower of such written statement.  The obligations of the Borrower under subsections 2.9, 3.4, 3.5 and 3.6 shall survive payment of the Obligations and termination of this Agreement.

3.8 Telephonic Notices.

  Borrower hereby authorizes the Lenders and Agent to extend, convert or continue Loans, to effect selections of Eurodollar Rate Loans and the Interest Period thereof and ABR Loans and to transfer funds, in each case based on telephonic notices made by any Person or Persons who Agent or any Lender in good faith believes to be acting on behalf of Borrower, it being understood that the foregoing authorization is specifically intended to allow Notices of Borrowing and Notices of Conversion to be given telephonically.  Borrower agrees to deliver promptly to Agent a written confirmation, if such confirmation is requested by Agent or any Lender, of each telephonic notice signed by a Responsible Officer.  If the written confirmation differs in any material respect from the action taken by Agent and Lenders, the records of Agent and Lenders shall govern, absent manifest error.

3.9 Non-Receipt of Funds by Agent.

  Unless Borrower or a Lender, as the case may be, notifies Agent prior to the date on which it is scheduled to make payment to Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of Borrower, a payment of principal, interest or fees to Agent for the account of the Lenders, that it does not intend to make such payment, Agent may assume that such payment has been made.  Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or Borrower, as the case may be, has not in fact made such payment to Agent, the recipient of such payment shall, on demand by Agent, repay to Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by Borrower, the interest rate applicable to the relevant Loan.

3.10 Replacement of Certain Lenders.

  In the event a Lender ("Affected Lender"):  (i) shall have requested compensation from Borrower under subsections 2.9 or 3.4 hereof to recover additional costs incurred by such Lender that are not being incurred generally by the other Lenders, (ii) shall have delivered a notice pursuant to subsection 3.3 hereof claiming that such Lender is unable to extend Eurodollar Rate Loans to Borrower for reasons not generally applicable to the other Lenders or (iii) shall have invoked subsection 11.17 hereof, then, in any such case, Borrower or Agent may make written demand on such Affected Lender (with a copy to Agent in the case of a demand by Borrower and a copy to Borrower in the case of a demand by Agent) for the Affected Lender to assign, and, if a Replacement Lender (as hereinafter defined) notifies the Affected Lender of its willingness to purchase the Affected Lender's interest and Agent and Borrower consent thereto in writing, then such Affected Lender shall assign pursuant to one or more duly executed assignment and assumption agreements in substantially and in all material respects in the form and substance of Exhibit H five (5) Business Days after the date of such demand, to one or more Lenders or Eligible Assignees that Borrower or Agent, as the case may be, shall have engaged for such purpose ("Replacement Lender"), all of such Affected Lender's rights and obligations (from and after the date of such assignment) under this Agreement and the other Loan Documents (including, without limitation, its Commitment and all Loans owing to it) in accordance with subsection 11.7(b) hereof.  As a condition to any such assignment, the Affected Lender shall concurrently receive in cash or by wire transfer, all amounts due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under subsections 2.9, 3.4, 3.5, 3.6, 11.6 or 11.14 hereof with respect to such Affected Lender and the fees payable to such Affected Lender under subsections 2.4 and 2.18 hereof; provided that, upon such Affected Lender's replacement, such Affected Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of subsections 2.9, 3.4, 3.5, 3.6, 11.6 and 11.14 hereof, as well as to any other fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under subsection 10.7 with respect to obligations and liabilities accruing prior to the replacement of such Affected Lender.  If the Affected Lender is an LC Issuer, Borrower shall, at the time of or prior to replacement of such Affected Lender hereunder, cause all Facility L/Cs issued by such Affected Lender to be canceled and returned to such Affected Lender or, to the extent any one or more of such Facility L/Cs is not so canceled and returned, provide to such Affected Lender, as security for the Reimbursement Obligations in respect of such Facility L/Cs, cash collateral or a Letter of Credit issued by a Lender, and in form and substance, reasonably satisfactory to such Affected Lender.  If and for as long as any Facility L/C issued by an Affected Lender remains outstanding after the replacement of such Affected Lender, such Affected Lender shall continue to have (but solely with respect to such outstanding Facility L/Cs issued by it prior to its replacement) the rights and obligations of an LC Issuer hereunder (including the right to receive the portion of the Facility L/C Fees payable to the LC Issuer in respect of such Facility L/Cs under clause (i) of subsection 2.18 hereof).  Any Facility L/Cs that remain outstanding and have been issued by an Affected Lender that is replaced hereunder shall not be extended, modified or amended (other than to reduce the amount thereof).

SECTION 4:  REPRESENTATIONS AND WARRANTIES

In order to induce Lenders, the LC Issuers and Agent to enter into this Agreement and to make the Revolving Credit Loans and Swingline Loans and to issue the Facility L/Cs herein provided for, Borrower hereby covenants, represents and warrants to each Lender, LC Issuer and Agent that on the date hereof:

4.1 Financial Statements.

  Borrower has heretofore furnished to each Lender the consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 2009 (and as of March 31, 2010), and the related consolidated statements of income, of stockholders' equity and of cash flows for the fiscal year (or fiscal quarter) of Borrower then ended, which, in the case of the statements as of December 31, 2009, have been certified by an independent public accountant of recognized national standing.  The foregoing financial statements fairly present, in all material respects, the financial condition of Borrower and its Subsidiaries as of the date thereof and the results of the operations of Borrower and its Subsidiaries for the period then ended and, from the date of the foregoing financial statements to the date hereof, there has been no material adverse change in such condition.

4.2 Existence; Compliance with Law.

  Each of Borrower and each Guarantor (a) is duly organized or formed, as appropriate, validly existing and in good standing under the laws of the jurisdiction of its incorporation, formation or organization, as appropriate, (b) has the requisite corporate, partnership or limited liability company power and authority to conduct the business in which it is currently engaged, (c) is qualified as a foreign entity to do business under the laws of any jurisdiction where the failure to so qualify would have a material adverse effect on the business of Borrower and the Guarantors taken as a whole, and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower and the Guarantors taken as a whole and would not materially adversely affect the ability of Borrower or the Guarantors to perform their obligations under the Loan Documents.

4.3 Power; Authorization; Enforceable Obligations.

  Borrower and each Guarantor has the corporate, partnership or limited liability company (as applicable) power and authority to make, deliver and perform the Loan Documents to which it is a party and (in the case of Borrower) to borrow hereunder, and has taken all corporate or other action necessary to be taken by it to authorize (a) (in the case of Borrower) the borrowings on the terms and conditions of this Agreement and the Notes, and (b) the execution, delivery and performance of the Loan Documents to which it is a party.  No consent, waiver or authorization of, or filing with any Person (including without limitation any Governmental Authority) is required to be made or obtained by Borrower in connection with the borrowings hereunder or by Borrower or any Guarantor in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents to which it is a party.  This Agreement has been, and each Note and Guaranty Agreement will be, duly executed and delivered on behalf of Borrower or each Guarantor (as the case may be), and this Agreement constitutes, and each Note and Guaranty Agreement when executed and delivered hereunder will constitute, a legal, valid and binding obligation of Borrower or the Guarantors (as the case may be), enforceable against Borrower or the Guarantors (as the case may be), in accordance with its terms, subject to the effect, if any, of bankruptcy, insolvency, reorganization, arrangement or other similar laws relating to or affecting the rights of creditors generally and the limitations, if any, imposed by the general principles of equity and public policy.

4.4 No Legal Bar.

  The execution, delivery and performance of this Agreement and the Notes, the borrowings hereunder and the use of the proceeds thereof and the execution, delivery and performance by the Guarantors of the Guaranty Agreement (a) do not and will not violate any Requirement of Law or Contractual Obligation of Borrower or any of the Guarantors, (b) do not contravene the articles of incorporation, charter, bylaws, partnership agreement, articles or certificate of formation, operating agreement or other organizational documents of Borrower or any of the Guarantors and (c) do not and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any Requirement of Law or Contractual Obligation.

4.5 No Material Litigation.

  No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Borrower, threatened by or against Borrower or any of the Guarantors or against any of their respective properties or revenues (a) with respect to this Agreement, the Notes or any Guaranty Agreement or any of the transactions contemplated hereby or thereby, or (b) which could reasonably be expected to have a material adverse effect on the business, operations, property or financial or other condition of Borrower and the Guarantors taken as a whole.

4.6 Regulation U.

  Neither Borrower nor any of the Guarantors is engaged, nor will either of them engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.  No part of the proceeds of any loans hereunder will be used for "purchasing" or "carrying" "margin stock" as so defined or for any purpose which violates, or which would be inconsistent with, the provisions of the Regulations of such Board of Governors.  If requested by Agent, Borrower and each of the Guarantors will furnish to Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in said Regulation U to the foregoing effect.

4.7 Investment Company Act.

  Neither Borrower nor any of the Guarantors is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

4.8 ERISA.

  Borrower and Borrower's Subsidiaries are in compliance in all material respects with ERISA.  There has been no Reportable Event with respect to any Plan.  There has been no institution of proceedings or any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under any circumstances which could lead to material liabilities to PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan.

4.9 Disclosure.

  No representations or warranties made by Borrower or any Guarantor in this Agreement or any other Loan Document or in any other document furnished from time to time in connection herewith or therewith (as such other documents may be supplemented from time to time) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

4.10 Subsidiary Information.

  Schedule 3 attached hereto contains the name, principal place of business, and percentage of ownership of all of the Subsidiaries of Borrower, indicating whether or not such Subsidiary is a Guarantor, a Financial Subsidiary or a Non-Guarantor Subsidiary.  Schedule 4 attached hereto contains the name and principal place of business of all Financial Subsidiaries.

4.11 Schedules.

  Each of the Schedules to this Agreement contains true, complete and correct information in all material respects.

4.12 Environment.

  Borrower and the Guarantors have been issued and will maintain all required federal, state, and local permits, licenses, certificates and approvals relating to (a) emissions; (b) discharges to surface water or groundwater; (c) noise emissions; (d) solid or liquid waste disposal; (e) the use, generation, storage, transportation or disposal of toxic or hazardous substances or hazardous wastes; or (f) other environmental, health or safety matters, except to the extent the failure to have any such permit, license, certificate or approval would not have a material adverse effect on Borrower's consolidated operations, business or financial condition.  Neither Borrower nor any of the Guarantors have received notice of, or has actual knowledge of any material violations of any federal, state or local environmental, health or safety laws, codes or ordinances or any rules or regulations promulgated thereunder.  Except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release or discharge into or upon (i) the air; (ii) soils; (iii) surface water or groundwater; (iv) the sewer, septic system or waste treatment, storage or disposal system servicing any property of Borrower or any of the Guarantors of any toxic or hazardous substances or hazardous wastes at or from such property; and accordingly no such property has been adversely affected, in any material respect, by any toxic or hazardous substances or wastes.  There has been no complaint, order, directive, claim, citation or notice by any Governmental Authority or any person or entity with respect to material violations of law or damages by reason of Borrower or the Guarantors (1) air emissions; (2) spills, releases or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal system servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation or disposal of toxic or hazardous substances or hazardous wastes; or (6) other environmental, health or safety matters affecting Borrower or any of the Guarantors.  Neither Borrower nor any of the Guarantors have any material indebtedness, obligation or liability, absolute or contingent, matured or unmatured, with respect to the storage, treatment, cleanup or disposal of any solid waste, hazardous wastes, or other toxic or hazardous substances.  For purposes of this subsection 4.12, a violation, emission, spill, release, discharge, damage, adverse effect, indebtedness, obligation or liability shall be deemed material if, and only if, such violation, emission, spill, release, discharge, damage, adverse effect, indebtedness, obligation or liability, in any one case or in the aggregate, would have a material adverse effect on Borrower's consolidated operations, business or financial condition.

4.13 Force Majeure Events.

  Neither the business nor the properties of Borrower or any Guarantor are affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of Borrower and the Guarantors taken as a whole.

4.14 Other Agreements.

  Neither Borrower nor any Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of Borrower and the Guarantors, taken as a whole, or the ability of Borrower or any Guarantor to carry out its obligations under the Loan Documents to which it is a party.  Neither Borrower nor any Guarantor is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to the business of Borrower and the Guarantors, taken as a whole.

4.15 No Defaults on Outstanding Judgments or Orders.

  Except for judgments with respect to which the liability of Borrower and each Subsidiary does not exceed $5,000,000 in the aggregate for all such judgments, (a) Borrower and each Subsidiary have satisfied all unstayed and unappealed judgments, and (b) neither Borrower nor any Subsidiary is in default with respect to any judgment, or any material writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign applicable to Borrower or any Subsidiary.

4.16 Ownership and Liens.

  Borrower and each Guarantor have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in subsection 4.1 (other than (i) any properties or assets disposed of in the ordinary course of business, (ii) properties capitalized on Borrower's balance sheet in accordance with GAAP but identified in such financial statements or accompanying footnotes as "inventory not owned" and (iii) those properties or assets which are under contract for purchase by Borrower or any Guarantor in the ordinary course of business but not yet closed and owned in fee title, and which are reflected in the financial statements by the amount of any deposit and predevelopment costs). None of the properties and assets owned by Borrower or any Guarantor and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to subsection 7.2 of this Agreement.

4.17 Operation of Business.

  Borrower and each Subsidiary possess all material licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, required to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and neither Borrower nor any of its Subsidiaries is in violation of any valid rights of others with respect to any of the foregoing where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of Borrower or any Subsidiary or the ability of Borrower and the Guarantors, taken as a whole, to perform their obligations under the Loan Documents to which they are a party.

4.18 Taxes.

  All income tax liabilities or income tax obligations of Borrower and each Guarantor (other than those being contested in good faith by appropriate proceedings) have been paid or have been accrued by or reserved for by Borrower.  Borrower constitutes the parent or an affiliated group of corporations for filing a consolidated United States federal income tax return.

4.19 Security Documents.

  Subject to the release provisions of subsection 2.1(b), the Collateral Agreement is effective to create in favor of Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Security described therein and proceeds thereof.  The account(s) (and the cash and Secured Borrowing Base Permitted Investments maintained therein) described in the Collateral Agreement and the Blocked Account Control Agreement is(are) subject to a security interest perfected by control.  When financing statements in appropriate form are filed in the appropriate jurisdictions, the security interest created by the Collateral Agreement shall constitute a fully perfected Lien on all right, title and interest of Borrower and the Guarantors in such Security (other than such Security in which a security interest cannot be perfected by filing a financing statement under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction), as security for the Obligations (in the case of Borrower) or for the Guaranteed Obligations (as defined in the Guaranty Agreement in the case of the Guarantors), in each case prior and superior in right to any other Person except (other than with respect to the Secured Borrowing Base Cash), Limited Permitted Liens and Liens permitted by subsection 7.2(b).

SECTION 5:  CONDITIONS PRECEDENT

5.1 Conditions to Initial Loan(s).

  The obligation of the Lenders to make the initial Loan(s), of the Swingline Lender to make Swingline Loans and of any LC Issuer to issue, amend or extend any Facility L/C hereunder on the first Borrowing Date is subject to the satisfaction of the following conditions precedent on or prior to such date:

(a) Notes.  Each Lender shall have received its respective Note, conforming to the requirements hereof and duly executed and delivered by a duly authorized officer of Borrower.

(b) Guaranty Agreement.  The Guaranty Agreement shall have been duly executed and delivered by all Guarantors to Agent.

(c) Security Documents.  Counterpart copies of the Collateral Agreement and the Blocked Account Control Agreement shall have been duly executed and delivered to Agent by each party thereto, together with each Uniform Commercial Code financing statement required by the Security Documents or under law or reasonably requested by Agent to be filed, registered or recorded in order to create in favor of Agent, for the benefit of Lenders, a perfected Lien on the Security described therein, in each case in proper form for filing, registration or recordation.

(d) Secured Borrowing Base Cash.  Any Secured Borrowing Base Cash required under subsection 2.1(b)(i) or (x) hereof shall have been deposited in the Secured Borrowing Base Account subject to the Blocked Account Control Agreement.

(e) Borrowing Base and Financial Covenant Compliance.  Borrower shall have delivered to each Lender and Agent a Borrowing Base Certificate, certified by a Responsible Officer of Borrower, which shows compliance with the provisions of subsection 2.1(b) hereof as of the effective date of this Agreement and a certificate, in the form required in subsection 6.2(a) hereof with respect to the Borrower's compliance with the financial covenants set forth herein as of March 31, 2010, on a pro forma basis.

(f) Legal Opinion of Counsel to Borrower.  Agent shall have received an executed legal opinion of (i) Vorys, Sater, Seymour and Pease LLP, counsel to Borrower and the Guarantors, and (ii) special Pennsylvania counsel to Borrower and the Guarantors, dated as of the date hereof and addressed to Lenders and Agent, in form and substance reasonably satisfactory to each Lender and Agent and covering such matters with respect to the transactions contemplated hereby as each Lender and Agent or their respective counsel may reasonably require.

(g) Corporate Proceedings of Borrower.  Agent shall have received a copy of the resolutions (in form and substance satisfactory to Agent) of the board of directors of Borrower authorizing (i) the execution, delivery and performance, of this Agreement, (ii) the consummation of the transactions contemplated hereby, (iii) the borrowings herein provided for, and (iv) the execution, delivery and performance of the Notes and the other documents provided for in this Agreement, all certified by the Secretary or the Assistant Secretary of Borrower as of the date hereof.  Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

(h) Proceedings of Guarantors.  Agent shall have received a copy of the respective resolutions (in form and substance reasonably satisfactory to Agent) of the board of directors, management committee or other governing body of each of the Guarantors (or of Borrower or another Subsidiary of Borrower as the sole shareholder or sole member of the applicable Guarantor), each resolution authorizing the execution, delivery and performance of the Guaranty Agreement, all certified by the Secretary or Assistant Secretary (or other person in a comparable position) of the respective Guarantor (or Borrower or Subsidiary) as of the date hereof.  Such certificate shall state that the resolutions set forth therein have not been amended, modified, revoked or rescinded as of the date hereof.

(i) Incumbency Certificate of Borrower.  Agent shall have received a certificate of the Secretary or an Assistant Secretary of Borrower, dated the date hereof, as to the incumbency and signature of the officer(s) of each executing this Agreement, the Notes and any certificate or other documents to be delivered pursuant hereto or thereto.

(j) Incumbency Certificates of Guarantors.  Agent shall have received a certificate of the Secretary (or other person in a comparable position) of each of the Guarantors, dated the date hereof, as to the incumbency and signatures of the officer(s) (or other person(s) in a comparable position) of each executing the Guaranty Agreement.

(k) Articles of Incorporation of Borrower.  Agent shall have received copies of (i) the articles of incorporation of Borrower, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation and (ii) the bylaws or code of regulations of Borrower certified by the Secretary or Assistant Secretary of Borrower.

(l) Organizational Documents of Guarantors.  Agent shall have received (i) with respect to each Guarantor that is a corporation (A) copies of its articles or certificates of incorporation, including all amendments thereto, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation and (B) the bylaws or code of regulations of such Guarantor certified by the Secretary (or other person in a comparable position) of each Guarantor, (ii) with respect to any Guarantor that is a partnership, a true copy of its partnership agreement, including all amendments thereto, certified by an officer of such partnership or of its general partner, together with (in the case of any limited partnership) copies of the certificates of limited partnerships and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of organization, and (iii) with respect to each Guarantor that is a limited liability company, a copy of its operating agreement, including all amendments thereto, certified by an officer of such limited liability company or of its managing member, and a copy of its articles or certificate of formation and a certificate of good standing, all certified by the appropriate officer of the state of its formation.

(m) No Proceeding or Litigation; No Injunctive Relief.  No action, suit or proceeding before any arbitrator or any Governmental Authority shall have been commenced, no investigation by any Governmental Authority shall have been commenced and no action, suit, proceeding or investigation by any Governmental Authority shall have been threatened, against Borrower or any Guarantor or any of the officers, directors or managers of Borrower or any Guarantor, seeking to restrain, prevent or change the transactions contemplated by this Agreement in whole or in part or questioning the validity or legality of the transactions contemplated by this Agreement or seeking damages in connection with such transactions.

(n) Consents, Licenses, Approvals, etc.  Agent shall have received true copies (certified to be such by Borrower or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law in connection with the execution, delivery, performance, validity and enforceability of the Loan Documents, if the failure to obtain such consents, licenses or approvals, individually or in the aggregate, would have a material adverse effect on Borrower and the Guarantors taken as a whole, or would adversely affect the validity or enforceability of any of the foregoing documents, and approvals obtained shall be in full force and effect and be satisfactory in form and substance to Agent.

(o) Compliance with Law.  Neither Borrower nor any of Borrowers' Subsidiaries shall be in violation in any material respect of any applicable statute, regulation or ordinance, including without limitation statutes, regulations or ordinances relating to environmental matters, of any governmental entity, or any agency thereof, in any respect materially and adversely affecting the business, property, assets, operations or condition, financial or otherwise, of Borrower and the Borrowers' Subsidiaries taken as a whole.

(p) No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing hereunder prior to or after giving effect to the making of the initial Loans (including the issuance of Facility L/Cs) or the purchase by Lenders of participation interests in the Existing L/Cs on the first Borrowing Date hereunder.

(q) No Material Adverse Change.  There shall have been no material adverse change in the consolidated financial condition or business or operations of Borrower and Borrowers' Subsidiaries from the date of Borrower's December 31, 2009 consolidated financial statements to the first Borrowing Date.

(r) Fees.  Borrower shall have paid to Agent the fees provided for in the Agent's Fee Letter (which fees (except for any paid for the account of Agent or Arranger) shall be paid by the Agent to the Lenders).

(s) Facility L/C Application.  If the issuance of any Facility L/C is part of the initial loan(s), Borrower shall have delivered to the applicable LC Issuer a Facility L/C Application in accordance with subsection 2.15 hereof for each Facility L/C that Borrower has requested such LC Issuer to issue on the first Borrowing Date.

(t) Payoff of Prior Credit Agreement.  Evidence that the Prior Credit Agreement has been terminated, and all outstanding obligations thereunder have been paid.

(u) Additional Matters.  All corporate and other proceedings and all other documents and legal matters in connection with the transactions contemplated by the Loan Documents shall be reasonably satisfactory in form and substance to each Lender and Agent and their respective counsel.

Agent shall furnish to each Lender copies of all documents received by Agent in satisfaction of the foregoing conditions.

5.2 Conditions to All Loans.

  In addition to the other terms and conditions of this Agreement with respect to the making of Loans and the issuance of Facility L/Cs, the obligation of each Lender to make any Loan and of the LC Issuers to issue, amend or extend any Facility L/C hereunder on any date (including without limitation the first Borrowing Date) is subject to the satisfaction of the following conditions precedent as of such date:

(a) Representations and Warranties.  The representations and warranties made by Borrower in this Agreement and any representations and warranties made by Borrower or any Guarantor which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Loan or issuance of such Facility L/C as if made on and as of such date unless stated to relate to a specific earlier date.

(b) No Default or Event of Default.  No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan to be made or Facility L/C to be issued, amended or extended on such date and no material adverse change has occurred in the consolidated financial condition or business or operations of the Borrower and its Subsidiaries since the date of delivery of the most recent financial statements of the Borrower under subsection 6.1 hereof.

(c) Facility L/C Application.  In the case of the issuance, amendment or extension of any Facility L/C, Borrower shall have delivered to the applicable LC Issuer a Facility L/C Application in accordance with subsection 2.15 hereof for each Facility L/C that Borrower has requested such LC Issuer to issue, amend or extend.

(d) Borrowing Base.  Such borrowing or the issuance, amendment or extension of such Facility L/C shall not violate the provisions of subsection 2.1(b) hereof.

Each borrowing by Borrower and each submission of a Facility L/C Application under this Agreement shall constitute a representation and warranty by Borrower as of the date of such borrowing or submission of such Facility L/C Application that the conditions contained in the foregoing paragraphs (a), (b), (c) and (d) of this subsection 5.2 have been satisfied.

SECTION 6:  AFFIRMATIVE COVENANTS

Borrower hereby agrees that, from the date hereof and so long as any Commitment remains in effect, any portion of any Note or Reimbursement Obligation remains outstanding and unpaid, any Facility L/C remains outstanding that is not fully collateralized with cash in a manner satisfactory to the LC Issuer thereof and to Agent, or any other amount is owing to Agent or any Lender hereunder, Borrower shall, and in the case of subsections 6.4, 6.5, 6.6, 6.7, 6.13 and 6.14, shall cause each Guarantor to:

6.1 Financial Statements.

  Furnish to Agent (with sufficient copies for each Lender and which Agent shall promptly furnish to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of Borrower, a copy of the audited consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of such year and the related audited consolidated statements of income, of stockholders' equity and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year, together with the opinion of independent certified public accountants of nationally recognized standing, which opinion shall not contain a "going concern" or like qualification or exception, or qualification arising out of the scope of the audit or qualification which would affect the computation of financial covenants contained herein other than a qualification for consistency due to a change in the application of GAAP with which Borrower's independent certified public accountants concur; and

(b) as soon as available, but in any event not later than 60 days after the end of each quarterly accounting period (excluding the quarterly accounting period for the last quarter of each fiscal year of the Commitment Period), the unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the end of each such quarter and the related unaudited consolidated statements of income and of stockholders' equity of Borrower and its consolidated Subsidiaries for such quarter and the portion of the fiscal year through such date setting forth in each case in comparative form the figures for the previous year, and including in each case:  (i) the relevant figures broken down with respect to each division of Borrower and its Subsidiaries and (ii) a summary of all Land, Land under Contract, Lots, Lots under Development, Finished Lots and Lots under Contract;

all such financial statements to be complete and correct in all material respects and prepared in reasonable detail and in accordance with GAAP (except, in the case of the financial statements referred to in subparagraph (b) of this subsection 6.1, that such financial statements need not contain footnotes and may be subject to year-end audit adjustments).

(c) Reports required to be delivered pursuant to subsections 6.1(a) and  6.1(b) shall be deemed to have been delivered on the date on which such report is posted on the SEC's website at www.sec.gov, and such posting shall be deemed to satisfy the reporting requirements of such subsections 6.1(a) and 6.1(b).

6.2 Certificates; Other Information.

  Furnish to each Lender and Agent:

(a) within five (5) Business Days after the posting on the SEC's website of each financial statement referred to in subsection 6.1 (a) above and each financial statement referred to in subsection 6.1(b) above, a certificate of a Responsible Officer of Borrower (in the form of Exhibit F attached hereto or such other form as shall be reasonably acceptable to each Lender and Agent) stated to have been made after due examination by such Responsible Officer (i) stating that, to the best of such officer's knowledge, Borrower and each of the Guarantors during such period has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition contained in this Agreement and the Notes to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) showing in detail the calculations supporting such statement in respect of subsections 6.9, 6.10, 6.11, 6.15, 7.1, 7.5, 7.6(b), 7.6(e)-(g) and 7.13 hereof, and (iii) to the extent not previously disclosed in writing to the Agent, an update of Schedules 3 and 4 hereto with respect to the formation or acquisition of any Guarantor, Non-Guarantor Subsidiary or Financial Subsidiary;

(b) not later than March 31 of each year, comprehensive projections for that year, setting forth projected income and cash flow for each quarter of that year, and the projected balance sheet as of the end of each quarter of that year, together with a summary of the assumptions upon which such projections are based and a certificate in the form of Exhibit G hereto of the chief financial officer, the controller, the treasurer or the chief accounting officer of Borrower with respect to such projections;

(c) promptly after the same are sent, copies of all financial statements, reports and notices which Borrower or any Guarantor sends to its stockholders as stockholders and, so long as Borrower is a reporting company under the Securities Exchange Act of 1934, promptly after the same are filed, copies of all financial statements which Borrower may make to, or file with, and copies of all material notices it receives from, the Securities and Exchange Commission or any public body succeeding to any or all of the functions of the Securities and Exchange Commission;

(d) promptly upon receipt thereof, copies of all final reports submitted to Borrower by independent certified public accountants in connection with each annual, interim or special audit of the books of Borrower or any Guarantor made by such accountants, including without limitation any final comment letter submitted by such accountants to management in connection with their annual audit; and

(e) promptly, on reasonable notice to Borrower, such additional financial and other information as any Lender may from time to time reasonably request.

6.3 New York Stock Exchange.  Maintain the listing of Borrower's Common Equity on the New York Stock Exchange.

6.4 Payment of Obligations.

  Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its Indebtedness and other material obligations of whatever nature, except (a) without prejudice to the effectiveness of paragraph (5) of Section 9 hereof, any Indebtedness or other obligations (including any obligations for taxes), when the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower or the Guarantors, as the case may be, and (b) any Indebtedness secured by a mortgage on real estate if such Indebtedness is, by its terms, non-recourse to Borrower and the Guarantors.

6.5 Maintenance of Existence; Compliance.

  Except as may be permitted under subsection 7.3 hereof, preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges, contracts, copyrights, patents, trademarks, trade names and franchises necessary or desirable in the normal conduct of its business, and comply with all Contractual Obligations and Requirements of Law except to the extent that the failure to take such actions or comply with such Contractual Obligations and Requirements of Law would not, in the aggregate, have a material adverse effect on the business, operations, property or financial or other condition of Borrower or of Borrower and the Guarantors, taken as a whole.  Borrower and the Guarantors have no duty to renew or extend contracts which expire by their terms.

6.6 Maintenance of Property, Insurance.

  Keep all property useful in and necessary to its business in good working order and condition; maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, general liability and business interruption insurance) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to Agent, upon written request, full information as to the insurance carried.

6.7 Inspection of Property; Books and Records; Discussions.

  Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities, subject in the case of interim statements to year-end audit adjustments; and permit representatives of each Lender and Agent to visit and inspect any of its properties, and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be requested, and to discuss the business, operations, properties and financial and other condition of Borrower and the Guarantors with officers and employees of Borrower and the Guarantors and, if notice thereof is given to Borrower prior to the date of such discussions, with its independent certified public accountants.

6.8 Notices.

  Promptly give notice to Agent (which notice Agent shall promptly furnish to the Lenders):

(a) of the occurrence of any Default or Event of Default;

(b) of any (i) default or event of default under any loan or Letter of Credit agreement binding upon Borrower or any of its Subsidiaries, (ii) default under any other Contractual Obligation that would enable the obligee of the Contractual Obligations to compel Borrower or any of its Subsidiaries to immediately pay all amounts owing thereunder or otherwise accelerate payments thereunder and would have a material adverse effect on Borrower and its Subsidiaries taken as a whole, or (iii) litigation, investigation or proceeding which may exist at any time between Borrower or any Subsidiary and any Governmental Authority, which, if adversely determined, would have a material adverse effect on the business, operations, property or financial or other condition of Borrower and its Subsidiaries taken as a whole;

(c) of any litigation or proceeding affecting Borrower or any of its Subsidiaries (i) (A) in which the amount involved is $2,000,000 or more and not covered by insurance, or (B) which, in the reasonable opinion of a Responsible Officer of Borrower, would, if adversely determined, have a material adverse effect on Borrower and its Subsidiaries taken as a whole, or (ii) in which injunctive or similar relief is sought and which, in the reasonable opinion of a Responsible Officer of Borrower, would, if adversely determined, have a material adverse effect on Borrower and its Subsidiaries taken as a whole;

(d) of the following events, as soon as possible and in any event within 30 days after Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan with respect to which the PBGC has not waived the 30 day reporting requirement, or (ii) the institution of proceedings or the taking or expected taking of any other action by PBGC or Borrower or any Commonly Controlled Entity to terminate or withdraw or partially withdraw from any Plan under circumstances which could lead to material liability to the PBGC or, with respect to a Multiemployer Plan, the Reorganization or Insolvency (as each such term is defined in ERISA) of the Plan and in addition to such notice, deliver to each Lender and Agent whichever of the following may be applicable: (A) a certificate of a Responsible Officer of Borrower setting forth details as to such Reportable Event and the action that Borrower or Commonly Controlled Entity proposes to take with respect thereto, together with a copy of any notice of such Reportable Event that may be required to be filed with PBGC, or (B) any notice delivered by PBGC evidencing its intent to institute such proceedings or any notice to PBGC that such Plan is to be terminated, as the case may be; and

(e) of a material adverse change in the business, operations, property or financial or other condition of Borrower and its Subsidiaries taken as a whole.

Each notice pursuant to this subsection 6.8 shall be accompanied by a statement of the chief executive officer or chief financial officer or other Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action Borrower proposes to take with respect thereto.  For all purposes of clause (d) of this subsection 6.8, Borrower shall be deemed to have all knowledge or knowledge of all facts attributable to the administrator of such Plan if such Plan is a Single Employer Plan.

6.9 Maintenance of Consolidated Tangible Net Worth.

  Maintain, at all times during the Commitment Period, a Consolidated Tangible Net Worth ("Minimum Tangible Net Worth") in amounts equal to or exceeding (i) $200,000,000 plus (ii) fifty percent (50%) of Consolidated Earnings (without deduction for losses and excluding the effect of any decreases in any Deferred Tax Valuation Allowance) earned for each completed fiscal quarter ending after March 31, 2010 to the date of determination, excluding any quarter in which the Consolidated Earnings are less than zero) plus (iii) the amount of any reduction or reversal in Deferred Tax Valuation Allowance for each completed fiscal quarter ending after March 31, 2010 minus (iv) the costs of the Borrower's repurchase of Senior Notes up to $10,000,000.

6.10 Maintenance of Leverage Ratio.

  Maintain during the Commitment Period a Leverage Ratio not in excess of 1.50 to 1.00.

6.11 Maintenance of Interest Coverage Ratio.

  As of the end of each fiscal quarter, maintain during the Commitment Period, an Interest Coverage Ratio of not less than 1.50 to 1.00. Notwithstanding the foregoing, the maintenance of an Interest Coverage Ratio of less than 1.50 to 1.00 as of the end of any fiscal quarter shall not constitute a violation of this subsection 6.11 as long as Borrower, as of the end of such fiscal quarter, is in compliance with subsection 6.15.

6.12 Intentionally Omitted.

6.13 Subsidiary Guarantors.

  Cause each Subsidiary (other than a Financial Subsidiary or a Non-Guarantor Subsidiary, in each case, so long as the Investment in such Subsidiary is permitted under subsection 7.6 hereof) of Borrower or any Guarantor formed or acquired after the date hereof to become a "Guarantor" by execution and delivery of a Supplemental Guaranty by such Subsidiary to Agent, and to deliver such proof of corporate or other appropriate action, incumbency of officers, opinions of counsel and other documents delivered by the Guarantors pursuant to subsection 5.1 hereof or as the Agent shall have requested.  Borrower may, from time to time, cause any Financial Subsidiary or Non-Guarantor Subsidiary to become a Guarantor under this Agreement by execution and delivery of a Supplemental Guaranty in accordance with this subsection 6.13.

6.14 Environment.

  (a) Comply with all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations issued thereunder except to the extent the failure to do so would not have a material adverse effect on the consolidated operations, business or financial condition of Borrower and the Guarantors; (b) notify the Agent promptly of any notice of a hazardous discharge or environmental complaint received from any Governmental Authority or any other Person (and the Agent shall notify the Lenders promptly following its receipt of any such notice) that, if adversely determined, could have a material adverse effect on the consolidated operations, business or financial condition of Borrower and the Guarantors; and (c) notify the Agent promptly of any hazardous discharge from or affecting its premises (and the Agent shall notify the Lenders promptly following its receipt of any such notice) that could have a material adverse effect on the consolidated operations, business or financial condition of Borrower and the Guarantors.  In the case of clauses (b) and (c) above, (i) promptly contain and remove any such hazardous discharge, in compliance with all applicable laws; (ii) promptly pay any fine or penalty assessed in connection therewith; (iii) permit the Agent to inspect the premises, to conduct tests thereon and to inspect all books, correspondence and records pertaining thereto; and (iv) at the Agent's request, and at Borrower's expense, provide a report of a qualified environmental engineer, satisfactory in scope, form and content to the Required Lenders, that the condition has been corrected.

6.15 Minimum Liquidity.

  If, for the period ending the last day of any fiscal quarter during the Commitment Period (a) the Interest Coverage Ratio is less than 1.50 to 1.00 and (b) the ACFO Ratio is less than 1.50 to 1.00, the Borrower shall thereafter maintain Unrestricted Cash at the Agent in an amount not less than $25,000,000 until the last day of the next succeeding fiscal quarter when either the Interest Coverage Ratio is not less than 1.50 to 1.00 or the ACFO Ratio is not less than 1.50 to 1.00.

SECTION 7:   NEGATIVE COVENANTS

Borrower hereby agrees that, from the date hereof and so long as the Commitment remains in effect, any portion of any Note or Reimbursement Obligation remains outstanding and unpaid, any Facility L/C remains outstanding that is not fully collateralized with cash in accordance with the provision of Section 8 hereof, or any other amount is owing to Agent, any LC Issuer or any Lender hereunder, Borrower shall not, and shall not permit any Guarantor to, directly or indirectly:

7.1 Limitation on Secured Indebtedness.

  Create, incur or suffer to exist any Secured Indebtedness exceeding $25,000,000 at any time outstanding (other than Secured Indebtedness in an aggregate amount not in excess of $50,000,000 in the nature of Contingent Obligations in respect of Letters of Credit fully executed by a Lien on cash and Cash Equivalents).

7.2 Limitation on Liens.

  Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether owned or hereafter acquired, except:

(a) Liens in favor of Agent, for the ratable benefit of Lenders;

(b) Liens securing Indebtedness permitted under subsection 7.1 hereof;

(c) Liens for taxes and special assessments not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower and the Guarantors in accordance with GAAP;

(d) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of Borrower and the Guarantors in accordance with GAAP;

(e) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation other than Liens imposed by the PBGC;

(f) (i)           deposits to secure the performance of:  bids; trade contracts (other than for borrowed money or the purchase price of property or services); leases; statutory and other obligations required by law; surety, appeal and performance bonds (including Construction Bonds); and other obligations of a like nature incurred in the ordinary course of business; and (ii) Liens in favor of surety bond companies pursuant to indemnity agreements to secure the reimbursement obligations of Borrower or any Guarantor on Construction Bonds, provided (A) the Liens securing Construction Bonds shall be limited to the assets of, as appropriate, Borrower or such Guarantor at, and the rights of, as appropriate, Borrower or such Guarantor arising out of, the projects that are the subject of the Construction Bonds, (B) the Liens shall not attach to any real estate and (C) the aggregate amount of such Liens at any time shall not exceed the dollar amount of Construction Bonds then outstanding;

(g) Liens of landlords, arising solely by operation of law, on fixtures and moveable property located on premises leased in the ordinary course of business; provided, however, that the rental payments secured thereby are not yet due;

(h) Liens arising as a result of a judgment or judgments against Borrower or any of the Guarantors which do not in the aggregate exceed $2,500,000 at any one time outstanding, which are being diligently contested in good faith, which are not the subject of any attachment, levy or enforcement proceeding, and as to which appropriate reserves have been established in accordance with GAAP; and

(i) Liens securing community development district bonds or similar bonds issued by Governmental Authorities to accomplish similar purposes.

7.3 Limitation on Fundamental Changes.

  Except for (a) any Investments permitted pursuant to subsection 7.6(d) hereof and (b) any Permitted Acquisition, enter into any transaction of merger, consolidation, amalgamation or reorganization (including without limitation any election to be taxed as an S Corporation), or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or, except for the sale of land, lots and houses from inventory in the ordinary course of business, and the sale of rights to the stream of utility or similar assessment payments from homeowners, convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, whether now owned or hereafter acquired, or make any material change in the method by which it conducts business, except any Subsidiary of Borrower may (i) be merged, amalgamated or consolidated with or into Borrower or any Guarantor, (ii) transfer its ownership to Borrower or any other Guarantor, or (iii) be liquidated, wound up or dissolved into, or all or substantially all of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Borrower or any Guarantor; provided, however, that, in the case of such a merger, liquidation or consolidation, Borrower or such Guarantor, as the case may be, shall be the continuing or surviving corporation.

7.4 Limitation on Acquisitions.

  Except for any Permitted Acquisition and the acquisition of land, lots and houses in the ordinary course of business to the extent not otherwise prohibited hereunder, enter into any Acquisition without the prior written consent of the Required Lenders.

7.5 Land Inventory.

  Permit at any time Adjusted Land Value to exceed 110% of Consolidated Tangible Net Worth.

7.6 Limitation on Investments.

  Make or commit to make any advance, loan, extension of credit or capital contribution to, or purchase of any stock, bonds, note, debenture or other security of, or make any other investment in, any Person (all such transactions being herein called "Investments"), except the following (to the extent not otherwise prohibited hereunder):

(a) Investments in Cash Equivalents;

(b) extensions of credit in connection with the sale of land which do not exceed in the aggregate at any one time outstanding an amount ten percent (10%) of Consolidated Tangible Net Worth, and which have a maximum maturity of five years;

(c) loans and advances to officers and employees of Borrower or any Guarantor, to other Persons in the ordinary course of business or as permitted by the code of regulations of Borrower, which do not exceed in the aggregate $2,000,000 at any one time outstanding;

(d) any Investments in any Guarantor identified in Schedule 3 hereto or any other Subsidiary that becomes a Guarantor in accordance with the terms hereof;

(e) Investments in the Senior Notes to the extent permitted by Section 7.11 of this Agreement and any refinancings thereof pursuant to Section 7.14 of this Agreement;

(f) any Investment in Joint Venture, the aggregate cost of which, as determined in accordance with GAAP (excluding, however, Borrower's or such Guarantor's equity in the undistributed earnings or losses in each such Joint Venture), does not at any one time outstanding exceed twenty percent (20%) of Consolidated Tangible Net Worth; provided, however, that (A) with respect to each such Joint Venture, Borrower or such Guarantor shall have at least a 20% ownership interest in such Joint Venture and all material decisions with respect to the management and control of each such Joint Venture's business (other than decisions with respect to development of undeveloped land owned by such Joint Venture) shall require the consent and approval of Borrower or such Guarantor; (B) no such Investment may be made if it causes or results (singly or with other actions or events) in (i) any violation of any other covenant or condition hereof or (ii) any other Default or Event of Default; and (C) in connection with such Investment, Borrower or such Guarantor shall not have assumed or become subject to any monetary obligations, liabilities or commitments related to such Joint Venture (including its capital contribution or any guaranty) which is recourse to the Borrower or such Guarantor except to the extent that the aggregate amount of such monetary obligations, liabilities or commitments to all such Joint Ventures do not exceed $5,000,000 at any time;  and

(g) Investments in Non-Guarantor Subsidiaries and in Financial Subsidiaries, provided that, the aggregate cost for all Investments in any such Subsidiaries that are not Guarantors, when combined with the aggregate cost of all Investment in Joint Venture, each as determined in accordance with GAAP (excluding, however, Borrower's or any Guarantor's equity in the undistributed earnings or losses in each such Joint Venture, Financial Subsidiary or Non-Guarantor Subsidiary), does not at any one time outstanding exceed thirty percent (30%) of Consolidated Tangible Net Worth; further provided, that no such Investment may be made if it causes or results (singly or with other actions or events) in (i) any violation of any other covenant or condition hereof or (ii) any other Default or Event of Default; and

(h) to the extent not otherwise prohibited and subject to the other provisions of this Agreement, other Investments (not specifically listed in items (a) through (g) of this Section 7.6) in the ordinary course of business and directly related to the Borrower's homebuilding business.

7.7 Transactions with Affiliates and Officers.

(a) Except for compensation arrangements in the ordinary course of business with the officers, directors, and employees of Borrower and Borrower's Subsidiaries, enter into any transaction, including without limitation the purchase, sale or exchange of property or the rendering of any services, with any Affiliate or any officer or director thereof, or enter into, assume or suffer to exist any employment or consulting contract with any Affiliate or an officer or director thereof, except any transaction or contract which is in the ordinary course of Borrower's or any of Borrower's Subsidiaries' business and which is upon fair and reasonable terms no less favorable to Borrower or Borrower's Subsidiaries than it would obtain in a comparable arm's length transaction with a Person not an Affiliate;

(b) make any advance or loan to any Affiliate or any director or officer thereof or of Borrower or any Subsidiary of Borrower or to any trust of which any of the foregoing is a beneficiary, or to any Person on the guarantee of any of the foregoing, except as expressly permitted by subsection 7.6(c) hereof; or

(c) pay any fees or expenses to, or reimburse or assume any obligation for the reimbursement of any expenses incurred by, any Affiliate or any officer or director thereof, except as may be permitted in accordance with clauses (a) and (b) of this subsection 7.7.

7.8 Sale and Leaseback.

  Enter into any arrangement with any Person providing for the leasing by Borrower or any of Borrower's Subsidiaries of real or personal property which has been or is to be sold or transferred by Borrower or any of Borrower's Subsidiaries to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of Borrower or any of Borrower's Subsidiaries; provided, however, that such arrangements shall be permitted with respect to Model Houses, so long as any such arrangement with respect to Model Houses does not result in (a) the creation of a lease which is required to be capitalized in accordance with GAAP; (b) the initial term of such arrangement plus any options or renewals exercisable by lessor or lessee exceeding four years; or (c) the violation of any term, condition or covenant hereof.

7.9 Limitation on Payments of Subordinated Indebtedness and Modification of Subordination Agreements.

Without the prior written consent of the Required Lenders,

(a) repay, prepay, purchase, redeem, or otherwise acquire any Subordinated Indebtedness; or

(b) make any other payments, including without limitation payment of interest, on any Subordinated Indebtedness if an Event of Default exists or if such payment would cause an Event of Default to occur; or

(c) permit the modification, waiver or amendment of any of the terms of any Subordinated Indebtedness, except for modifications, waivers or amendments that do not (i) increase the interest rate or change the maturity date of such Subordinated Indebtedness or (ii) change the subordination provisions of such Subordinated Indebtedness; or

(d) permit (whether or not within the control of Borrower or any of Borrower's Subsidiaries) the modification, waiver, or amendment of, or release of any parties to, any subordination agreement with respect to any Subordinated Indebtedness;

provided, however, nothing contained in this subsection 7.9 shall prevent Borrower from making regularly scheduled payments on any Subordinated Indebtedness if no Event of Default exists and the payment would not cause an Event of Default to occur.

7.10 Sale of Guarantor Securities.

  Sell any security or equity of any Guarantor, or permit any Guarantor to sell or issue any security or equity to any Person other than security or equity sold or issued to Borrower.  The provisions of this subsection 7.10 shall not restrict the sale of mortgage loans in the ordinary course of business.

7.11 Limitation on Payment of Senior Notes.  Except for payments made when due on the Senior Notes in accordance with this Agreement, Borrower shall not directly or indirectly prepay, redeem or otherwise acquire any Senior Note or make any payments, transfers on account of or, unless contemporaneously therewith effective provision is made to similarly secure the Obligations on an equal and ratable basis, provide a Lien to secure the Senior Notes; provided, however, Borrower may repurchase up to $50,000,000 in the aggregate of the Senior Notes so long as no Loans are outstanding under this Agreement and immediately thereafter not less than $10,000,000 in Unrestricted Cash remains.

7.12 Limitation on Negative Pledges.

  Enter into any agreement (other than (a) this Agreement, (b) any indenture or other agreement (i) governing any notes or bonds issued by the Borrower evidencing Indebtedness of the Borrower that is permitted under this Agreement and that does not constitute Subordinated Indebtedness and (ii) that provides that the Borrower or any Guarantor may not create or incur any Lien upon any of its assets, rights, revenues or property, unless the Lien also secures, on a pari passu basis such Indebtedness and (c) any document evidencing or securing Secured Indebtedness (i) that is permitted under this Agreement or (ii) that prohibits other Liens against the property that secures such Secured Indebtedness) which prohibits or limits the ability of Borrower or any Guarantor to create, incur, assume or suffer to exist any Lien upon any of its assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether now owned or hereafter acquired.

7.13 Housing Inventory.

  Permit the number of Speculative Housing Units, as at the end of any fiscal quarter, to exceed the greater of (a) the number of Housing Unit Closings occurring during the period of twelve (12) months ending on the last day of such fiscal quarter, multiplied by thirty-five percent (35%) or (b) the number of Housing Unit Closings occurring during the period of six (6) months ending on the last day of such fiscal quarter, multiplied by seventy percent (70%).

7.14 Refinancing of Senior Notes.  Enter into one or more agreements and/or transactions or series of agreements and/or transactions for the refinancing of the Senior Notes which provide for a maturity date of less than one year after the Maturity Date.

SECTION 8:  CASH COLLATERAL

8.1 Facility L/C Collateral Account.

  Borrower agrees that it will, upon the request of Agent or the Required Lenders and until the final expiration date of any Facility L/C and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility L/C, maintain a special collateral account pursuant to arrangements satisfactory to Agent (the "Facility L/C Collateral Account") at Agent's office in the name of Borrower but under the sole dominion and control of Agent, for the benefit of the Lenders and LC Issuers and in which Borrower shall have no interest other than set forth in subsections 8.2, 8.3 or 8.4 hereof.  Borrower hereby pledges, assigns and grants to Agent, on behalf of and for the ratable benefit of the Lenders and LC Issuers, a security interest in all of Borrower's right, title and interest in and to all funds which may from time to time be on deposit in the Facility L/C Collateral Account to secure the prompt and complete payment and performance of the Obligations.  Agent will invest any funds on deposit from time to time in the Facility L/C Collateral Account in certificates of deposit of Agent having a maturity not exceeding 30 days.  Nothing in this subsection 8.1 shall either require Borrower to deposit any funds in the Facility L/C Collateral Account, obligate Agent to require Borrower to deposit any funds in the Facility L/C Collateral Account or limit the right of Agent to release any funds held in the Facility L/C Collateral Account, in each case other than as required by subsections 2.24, 8.2, 8.3 or 8.4 hereof.

8.2 Event of Default under Paragraph (5) of Section 9.

  Upon the occurrence of an Event of Default specified in paragraph (5) of Section 9, Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to Agent an amount in immediately available funds, which funds shall be held in the Facility L/C Collateral Account, equal to the difference of (x) 102% of the amount of Facility L/C Obligations at such time, less (y) the amount on deposit in the Facility L/C Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the "Collateral Shortfall Amount").

8.3 Other Events of Default.

  If any Event of Default (other than an Event of Default specified in paragraph (5) of Section 9) occurs, the Required Lenders (or Agent with the consent of the Required Lenders) may, upon notice to Borrower and in addition to the continuing right to demand payment of all amounts payable under the Loan Documents, make demand on Borrower to pay, and Borrower will, forthwith upon such demand and without any further notice or act, pay to Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility L/C Collateral Account.

8.4 Cure; Termination.

(a) Except as otherwise contemplated in subsection 2.24, if the Event of Default that resulted in the requirement for deposit of funds in the Facility L/C Collateral Account is cured, and provided no other Event of Default has occurred that is then continuing, Agent shall, promptly upon request from Borrower, pay to or as directed by Borrower the amount on deposit in the Facility L/C Collateral Account.  Nothing contained in this paragraph shall waive, limit or otherwise affect the rights of Agent or the Lenders or the obligations of Borrower under this Section 8 if any other Event of Default shall occur.

(b) If the Aggregate Commitment is terminated (whether by acceleration, demand or otherwise), then, not later than simultaneously with such termination, and without limitation of Agent's and each Lender's right to demand payment of all amounts payable under the Loan Documents, Borrower shall pay to Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility L/C Collateral Account; provided, however, that (i) if all Obligations of Borrower (other than Facility L/C Obligations in respect of issued and outstanding Facility L/Cs that have not been drawn upon) have been paid in full, and (ii) Borrower shall have provided to Agent and the LC Issuers, as security for the remaining Facility L/C Obligations, one or more Letters of Credit, in an aggregate amount at least equal to such remaining Facility L/C Obligations, issued by a Lender or Lenders, and in form and substance, reasonably satisfactory to Agent and the LC Issuers, the foregoing requirement for deposit of funds in the Facility L/C Collateral Account shall not apply.

SECTION 9:  DEFAULTS, EVENTS OF DEFAULT; DISTRIBUTION OF PROCEEDS  AFTER EVENT OF DEFAULT

Upon the occurrence of any of the following events:

(1)           Borrower shall fail to pay any principal of any Note or make any reimbursement (including payment of Reimbursement Obligations) in connection with any Facility L/C when due in accordance with the terms thereof; or

(2)           Borrower shall fail to pay (a) any interest on any Note or in connection with any Facility L/C, or (b) any fee, charge or other amount payable hereunder, within three (3) days after Agent or any Lender notifies Borrower that such interest, fee or amount has become due in accordance with the terms thereof or hereof and has not been paid; or Borrower shall fail to comply with the provisions of any one or more of subsections 6.3, 6.8(e), 6.13, 6.15, 7.3, 7.4, 7.8, 7.9, 7.10, 7.11 or 7.12; or

(3)           any representation or warranty made or deemed made by Borrower, herein or which is contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

(4)           Borrower shall default in the observance or performance of any covenant or agreement contained in (a) subsection 2.1(b)(viii) hereof and such default remains uncured for five (5) days (notice to Borrower from Agent or any Lender of such default is not required), (b) subsections 6.2(c), 6.2(d), 6.4, 6.8 (other than subsection 6.8(e)), 6.9, 6.10, 6.11, 6.14, 6.15, 7.1, 7.2, 7.6 or 7.7 hereof and such default remains uncured ten days after Agent or any Lender notifies Borrower that such default has occurred, (c) subsection 6.7 hereof and such default remains uncured for ten (10) days after Agent or any Lender notifies Borrower that such default has occurred, provided, that for any default under subsection 6.7 hereof for which cure cannot reasonably be accomplished within ten days, if cure is commenced within such ten (10)-day period, Borrower may have an additional period of up to thirty (30) days after notice to cure such default before it is an Event of Default, (d) any one or more of subsections 6.1(b), 6.2(a) or 6.2(b) hereof and such default remains uncured fifteen (15) days after Agent or any Lender notifies Borrower that such default has occurred, or (e) any other provision of this Agreement (including without limitation subsections 6.1(a), 6.2(e), 6.5 and 6.6 hereof) which default shall remain uncured thirty (30) days after Agent or any Lender notifies Borrower that such a default has occurred, which notice shall specify the nature of the default; or

(5)           (a) Borrower or any of Borrower's Subsidiaries shall commence any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or Borrower or any of Borrower's Subsidiaries shall make a general assignment for the benefit of its creditors; or (b) there shall be commenced against Borrower or any of Borrower's Subsidiaries any case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief of any such adjudication or appointment, and (ii) remains undismissed, undischarged or unbonded for a period of 60 days; or (c) there shall be commenced against Borrower or any of Borrower's Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (d) Borrower or any of Borrower's Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (a), (b) or (c) above; or (e) Borrower or any of Borrower's Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(6)           Borrower or any Subsidiary of Borrower shall (a) default in any payment of principal of or interest on any Indebtedness (other than the Obligations) or in the payment of any Contingent Obligation beyond the period of grace or cure, if any, provided in the instrument or agreement under which such Indebtedness or Contingent Obligation was created, and the aggregate principal amount then outstanding of all such Indebtedness and Contingent Obligations of Borrower and all Subsidiaries exceeds $5,000,000 in any one instance or $10,000,000 in the aggregate, or (b) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed prior to its stated maturity or such Contingent Obligation to become payable; provided, however, that it shall not constitute a Default or Event of Default if (x) Borrower or any Subsidiary of Borrower defaults on Indebtedness secured by a mortgage on real estate if such Indebtedness is by its terms non-recourse to Borrower and Borrower's Subsidiaries, or (y) a draw is made on a standby Letter of Credit or payment is made on a performance bond, so long as any reimbursement obligation of Borrower with respect to such Letter of Credit or performance bond is made within the time required by the document creating the reimbursement obligation; or

(7)           (a)           any party in interest (as defined in Section 3(14) of ERISA) affiliated with Borrower or any of Borrower's Subsidiaries shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (b) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (c) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or institution of proceedings is, in the opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, and, in the case of a Reportable Event, the continuance of such Reportable Event unremedied for thirty (30) days after notice of such Reportable Event pursuant to Section 4043 (a), (c) or (d) of ERISA is given or, in the case of institution of proceedings, the continuance of such proceedings for thirty (30) days after commencement thereof, (d) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, or (e) any other event or condition shall occur or exist with respect to a Single Employer Plan and in each case in clauses (a) through (e) above, such event or condition, together with all other such events or conditions, if any, could subject Borrower or any of Borrower's Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of Borrower or of Borrower and Borrower's Subsidiaries taken as a whole; or

(8)           one or more judgments or decrees shall be entered against Borrower, or any of Borrower's Subsidiaries involving in the aggregate a liability (not covered by insurance) of $5,000,000 or more and all such judgments or decrees in excess of $5,000,000 shall not have been vacated, satisfied, discharged, or stayed or bonded pending appeal within 30 days from the entry thereof; or

(9)           the occurrence of any of the following: (a) any Person or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock shall have different voting powers) of the voting stock of Borrower equal to at least fifty percent (50%); or (b) as of any date a majority of the Board of Directors of Borrower consists of individuals who were not either (i) directors of Borrower as of the corresponding date of the previous year, (ii) selected or nominated to become directors by the Board of Directors of Borrower of which a majority consisted of individuals described in clause (b)(i) above or (iii) selected or nominated to become directors by the Board of Directors of Borrower of which a majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii) above; or

(10)           any subordination agreement that evidences any Subordinated Indebtedness (i) ceases to be the legal, valid and binding agreement of any Person party thereto, enforceable against such Person in accordance with its terms or a payment is made by Borrower in violation of any provision thereof, or (ii) shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or the Indebtedness related thereto is in any way not fully subordinate to all of Borrower's Indebtedness and other liabilities to Lenders and Agent under this Agreement and the Notes (subject to subsection 7.9 hereof) and to Borrower's obligations, if any, as a guarantor or otherwise of the Indebtedness and other liabilities of M/I Financial Corp.;

(11)           Except with respect to releases of Liens permitted under this Agreement, any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall fail or cease to be enforceable and of the same effect and priority purported to be created thereby; or

(12)           Any Loan Party shall default in the observance of any term, covenant or agreement contained in any Security Document and such default shall continue unremedied for 30 consecutive days.

then, and in any such event, (a) if such event is an Event of Default specified in paragraph (5) above, the Commitments, if still outstanding, shall automatically and immediately terminate and all Obligations shall immediately become due and payable and Borrower shall immediately cash collateralize all outstanding Facility L/Cs in accordance with Section 8 hereof, and (b) if such event is any other Event of Default and is continuing, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice to Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate and, upon demand by Agent, Borrower shall fully cash collateralize all outstanding Facility L/Cs in accordance with Section 8 hereof; and (ii) with the consent of the Required Lenders, Agent may, or upon the request of the Required Lenders, Agent shall, by notice of default to Borrower, declare the full amount of all outstanding Obligations to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section 9, presentment, demand, protest and all other notices of any kind are hereby expressly waived.  Additionally, Agent and each Lender may exercise any and all other rights and remedies available to Agent and each Lender at law or in equity to the extent not inconsistent with the rights specifically granted to Agent and each Lender hereunder.

Notwithstanding any provisions concerning distribution of payments to the contrary in this Agreement, so long as any Event of Default exists that has not been waived by all Lenders, each Lender shall share in any payments or proceeds, including proceeds of any collateral, received by Agent or any Lender made or received at any time from and after any Event of Default ("Proceeds after Default") in an amount equal to such Lender's Ratable Share of the Proceeds after Default; provided, however, if any one or more of the Lender(s) has not made any funding when required hereunder, the distribution of Proceeds after Default shall be adjusted so that each Lender shall receive Proceeds after Default in an amount equal to (a) the Proceeds after Default multiplied by (b) the percentage (rounded to five decimal places) of the total amount outstanding funded by all Lenders that such Lender has actually funded (including the amount of such Lender's participation in outstanding Facility L/Cs).  If necessary, Agent and each Lender shall use the adjustments procedure set forth in subsection 11.8(a) hereof to make the appropriate distributions to Lenders as set forth in this paragraph of this Section 9.

SECTION 10:  THE AGENT

10.1 Appointment.

  Each Lender hereby irrevocably designates and appoints PNC Bank, National Association, as Agent of such Lender under this Agreement and each of the Notes and the Guaranty Agreement, and each Lender hereby irrevocably authorizes PNC Bank, National Association, as Agent for such Lender, to take such action on its behalf under the provisions of this Agreement, the Notes and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement, the Notes and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or any Note or the other Loan Documents, Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Note or the other Loan Documents or otherwise exist against Agent.  The provisions of this Section 10 are solely for the benefit of the Agent, the Lenders and the LC Issuer, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

10.2 Delegation of Duties.

  Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or any other Loan Document by or through any one or more sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The exculpatory provisions of this Section 10 shall apply to any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

10.3 Exculpatory Provisions.

  Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose Agent to liability or that is contrary to any Loan Document or applicable Law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its affiliates in any capacity.

Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to Agent.

10.4 Reliance by Agent.

  Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, the other Loan Documents, writing, resolution, notice, consent, certificate, affidavit, letter, facsimile, telecopy, statement, order or other document or conversation believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to Borrower or any of Borrower's Subsidiaries), independent accountants and other experts selected by Agent.  Agent may deem and treat the payee of any Note as the owner thereof for all purposes.  Agent shall be fully justified in failing or refusing to take any action under this Agreement, the Notes or the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders or, in the case of items set forth in subsection 11.1 hereof that require written consent of all Lenders, all Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by all Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents (i) in accordance with a request of the Required Lenders or, in the case of items set forth in subsection 11.1 hereof that require written consent of all Lenders, all Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders and all future holders of the Notes or (ii) in the absence of its own gross negligence or willful misconduct.

10.5 Notice of Default.

  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder (other than any failure of Borrower to pay amounts payable under this Agreement or the other Loan Documents) unless Agent has received notice from any Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default".  If Agent receives such a notice, Agent shall give notice thereof to Lenders.  Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders or, in the case of items set forth in subsection 11.1 hereof that require written consent of all Lenders; provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall reasonably deem advisable in the best interests of Lenders.

10.6 Non-Reliance on Agent and Other Lenders.

  Each Lender expressly acknowledges that neither Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representations or warranties to it and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and Borrower's Subsidiaries shall be deemed to constitute any representation or warranty by Agent to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Borrower and Borrower's Subsidiaries and made its own decision to make its extensions of credit hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement, the Notes and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Borrower and Borrower's Subsidiaries.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by Agent hereunder, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower or any of Borrower's Subsidiaries which may come into the possession of Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

10.7 Indemnification.

  Each Lender agrees to indemnify Agent in its capacity as such (to the extent not reimbursed by Borrower and any Guarantor and without limiting the obligation of Borrower and each Guarantor to do so), ratably according to its Ratable Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Notes) be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement, the Notes, the other Loan Documents or any documents contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from Agent's gross negligence or willful misconduct.  The agreements in this subsection shall survive the payment of the Notes and all other amounts payable hereunder.

10.8 Agent in Its Individual Capacity.

  Agent (in its individual capacity) and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with Borrower or any of Borrower's Subsidiaries as though Agent were not the Agent hereunder.  With respect to its loans made or renewed by it and any Note issued to it and with respect to any Facility L/C issued by it, Agent (in its individual capacity) shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall include Agent in its individual capacity.

10.9 Delegation to Affiliates.

  Borrower and Lenders agree that the Agent may delegate any of its duties under this Agreement to any of its affiliates.  Any such affiliate (and such affiliate's directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Agent is entitled under Sections 10 and 11 hereof.

10.10 Successor Agent.

  Agent (a) may resign as agent upon 30 days' notice to the Lenders and (b) may be removed at any time with cause by the Required Lenders, provided, however, that, as long as no Event of Default has occurred that is continuing, such removal of the Agent shall be subject to Borrower's written approval, which shall not be unreasonably withheld, conditioned or delayed.  Upon any such resignation or removal, the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, provided, however, that, as long as no Event of Default has occurred that is continuing, such appointment of a successor agent shall be subject to Borrower's written approval, which shall not be unreasonably  withheld, conditioned or delayed. Any successor agent appointed as herein provided shall succeed to the rights, powers and duties of Agent, and the term "Agent" shall mean such successor agent effective upon its appointment, and the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. If PNC resigns as Agent under this subsection 10.10, PNC shall also resign as a LC Issuer and Swingline Lender.  Upon the appointment of a successor Agent hereunder, such successor shall (i) succeed to all of the rights, powers, privileges and duties of PNC as the retiring LC Issuer and Swingline Lender and Agent and PNC shall be discharged from all of its respective duties and obligations as LC Issuer, Swingline Lender and Agent under the Loan Documents, and (ii) issue letters of credit in substitution for the Letters of Credit issued by PNC, if any, outstanding at the time of such succession or make other arrangement satisfactory to PNC to effectively assume the obligations of PNC with respect to such Letters of Credit.  After any retiring Agent's resignation hereunder as agent, the provisions of this Section 10 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

10.11 Syndication Agent, Documentation Agent and Co-Agent.

  None of the Lenders identified in this Agreement as a "Syndication Agent," "Documentation Agent" or "Co-Agent" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Agent in subsection 10.6.

10.12 Security Administration.

(a) Without limiting the authority of Agent hereafter to act or to appoint others to act as agent for itself and the Lenders under this Agreement and other Loan Documents, pursuant to subsection 10.2, Agent is authorized to assign and delegate to an agent (the "Collateral Agent") some or all of Agent’s rights and duties in respect of Security, including without limitation, the administration of the Initial Borrowing Base, the Second Borrowing Base and the Secured Borrowing Base as contemplated by Exhibit I, and Agent and the Lenders agree that Section 10 of this Agreement shall apply to any Collateral Agent in respect of the Security as if Section 10 were restated in full in favor of Agent and any Collateral Agent, as applicable.  Agent is authorized, directly or indirectly, to acquire, hold and enforce Liens on Security and to exercise related powers and perform such related duties in respect of Security, together with such other powers as are reasonably incidental thereto.  Except to the extent expressly provided in this Agreement or any other Loan Document with respect to Security, neither Agent nor any of its agents in such capacity shall have any duties or responsibilities or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent or any of its agents.

(b) References to Agent in this Agreement and the other Loan Documents include, as applicable, references to agents of Agent, including any Collateral Agent, and references to Lenders entitled to the benefit of Security include, without limitation, Agent and its agents.  Each Person acting as agent for Agent shall be (i) entitled to the same benefits of the indemnification, waiver and other protective provisions to which Agent is entitled under this Agreement (including, without limitation, the right to resign pursuant to subsection 10.10), (ii) entitled to take actions in its own name, including, without limitation, the creation and termination of Liens on Security by any Collateral Agent in accordance with this Agreement, and (iii) subject to removal by Agent, in its sole discretion, or by the Required Lenders in accordance with subsection 10.10.

(c) Each Lender hereby irrevocably authorizes and directs Agent, directly or indirectly, to (i) enter into the Security Documents for the benefit of such Lender and hereby agrees that any action taken by Required Lenders in accordance with terms of this Agreement or the Security Documents and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders and (ii) take (but shall have no obligation to take) any action with respect to any Security or Security Documents which may be necessary or desirable to perfect or maintain perfected Liens upon the Security on behalf of the Lenders, without the necessity of any notice to or further consent from any Lender.

(d) Each Lender hereby irrevocably authorizes Agent to release any Lien in accordance with subsection 2.1(b).  Upon request by Agent at any time, each Lender will confirm in writing Agent’s authority to release Security pursuant to this subsection 10.12(d) and to take other actions in respect of Security.

(e) Subject to subsection 10.12(d), Agent, directly or indirectly, shall (and is hereby irrevocably authorized by each Lender) to execute such documents as may be necessary to evidence the release of Liens granted directly or indirectly to Agent on Security; provided that (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent or any of its agents to or create any liability or entail any consequences other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations.

(f) Neither Agent nor any of its agents shall have any obligation to any Lender or any other Person to assure that Security exists or is owned by Borrower or any other Loan Party or is cared for, protected or insured or that the Liens granted directly or indirectly to Agent herein or in any of the Security Documents or pursuant hereto or thereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority or to exercise or to continue exercising at all or in any matter any of the rights, authorities or powers directly or indirectly granted or available to Agent under this subsection 10.12 or in any of the Security Documents or under any duty of care, disclosure or fidelity.

(g) In accordance with subsection 10.4, Agent and its agents shall be fully protected in writing on any Loan Document and any other writing or communication believed by it in good faith to be genuine and correct.  Except as expressly provided herein, neither Agent nor any of its agents shall be under any obligation independently to investigate, evaluate or exercise discretion with respect to any matter, including, without limitation, any appraisal, environmental assessment, survey, flood hazard certificates, insurance certificates or policies, title policies or title documents.

10.13 Agent's Fee.

  Borrower shall pay to Agent a nonrefundable fee (the "Agent's Fee") under the terms of the Agent's Fee Letter, as amended from time to time.

10.14 No Reliance on Agent's Customer Identification Program.

10.15   Each Lender acknowledges and agrees that neither such Lender, nor any of its affiliates, participants or assignees, may rely on the Agent to carry out such Lender's, affiliate's, participant's or assignee's customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the "CIP Regulations"), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any of the Loan Parties, their Affiliates or their agents, the Loan Documents or the transactions hereunder or contemplated hereby: (i) any identity verification procedures, (ii) any recordkeeping, (iii) comparisons with government lists, (iv) customer notices or (v) other procedures required under the CIP Regulations or such other laws.

SECTION 11:    MISCELLANEOUS

11.1 Amendments and Waivers.

  Agent and Borrower may, from time to time, with the written consent of the Required Lenders, enter into written amendments, supplements or modifications for the purpose of adding any provisions to this Agreement or the Notes or changing in any manner the rights of Lenders or Borrower hereunder or thereunder, and with the consent of the Required Lenders.  Agent, on behalf of Lenders, may execute and deliver to Borrower a written instrument waiving, on such terms and conditions as Agent may specify in such instrument, any of the requirements of this Agreement, the Notes or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall extend the final maturity of any Note or reduce the rate or extend the time of payment of interest or fees thereon or reduce the principal amount thereof, or change the amount or terms of any Lender's Revolving Credit Loan or Ratable Share or the amount of any Lender's Commitment (except (i) for changes resulting from an assignment permitted hereunder or (ii) as provided in subsection 2.6(b) or 3.10 hereof), or change the Initial Borrowing Base, Second Borrowing Base or Secured Borrowing Base, or amend, modify, change any provision of the Guaranty Agreement, or release the guaranties provided under the Guaranty Agreement, or amend, modify, change or waive any provision of this subsection, or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement, or consent to the modification or termination of any subordination agreement or provisions that evidence Subordinated Indebtedness (except as otherwise provided in subsection 7.9), increase the dollar amount set forth in subsection 2.6(b)(i)(C) or consent to the release of any collateral, or amend, modify or change any other provision of this Agreement that requires the consent of all Lenders, in each case without the written consent of all Lenders; and provided, further, that no such waiver and no such amendment, supplement or modification shall alter in any way Swingline Lender's rights or obligations with respect to Swingline Loans without the consent of Swingline Lender; and provided, further, that no such waiver and no such amendment, supplement or modification shall amend, modify, change or waive any provision relating to the rights or obligations of Agent without the consent of Agent.  Any such waiver and any such amendment, supplement or modification shall be binding upon Borrower, Agent and each Lender, and all future holders of the Notes.  In the case of any waiver, Borrower, Agent and each Lender shall be restored to their former position and rights hereunder and under the outstanding Notes, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

11.2 Notices.

  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing or by telecopy or other electronic facsimile and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or when deposited in the United States mail, Registered or Certified, Return Receipt Requested, postage prepaid, or, in the case of telecopy or other electronic facsimile notice, when receipt confirmed by sender's electronic facsimile machine, addressed as follows in the case of Borrower, as set forth below its signature on the signature pages hereof in the case of Agent and as set forth in its administrative questionnaire furnished to Agent in the case of each Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of any Note:

Borrower:	M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Attention: Phillip G. Creek

Facsimile: (614) 418-8080

with a copy to: J. Thomas Mason, Esq.

Facsimile: (614) 418-8622

11.3 No Waiver; Cumulative Remedies.

  No failure to exercise and no delay in exercising, on the part of Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and, except for rights the exercise of which require consent of the Required Lenders or all Lenders, as appropriate, under this Agreement, not exclusive of any rights, remedies, powers and privileges provided by law.

11.4 Participants.

(a) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more Lenders or other financial institutions ("Participants") participating interests in any Revolving Credit Loan owing to such Lender, any Note held by such Lender, any interest (including any Reimbursement Obligation) in any Facility L/C with respect to such Lender, any Commitment of such Lender, or any other interest of such Lender hereunder; provided, however, that upon the sale of any participating interest the selling Lender shall provide promptly to Borrower and Agent notice of such sale together with payment of a $3,500 processing and recording fee; and provided further, however, that (except as otherwise provided in subsection (c) below) no Participant's consent shall be required to approve any amendments, waivers or other modifications of this Agreement or of any document contemplated by this Agreement, and no participation agreement shall provide any Participant with such rights.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and such Lender shall remain the holder of any such Note for all purposes under this Agreement, and, except as provided in the immediately following sentence, Borrower, the other Lenders, and Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.  However, any Participant that is an affiliate of any Lender shall have the right to deal directly with any other Lender and Borrower with respect to any matter that is the subject of this Agreement, and Lenders and Borrower agree to deal directly with such affiliate Participant(s); provided, however, that each Lender needs to deal only with other Lenders (and not such other Lenders' affiliate Participant(s)), in those matters in which the consent of any one or more Lenders is required.  The rights set forth in the immediately preceding sentence shall apply only to Participants that are affiliates of any Lender, and such rights do not apply to any Participants that are not affiliates of any Lender.  Borrower agrees that if amounts outstanding under this Agreement or the Notes are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of a Default or an Event of Default, each Participant shall be deemed to have the right of set-off provided to Lenders in this Agreement in respect of its participating interest in amounts owing under this Agreement or any Note or Reimbursement Obligation to the same extent as if the amount of its participating interests were owing directly to it as a Lender under this Agreement, any Note or any Facility L/C or participation in any Facility L/C.

(b) Borrower authorizes each Lender and Agent to disclose to any Participant and any prospective Participant any and all financial information in such Lender's or Agent's possession concerning Borrower and any of Borrower's Subsidiaries which has been delivered to such Lender or Agent by Borrower or Borrower's Subsidiaries pursuant to this Agreement or which has been delivered to such Lender or Agent by Borrower or Borrower's Subsidiaries in connection with such Lender's or Agent's credit evaluation of Borrower and Borrower's Subsidiaries prior to entering into this Agreement.  Any Participant or prospective Participant shall be subject to the confidentiality provisions of this Agreement.

(c) Each Lender shall with respect to its Participants, if any, retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees (other than Agent's fees) or reduces the interest rate or fees (other than Agent's fees) payable with respect to any such Loan or Commitment, postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees (other than Agent's fees) on, any such Loan or Commitment or releases any Guarantor.  No Participant shall be a "Lender" for purposes of this Agreement.

(d) Borrower agrees that each Participant shall be deemed to have the rights of set-off provided in subsection 11.8 hereof in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in subsection 11.8 hereof with respect to the amount of participating interests sold to each Participant.  Lenders agree to share with each Participant, and each Participant, by exercising the right of set-off provided in subsection 11.8 hereof, agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with subsection 11.8 hereof as if each Participant were a Lender.

(e) Except for the sale of participating interests as described in this subsection 11.4 and the assignments as described in subsection 11.7 hereof, no Lender may sell or assign its rights and interests under this Agreement without the written consent of each Lender and Borrower, provided that after the occurrence of a Default or an Event of Default that has not been waived by all Lenders, Borrower's consent to such sale or assignment shall not be required.

11.5 Survival of Representations and Warranties.

  All representations and warranties made hereunder and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and shall remain in full force and effect until this Agreement is terminated, all Facility L/Cs are cancelled or are fully collateralized with cash in accordance with Section 8 hereof and all Obligations (including Facility L/C Obligations that are not fully collateralized with cash) are paid in full.

11.6 Payment of Expenses.

  Borrower agrees:

(a) to pay or reimburse Agent for all its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes, the Guaranty Agreement, the Facility L/Cs and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation the reasonable fees and disbursements of counsel to Agent; and

(b) to pay or reimburse Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the Guaranty Agreement, the Facility L/Cs and any such other documents, including without limitation the reasonable fees and disbursements of counsel to Agent and each Lender.

11.7 Successors and Assigns; Assignment.

(a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent and each Lender, all future holders of the Notes and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all Lenders, which consent may be withheld by any Lender in its sole discretion; and provided further that the rights of each Lender to transfer or assign its rights and/or obligations hereunder shall be limited as set forth below in part (b) of this subsection 11.7.  Notwithstanding the above (including anything set forth in part (b) of this subsection 11.7), nothing herein shall restrict, prevent or prohibit any Lender from (A) pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank, (B) granting assignments in such Lender's Loans and/or Commitment hereunder to its parent company and/or to any affiliate of such Lender or to any existing Lender or affiliate thereof and (C) selling participations as set forth in subsection 11.4 hereof,

(b) In addition to the assignments permitted by subsection 11.7(a) hereof, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(A) Minimum Amounts.

(1) in the case of an assignment of the entire remaining amount of the assigning Lender's Commitment and the Loans at the time owing to it or in the case of an assignment to an Eligible Assignee, no minimum amount need be assigned; and

(2) in any case not described in clause (A)(1) of this subsection 11.7(b), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Agent or, if "Trade Date" is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(B) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Commitment assigned.

(C) Required Consents.  No consent shall be required for any assignment except for the consent of Agent (which shall not be unreasonably withheld or delayed) and:

(1) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Eligible Assignee; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof; and

(2) the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(D) Assignment and Assumption Agreement.  The parties to each assignment shall execute and deliver to Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500, and the assignee, if it is not a Lender, shall deliver to Agent an administrative questionnaire provided by Agent.

(E) No Assignment to Borrower.  No such assignment shall be made to the Borrower or any of the Borrower's Affiliates or Subsidiaries.

(F) No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by Agent, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a "Lender" for all purposes of this Agreement and the other documents contemplated hereby and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of subsections 3.2, 3.4, 3.5 and 11.14 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection 11.7(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection 11.4.

11.8 Adjustments; Set-off.

(a) If any Lender (a "benefited Lender") shall at any time receive any payment of all or part of its Loans or Reimbursement Obligations owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in paragraph (5) of Section 9 hereof, or otherwise) in a greater proportion than any such payment to any other Lender in respect of such other Lender's Loans or Reimbursement Obligations owing to it, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders such portion of each such other Lender's Loans or Reimbursement Obligations owing to it, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.  Borrower agrees that each Lender so purchasing a portion of another Lender's Loans or Reimbursement Obligations owing to it may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to those rights and remedies of each Lender provided by law, subject to the terms and conditions of this Agreement, upon the occurrence of an Event of Default and acceleration of the Obligations, each Lender shall have the right, without prior notice to Borrower or the Guarantors, any such notice being expressly waived by Borrower and each Guarantor to the extent permitted by applicable law, to set-off and apply against any indebtedness, whether matured or unmatured, of Borrower or such Guarantor to such Lender, any amount held by or owing from such Lender to or for the credit or the account of Borrower or a Guarantor at, or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of set-off may be exercised by each Lender against Borrower and any Guarantor or against any trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor of Borrower and Guarantors, or against anyone else claiming through or against Borrower and Guarantors or such trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, receiver, custodian or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by such Lender prior to the making, filing or issuance of, or service upon such Lender of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Each Lender agrees promptly to notify Borrower and, if set-off is made against any Guarantor, such Guarantor after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.

11.9 WAIVER OF JURY TRIAL.

  EACH LENDER AND BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THE AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM.  NONE OF AGENT, ANY LENDER OR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY OF AGENT, ANY LENDER OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.  THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDERS TO PROVIDE THE COMMITMENT HEREUNDER.

11.10 Confidentiality.

  Agent and each Lender shall hold all confidential information obtained pursuant to the requirements of this Agreement which has been identified as such by Borrower in accordance with Agent's or such Lender's customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to its examiners, affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide Participant or assignee or prospective Participant or assignee in connection with any contemplated assignment thereof or participation therein or as required or requested by any governmental agency or representative thereof or pursuant to legal process.  Without limiting the foregoing, it is expressly understood that such confidential information which, at the time of disclosure is in the public domain or which, after disclosure, other than disclosure by Agent or any Lender, becomes part of the public domain or information which is obtained by Agent or any Lender prior to the time of disclosure and identification by Borrower under this subsection, or information received by Agent or any Lender from a third party shall not be subject to the confidentiality requirements of this subsection 11.10.  Nothing in this subsection or otherwise shall prohibit Agent or any Lender from disclosing any confidential information to any other Lender in connection with the Loans contemplated by this Agreement or render it liable in connection with any such disclosure.

11.11 Counterparts; Effective Date.

  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement shall become effective upon the receipt by Agent and each Lender of executed counterparts of this Agreement by each of the parties hereto.

11.12 Governing Law.

  This Agreement, the Notes and the rights and obligations of the parties under this Agreement and the Notes shall be governed by, and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania but giving effect to federal laws applicable to national banks.

11.13 Integration.

  This Agreement (including Borrower's obligation to pay the fees as provided in the Agent's Fee Letter referred to herein) and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

11.14 Indemnity.

  Borrower hereby agrees to defend, indemnify, and hold Agent, Arranger, each LC Issuer and each Lender and their respective directors, officers, employees and agents harmless from and against all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  This indemnity shall survive the termination of this Agreement.

11.15 Severability of Provisions.

  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

11.16 Submission to Jurisdiction.

  Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Western District of Pennsylvania and of any court of the Commonwealth of Pennsylvania sitting in Allegheny County for purposes of all legal proceedings which may arise hereunder or under the Notes.  Borrower irrevocably waives to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court, and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  Borrower consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in subsection 11.2 hereof or in any other manner permitted by law.

11.17 Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

11.18 No Fiduciary Duty.

  The relationship between Borrower and Lenders and Agent shall be solely that of borrower and lender.  Neither Agent nor any Lender shall have any fiduciary responsibilities to Borrower.  Neither Agent nor any Lender undertakes any responsibility to Borrower to review or inform the Borrower of any matter in connection with any phase of Borrower's business or operations.

11.19 Headings.

  The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

11.20 FIN 46.

  For purposes of determining compliance with the financial covenants in this Agreement, the application of Financial Accounting Standards Board Interpretation No. 46 shall be disregarded with respect to financial consolidation of any entity that is not a subsidiary of the Borrower.

11.21 USA PATRIOT Act.

  Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56) (signed into law October 26, 2001)) (the "Act") hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrower and Guarantors, which information includes the name and address of Borrower and Guarantors and other information that will allow such Lender to identify Borrower and Guarantors in accordance with the Act.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

M/I HOMES, INC.

By:
Name:  Phillip G. Creek
Title:    Executive Vice President and Chief
    Financial Officer

SIGNATURE PAGE TO CREDIT

AGREEMENT WITH M/I HOMES, INC.

LENDERS

PNC BANK, NATIONAL ASSOCIATION,
as Agent and as a Lender

By:

Name:

Title:

Address:

PNC Real Estate Finance
2 Tower Center, 18th Floor
East Brunswick, NJ  08816
Attention: Luis Donoso, Vice President
Phone: (732) 220-3541
Fax: (732) 220-3744
Email: luis.donoso@pnc.com

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

THE HUNTINGTON NATIONAL BANK

as Co-Syndication Agent and as a Lender

By:
Name:  Michael L. Kauffman
Title:   Senior Vice President

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agent and as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

FIFTH THIRD BANK,
as Co-Documentation Agent and as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

US BANK NATIONAL ASSOCIATION,
as Co-Documentation Agent and as a Lender

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

REGIONS BANK

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

WELLS FARGO BANK, N.A.

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

CITIBANK N.A.

By:
Name:
Title:

SIGNATURE PAGE TO CREDIT AGREEMENT WITH M/I HOMES, INC.

COMERICA BANK

By:
Name:
Title:

SCHEDULE 1

COMMITMENTS

Lender	Commitment1	Ratable Share
PNC Bank, National Association	$22,500,000	16.071428571%
The Huntington National Bank	$22,500,000	16.071428571%
JPMorgan Chase Bank, N.A.	$15,000,000	10.714285714%
Fifth Third Bank	$15,000,000	10.714285714%
US Bank National Association	$15,000,000	10.714285714%
Regions Bank	$15,000,000	10.714285714%
Wells Fargo Bank, N.A.	$15,000,000	10.714285714%
Citibank N.A.	$10,000,000	7.142857143%
Comerica Bank	$10,000,000	7.142857143%

Total	$ 140,000,000.00	100%

1 The Commitments indicated in this Schedule I are calculated based on an Aggregate Commitment of $140,000,000 and are subject to periodic proportionate reduction or increase upon reduction or increase of the Aggregate Commitment.

M/I HOMES, INC.

SCHEDULE 2

OUTSTANDING LETTERS OF CREDIT

	DATE OF	LETTER OF			LOC		EXPIRE
	LC	CREDIT #	BENEFICIARY	REFERENCE	AMOUNT		DATE

L	06-12-09	CPCS-765811	CITY OF COLS TRANSPORTATION	WOODS @ JEFF - CEDAR RUN 3	$37,706.78	JP	06-11-10
L	06-11-07	CPCS-335116	TOWN OF CARY	STONEBRIDGE SF TRACT C PH 1	$76,935.75	JP	06-13-10
L	07-08-09	CPCS-778588	CITY OF COLS TRANSPORTATION	UPPER ALBANY WEST 4	$291,738.00	JP	07-13-10
L	07-16-09	CPCS-781753	CITY OF CONCORD	GLEN GROVE 2-12	$48,851.15	JP	07-17-10
L	07-16-09	CPCS-781756	CITY OF CONCORD	GLEN GROVE 2-10	$26,007.23	JP	07-17-10
L	07-16-09	CPCS-781757	CITY OF CONCORD	GLEN GROVE 2-11	$20,021.19	JP	07-17-10
	07-11-07	CPCS-342764	SMB AUBURN LLC	CENTENNIAL	$258,186.00	JP	08-01-10
L	02-03-03	CPCS-636150	BD OF CNTY SUPER OF FAIRFAX	LORTON VALLEY PLAN # 1126-SP-01	$258,000.00	JP	08-03-10
L	02-10-03	CPCS-636155	BD OF CNTY SUPER OF FAIRFAX	LORTON VALLEY NORTH SEC 1	$108,000.00	JP	08-10-10
L	08-31-07	CPCS-388909	TOWN OF CARY	STONEBRIDGE SF TRACT C PH 2	$64,863.75	JP	08-31-10

					$1,190,309.85
		BOLD EXPIRATION DATE INDICATES AUTOMATIC RENEWAL

SCHEDULE 3

SUBSIDIARIES OF BORROWER (CONTINUED)

SCHEDULE 3

SUBSIDIARIES OF BORROWER

* Subsidiaries marked by an asterisk are Financial Subsidiaries and are not Guarantors as of the Closing Date

** Subsidiaries marked by two asterisks are Non-Guarantor Subsidiaries and are not Guarantors as of the Closing Date

1.Name of Subsidiary:	M/I Financial Corp. an Ohio corporation*
Principal Place of Business:	3 Easton Oval, Suite 210 Columbus, Ohio 43219
2.Name of Subsidiary:	M/I Homes of Central Ohio, LLC, an Ohio limited liability company
Principal Place of Business:	3 Easton Oval, Suite 310 Columbus, Ohio 43219
3.Name of Subsidiary:	M/I Homes of Cincinnati, LLC, an Ohio limited liability company
Principal Place of Business:	6279 Tri-Ridge Blvd. Suite 110 Loveland, Ohio 45140
4.Name of Subsidiary:	M/I Homes Service, LLC, an Ohio limited liability company
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
5.Name of Subsidiary:	M/I Properties LLC, an Ohio limited liability company
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
6.Name of Subsidiary:	Northeast Office Venture, Limited Liability Company, a Delaware limited liability company
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
7.Name of Subsidiary:	TransOhio Residential Title Agency Ltd., an Ohio limited liability company*
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
8.Name of Subsidiary:	M/I Homes of Raleigh, LLC, a Delaware limited liability company
Principal Place of Business:	1511 Sunday Drive, Suite 100 Raleigh, North Carolina 27607
9.Name of Subsidiary:	M/I Homes of Charlotte, LLC, a Delaware limited liability company
Principal Place of Business:	9335 Harris Corners Parkway, Suite 100 Charlotte, North Carolina 28269
10.Name of Subsidiary:	M/I Homes of DC, LLC, a Delaware limited liability company
Principal Place of Business:	21355 Ridgetop Circle, Suite 220 Sterling, Virginia 20166
The following Subsidiaries (nos. 11, 12 and 13) are 100% owned by M/I Homes of DC, LLC:
11.Name of Subsidiary:	The Fields at Perry Hall, L.L.C., a Maryland limited liability company
Principal Place of Business:	21355 Ridgetop Circle, Suite 220 Sterling, Virginia 20166
12.Name of Subsidiary:	Wilson Farm, L.L.C., a Maryland limited liability company
Principal Place of Business:	21355 Ridgetop Circle, Suite 220 Sterling, Virginia 20166
13.Name of Subsidiary:	Prince Georges Utilities, LLC, a Maryland limited liability company
Principal Place of Business:	21355 Ridgetop Circle Sterling, Virginia 20166
14.Name of Subsidiary:	M/I Homes Second Indiana LLC, an Indiana limited liability company
Principal Place of Business:	8500 Keystone Crossing, Suite 160 Indianapolis, Indiana 46240
15.Name of Subsidiary:	M/I Homes First Indiana LLC, an Indiana limited liability company
Principal Place of Business:	8500 Keystone Crossing, Suite 160 Indianapolis, Indiana 46240
The following Subsidiary (no. 16) is owned 99% by M/I Homes Second Indiana, LLC (as limited partner) and 1% by M/I Homes First Indiana LLC (as general partner):
16.Name of Subsidiary:	M/I Homes of Indiana, L.P., an Indiana limited partnership
Principal Place of Business:	8500 Keystone Crossing, Suite 160 Indianapolis, Indiana 46240
17.Name of Subsidiary:	M/I Homes of Florida, LLC, a Florida limited liability company
Principal Place of Business:	4343 Anchor Plaza Parkway, Suite 200 Tampa, Florida 33634
The following Subsidiaries (nos. 18, 19, 20 and 21) are each 100% owned by M/I Homes of Florida, LLC
18.Name of Subsidiary:	M/I Homes of Tampa, LLC, a Florida limited liability company
Principal Place of Business:	4343 Anchor Plaza Parkway, Suite 200 Tampa, Florida 33634
19.Name of Subsidiary:	M/I Homes of Orlando, LLC, a Florida limited liability company
Principal Place of Business:	237 South Westmonte Drive, Suite 111 Altamonte Springs, Florida 32714

20.Name of Subsidiary:	M/I Homes of West Palm Beach, LLC, a Florida limited liability company
Principal Place of Business:	2000 Palm Beach Lakes Blvd., Suite 602, Tower 1 West Palm Beach, Florida 33409
21.Name of Subsidiary:	MHO Holdings, LLC, a Florida limited liability company
Principal Place of Business:	4343 Anchor Plaza Parkway, Suite 200 Tampa, Florida 33634-6329
The following Subsidiary (no. 22) is 100% owned by MHO Holdings, LLC:
22.Name of Subsidiary:	MHO, LLC, a Florida limited liability company
Principal Place of Business:	4343 Anchor Plaza Parkway, Suite 200 Tampa, Florida 33634-6329
23.Name of Subsidiary:	M/I Title Agency, Ltd., an Ohio limited liability company* wholly-owned subsidiary of M/I Financial Corp.
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
24.Name of Subsidiary:	M/I Homes of Chicago, LLC, a Delaware limited liability company
Principal Place of Business:	1751 West Diehl Road Napierville, Illinois 60563
25.Name of Subsidiary:	M/I Homes of Houston, LLC, a Delaware limited liability company
Principal Place of Business:	7906 North Sam Houston Parkway West, Suite 101 Houston, Texas 77064
26.Name of Subsidiary:	Washington/Metro Residential Title Agency, LLC, a Maryland limited liability company * and **(70% owned by M/I Financial Corp., 30% owned by Potomac Settlement Services, Inc.)
Principal Place of Business:	11781 Lee Jackson Memorial Highway, Suite 390 Fairfax, Virginia 22033
27.Name of Subsidiary:	M/I Homes Foundation, an Ohio nonprofit corporation** and wholly owned subsidiary of M/I Homes, Inc.
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
28. Name of Subsidiary:	K-Tampa, LLC, a Florida limited liability company** (50% owned by M/I Homes of Tampa, LLC and 50% owned by M Tampa, LLC)
Principal Place of Business:	4343 Anchor Plaza Parkway, Suite 200 Tampa, Florida 33634

SCHEDULE 4

FINANCIAL SUBSIDIARIES

1.Name of Subsidiary:	M/I Financial Corp. an Ohio corporation
Principal Place of Business:	3 Easton Oval, Suite 210 Columbus, Ohio 43219
2. Name of Subsidiary:	TransOhio Residential Title Agency Ltd., an Ohio limited liability company
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
3. Name of Subsidiary:	M/I Title Agency, Ltd., an Ohio limited liability company and wholly-owned subsidiary of M/I Financial Corp.
Principal Place of Business:	3 Easton Oval, Suite 500 Columbus, Ohio 43219
4.Name of Subsidiary:	Washington/Metro Residential Title Agency, LLC, a Maryland limited liability company (70% owned by M/I Financial Corp., 30% owned by Potomac Settlement Services, Inc.)
Principal Place of Business:	11781 Lee Jackson Memorial Highway, Suite 390 Fairfax, Virginia 22033

SCHEDULE 5

POOL REAL PROPERTY SUBJECT TO

A MORTGAGE AT CLOSING

EXHIBIT A

BORROWING BASE CERTIFICATE

To:           Agent and each Lender

Ladies and Gentlemen:

This letter is to comply with subsection 2.1(b)(viii) of the Credit Agreement dated June 9, 2010 (as amended, the "Credit Agreement"), among M/I Homes, Inc., as Borrower, the Lenders party thereto and PNC Bank, National Association as Agent and is for the monthly accounting period ended.  Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

Attached hereto is the calculation of the [Initial Borrowing Base] [Second Borrowing Base] [Secured Borrowing Base]. All figures in this calculation are as at the end of the monthly accounting period set forth in the first paragraph of this letter. The undersigned certifies that, to the best knowledge of the undersigned, the calculation set forth herein is true and accurate in all material respects.

Certified by:

__________________________________
[Chief Financial Officer, Treasurer, Controller
or Chief Accounting Officer] of  M/I Homes, Inc.

Attachment

Attachment to

M/I Homes, Inc.

Initial Period Borrowing Base Certificate

______________, 201_

$000’s
1. Secured Borrowing Base Cash:	$
2. Borrowing Base Percentages:
A. Secured Borrowing Base Cash:	100%
3. Borrowing Base:
A. Line 1 times Line 2.A.:	$
4. Aggregate Outstandings:	$
5. Line 4 minus Line 3 (Availability (Overadvance)):	$

Attachment to

M/I Homes, Inc.

Second Period Borrowing Base Certificate

______________, 201_

1. Secured Borrowing Base Cash:	$
2. Current Book Value of Pool Real Property subject to a Mortgage	$
3.Borrowing Base Percentages:
A. Secured Borrowing Base Cash:	100%
B. Pool Real Property subject to a Mortgage:	35%
4.Borrowing Base:
A. Line 1 times Line 3.A.:	$
B. Line 2 times Line 3.B.	$
C.Sum of Line 4.A. plus 4.B.:	$
5.Aggregate Outstandings:	$
6.Line 4 minus Line 5 (Availability (Overadvance)):	$

Attachment to

M/I Homes, Inc.

Secured Borrowing Base Certificate

______________, 201_

$000’s
1. Secured Borrowing Base Cash:	$
2. Appraised Value of Qualified Real Property:
3.Current book value of following Qualified Property in Secured Borrowing Base:
A. Qualified Real Property by Single Markets:
1.	$
2.	$
3.	$
B. Current book value of Lots Under Development:	$
C. Current book value of Unimproved Entitled Land:	$
4.Borrowing Base Percentages:
A. Secured Borrowing Base Cash:	100%
B. Qualified Real Property:	45%
5.Gross Borrowing Base:
A. Line 1 times Line 4.A.:	$
B. Line 2 times Line 4.B.	$
C. Sum of Line 5.A. plus 5.B.:	$
6.Limitations on Borrowing Base:
A. Line 3.A.1. times Line 4.B.:
B. Line 3.A.2. times Line 4.B.:
C. Line 3.A.3. times Line 4.B.
D. Line 3.B. times Line 4.B.:
E. Line 3.C. times Line 4.B.:
F. Aggregate amount by which any of Lines 6.A., 6.B. and6.C. exceed 25% (35% in the case of Columbus Ohio) of Line 5.C.	$
G. Amount by which Line 6.D. exceeds 25% of Line 5.C.:	$
H. Amount by which Line 6.E. exceeds 30% of Line 5.C.:	$
I. Amount by which Line 6.D plus 6.E. exceeds 50% of Line 5.C.:	$
7.Borrowing Base (Line 5.E. minus Line 6.F.minus Line 6.G. minus Line 6.H.):	$
8.Aggregate Outstandings:	$
9.7 minus Line 8 (Availability (Overadvance)):	$

EXHIBIT B

GUARANTY AGREEMENT

(GUARANTY, SUBORDINATION AND SUBROGATION AGREEMENT)

THIS GUARANTY AGREEMENT, effective as of June __, 2010 between: the corporations and other entities identified under the caption "GUARANTORS" on the signature pages hereto (the "Guarantors") and PNC BANK, NATIONAL ASSOCIATION, as agent (the "Agent") for the Lenders or other financial institutions that are parties as lenders (collectively, the "Lenders"), to the Credit Agreement referred to below.

RECITALS

A.
M/I HOMES, INC. ("Borrower"), the Agent and the Lenders are parties to a Credit Agreement effective as of June 9, 2010 (such agreement, together with any amendments, supplements or other modifications thereto from time to time, collectively, the "Credit Agreement") providing, subject to the terms and conditions thereof, for extensions of credit (by making of loans and issuing letters of credit) to be made by the Lenders to Borrower in an aggregate principal or face amount not exceeding $140,000,000.

B.
Under and pursuant to the Credit Agreement, Borrower and each Guarantor desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were to merge into a single corporate entity.

C.	Each of the Guarantors has determined that it will benefit specifically and materially from the borrowings contemplated by the Credit Agreement.

D.
It is both a condition precedent to the obligations of the Lenders to make the loans and take other actions contemplated by the Credit Agreement and a desire of each Guarantor that each other Guarantor execute and deliver to the Agent for the benefit of the Lenders a counterpart of this Guaranty Agreement.

E.	Borrower and the Guarantors have requested and bargained for the structure and terms of the borrowings contemplated by the Credit Agreement.

Therefore, in consideration of the mutual covenants and agreements contained in the Credit Agreement and to induce Lenders and Agent to make the extensions of credit thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Guarantors have agreed to enter into this Guaranty Agreement. Accordingly, the parties hereto agree as follows:

1.           Incorporation; Definitions, Construction; Terms. The Credit Agreement, including defined terms (unless otherwise defined herein), rules of construction and terms and conditions, is hereby incorporated herein and made a part hereof.

2.           Guaranteed Obligations.  The term "Guaranteed Obligations" shall mean (i) the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Notes, the Reimbursement Obligations and all other obligations (including the Obligations) and liabilities of Borrower to the Lenders or Agent, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the Facility L/Cs or any other document made, delivered or given in connection therewith, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees and expenses of counsel to the Lenders and to Agent and all disbursements) or otherwise and (ii) all amounts from time to time owing to the Lenders or the Agent by any Guarantor hereunder or under the Credit Agreement, the Notes, the Facility L/Cs or any other document made, delivered or given in connection therewith.

3.           Payment Guaranty.  The Guarantors hereby jointly and severally unconditionally and absolutely guarantee to each Lender and the Agent, for the benefit of each Lender, and their successors and assigns, the due and punctual payment when due (whether at the stated maturity, by acceleration or otherwise) of the Guaranteed Obligations, without deduction for any claim, setoff or counterclaim of Borrower or any of the Guarantors or for the loss of contribution of any Guarantor, and the due and punctual performance and observance by Borrower of all the terms, covenants and conditions of the Credit Agreement and the Notes, whether according to the present terms thereof, at any earlier or accelerated date or dates as provided therein, or pursuant to any extension of time, whether one or more, or to any change or changes in the terms, covenants and conditions thereof, now or at any time hereafter made or granted.  The obligations of each of the Guarantors are joint and several, primary, continuing and absolute and unconditional obligations of payment and performance, enforceable with or without proceeding against Borrower, any Guarantor or any security and/or before, after or contemporaneously with proceeding against Borrower, any Guarantor or any security.  This Guaranty Agreement shall be effective regardless of the solvency or insolvency of Borrower or any Guarantor at any time, the extension or modification of the Guaranteed Obligations by operation of law or otherwise, or the subsequent incorporation, reorganization, merger or consolidation of Borrower or any Guarantor, or any other change in composition, nature, personnel, ownership or location of Borrower or any Guarantor.

4.           Waiver, Notice, Amendments to Guaranteed Obligations.  In regard to any of the Guaranteed Obligations, or any evidence thereof, each of the Guarantors hereby expressly jointly and severally waive diligence, presentment, protest, notice of dishonor, demand for payment, extension of time for payment (whether one or more), notice of acceptance of this Guaranty Agreement, notice of nonpayment at maturity, notice of indulgences, notice of Borrower or any Guarantor incurring at any time any additional obligation to the Lenders or Agent which will be guaranteed hereunder, notice of any defaults or disputes involving Borrower or any Guarantor, of any settlement or adjustment of such defaults or disputes and of any settlement with or release of any Guarantor and notices of any other kind, and consents to any and all forbearances and extensions, whether one or more, of the time for payments set forth in the Credit Agreement and the Notes, and to any and all changes, amendment or waiver in the terms, covenants and conditions thereof hereafter made or granted and to any and all substitutions, exchanges or releases of any or all collateral therefor.  The Guarantors also hereby jointly and severally consent to and waive notice of any arrangements or settlements made in or out of court in the event of receivership, liquidation, readjustment, reorganization, arrangement or assignment for the benefit of creditors of Borrower or any Guarantor, any proceeding or case under the Bankruptcy Code, or in which a custodian (as defined in the Bankruptcy Code) is appointed or existing, and anything whatsoever, whether or not herein specified, which may be done or waived by or between or among Agent, the Lenders and Borrower and/or Agent, the Lenders and any Guarantor.  Each of the Guarantors shall remain jointly and severally liable under this Guaranty until all of the Guaranteed Obligations shall have been fully paid and all of the terms, covenants and conditions of the Credit Agreement and the Notes shall have been fully performed and observed by Borrower and the Commitments have terminated, notwithstanding any act, commission or thing which might otherwise operate as a legal or equitable discharge of such Guarantor.  Each of the Guarantors waive any defense to the Guaranteed Obligations based on any lack of genuineness, legality, validity, enforceability or allowability (in a bankruptcy, insolvency, reorganization or similar proceeding, or otherwise) or the perfection or validity of any security interest in or lien on any of the collateral securing (or purporting to secure) any of the Guaranteed Obligations.

5.           Collection Costs.  If any of the Guarantors fails to pay any of the Guaranteed Obligations to Agent for the account and benefit of the Lenders promptly upon demand therefor and any Lender or Agent on behalf of any Lender subsequently files one or more suits against such Guarantor to collect on and enforce this Guaranty Agreement, each Guarantor hereby jointly and severally agrees to pay all of such Lender's and Agent's costs related thereto, including without limitation all reasonable attorneys' fees, court costs and other legal expenses.  If, by other than the express agreement of the Lenders and Agent, the accrual of fees and/or interest, or the payment thereof by Borrower, as a part of the Guaranteed Obligations is at any time delayed or precluded as to Borrower, the Guaranteed Obligations, for purposes of this Guaranty Agreement and the obligations of each of the Guarantors hereunder, shall be calculated without regard to such delay or preclusion.

6.           No Conditions to Enforcement.  The Guarantors agree that this Guaranty may be enforced by any Lender or Agent for the benefit of the Lenders without first resorting to or exhausting any other security or collateral or without first having recourse to any property through foreclosure proceedings or otherwise; however, nothing contained herein shall prevent any Lender or Agent for the benefit of the Lenders from instituting and maintaining suit on, foreclosing or causing to be foreclosed any lien(s) or from exercising any other rights thereunder, and if such foreclosure or other remedy is availed of, only the net proceeds therefrom, after deduction of all charges and expenses of every kind and nature whatsoever, shall be applied to the reduction of the Guaranteed Obligations, and no Lender or Agent shall be required to institute or prosecute proceedings to recover any deficiency as a condition of payment hereunder or of enforcement hereof.  At any sale or other disposition of any or all of any security or collateral for any or all of the Guaranteed Obligations, whether by trustee's sale, sale by a court of competent jurisdiction, foreclosure or otherwise, any Lender or Agent for the benefit of any Lender may at its discretion purchase all or any part of such collateral so sold or offered for sale or other disposition for its own account(s) and may apply the amount bid therefor, and any proceeds of sale or other disposition against the Guaranteed Obligations or any part(s) thereof in any order(s) or amount(s) as such Lender or Agent for the benefit of the Lenders sees fit in its sole judgment.

7.           No Assignment.  The obligations of each of the Guarantors hereunder cannot be assigned or transferred in any manner whatever, directly or indirectly, by operation of law or otherwise, without the prior written consent of all of the Lenders, which consent may be withheld in any circumstances.  However, each of the Guarantors agrees that this Guaranty shall inure to the benefit of and may be enforced by any Lender and/or Agent for the benefit of the Lenders and by any subsequent holder or assignee of any or all of the Guaranteed Obligations and shall be binding upon and enforceable against such Guarantor and upon its legal representatives, successors and permitted assigns.

8.           Waiver of Subrogation.  The Guarantors hereby irrevocably waive any and all rights they may now or hereafter have under any agreement or at law or in equity (including without limitation any law subrogating such Guarantor to the rights of the Lenders and/or Agent for the benefit of the Lenders) to assert any claim against or seek contribution, indemnification or any other form of reimbursement from the Borrower or any other Guarantor for any payment made by such Guarantor under or in connection with this Guaranty or otherwise.

9.           Subordination.  All indebtedness and obligations of Borrower or any other Guarantor to any of the Guarantors (collectively, the "Claims"), whether secured or unsecured, now existing or hereafter arising, direct or indirect, absolute or contingent, are hereby subordinated to the priority of all of the Guaranteed Obligations.  The Guarantors agree that, until all of the Guaranteed Obligations have been paid and satisfied in hill and the Commitments have terminated, (a) except on behalf of and pursuant to instructions of Agent for the benefit of the Lenders, the Guarantors will not ask, demand, sue for, take or receive all or any part of the Claims or any security therefor, whether or not upon any distribution of assets or readjustment of indebtedness of Borrower or any Guarantor, and (b) the Guarantors will deliver to Agent for the benefit of the Lenders from time to time such instruments, assignments, evidences of indebtedness and such other things as, in the judgment of Agent, are necessary or appropriate to effect the objectives of this Section 9.

10.           Successive Actions.  Any one or more successive and/or concurrent actions may be brought hereon against any of the Guarantors, whether in the same action, if any, brought against Borrower, the then owner of any collateral securing Borrower's obligations and/or any other party, or in separate actions, as often as the Lenders or Agent for the benefit of the Lenders or the legal holder or holders of or assigns of the Lenders or Agent for the benefit of the Lenders in their sole discretion, may deem advisable.

11.           Acceleration; Default.  All or any part of the Guaranteed Obligations shall be immediately due and payable, and all liabilities shall mature immediately, at the option of Agent for the benefit of the Lenders and without notice or demand, upon the occurrence of any one or more of the following:  (a) any Event of Default under the Credit Agreement or the Notes; or (b) any default by any of the Guarantors hereunder; or (c) any warranty, representation or statement made or furnished to the Lenders or Agent by or on behalf of any of the Guarantors proves to have been false in any material respect when made or furnished; or (d) the transfer by any of the Guarantors of a substantial portion of its property not in the ordinary course of its business as constituted on the date hereof to any party or entity other than Borrower, provided that any such transfer to Borrower is not otherwise prohibited by the provisions of any other document or agreement executed by and binding upon such Guarantor.

12.           Limitation on Obligations.  (a)  The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate or other formation, governance and organizational law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor's liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the Guarantors, Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor's "Maximum Liability").  This Section 12(a) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of Agent and Lenders hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantors nor any other Person shall have any right or claim under this Section 12(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.

(b)           Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Agent hereunder.  Nothing in this Section 12(b) shall be construed to increase any Guarantor's obligations hereunder beyond its Maximum Liability.

(c)           In the event any Guarantor (a "Paying Guarantor") shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a "Non-Paying Guarantor") shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor's "Pro Rata Share" of such payment or payments made, or losses suffered, by such Paying Guarantor.  For the purposes hereof, each Non-Paying Guarantor's "Pro Rata Share" with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor's Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor's Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this Section 12(c) shall affect any Guarantor's several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor's Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations.  The provisions of this Section 12(c) are for the benefit of both Agent (and Lenders) and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

13.           Records.  Nothing herein shall be construed as an obligation on any Lender's or Agent's part to continue to extend credit to Borrower in any manner whatsoever.  Each Lender's and Agent's records showing the account(s) between Borrower and the Lenders and/or Agent shall be admissible in evidence in any action or proceeding involving this Guaranty Agreement, and such records shall be prima facie proof of the items therein set forth.

14.           Warranties.  As an inducement for and in consideration of the Guaranteed Obligations, each of the Guarantors warrants and represents to the Lenders and Agent for the benefit of the Lenders, which warranties and representations shall expressly survive the execution and delivery hereof, that: (a) the Obligations guaranteed hereby were, and are being, incurred for purposes permitted by all applicable laws and by the articles, bylaws, code of regulations and other corporate legislation of such Guarantor; (b) this Guaranty Agreement has been duly and validly authorized, executed and delivered by such Guarantor; and (c) this Guaranty Agreement constitutes the valid and binding obligation of such Guarantor, enforceable in accordance with its terms against such Guarantor.

15.           Laws; Entire Agreement.  Each of the Guarantors agrees that this Guaranty Agreement shall be governed by, and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania but giving effect to federal laws applicable to national banks.  However, if any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of each of the Guarantors, the Lenders and Agent that such provision shall be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.  This Guaranty Agreement sets forth the entire agreement of the parties in regard to the subject matter hereof, and no representations, warranties or agreements of any kind have been made by the Lenders or Agent except as specifically set forth herein and in the Credit Agreement.  No amendment hereto shall be effective against the Lenders and Agent unless in writing, agreed to by all Lenders and signed by all Lenders.  No express or implied waiver by the Lenders or Agent of any default or the exercise of any right or remedy hereunder shall in any way be, or be deemed to be, a waiver of any future or subsequent default, right or remedy, whether similar in kind or otherwise.  Any provision hereof which becomes unenforceable by reason of the commencement of a case under the Bankruptcy Code shall again be valid and enforceable at the termination of that case.  The rights and remedies provided herein for the Lenders and Agent for the benefit of the Lenders are cumulative and may be exercised singly or concurrently with, and are not exclusive of, any rights or remedies provided at law or in equity.

16.           Jurisdiction; Service.  AS A SPECIFICALLY BARGAINED INDUCEMENT FOR THE LENDERS AND AGENT TO EXTEND CREDIT GIVING RISE TO THE GUARANTEED OBLIGATIONS, EACH OF THE GUARANTORS HAS AGREED THAT ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING FROM OR OUT OF THIS GUARANTY, ITS VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF THE LENDERS OR AGENT, THEIR RESPECTIVE SUCCESSORS OR ASSIGNS, SHALL BE INITIATED AND PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT PITTSBURGH, PENNSYLVANIA.  EACH OF THE LENDERS, AGENT AND EACH OF THE GUARANTORS CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT PITTSBURGH, PENNSYLVANIA, AND HAVING JURISDICTION OVER THE SUBJECT MATTER.

17.           Notices.  Any notice required or permitted to be given to or by any of the Guarantors hereunder shall be deemed to have been given (a) to such Guarantor by the Agent, when addressed to Borrower (whether or not specifically identifying such Guarantor), and (b) to any Lender and Agent when given by Borrower (and specifically identifying such Guarantor), and in each instance delivered in compliance with the Credit Agreement.

18.           Waiver of Jury Trial.  THE LENDERS, AGENT AND EACH OF THE GUARANTORS, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS GUARANTY AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM.  NONE OF THE LENDERS, AGENT OR ANY OF THE GUARANTORS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY OF THE LENDERS, AGENT OR ANY OF THE GUARANTORS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

19.           Effectiveness.  This Guaranty is intended to be made and to be effective at and only when delivered and accepted by Agent at the place designated by Agent and shall become effective only upon such delivery and upon acceptance by the Agent at such place.  Each of the Guarantors hereby waives notice of such acceptance.

20.           Counterparts.  This Guaranty may be executed by one or more of the parties on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

21.           Supplemental Guaranties.  Pursuant to Subsection 6.13 of the Credit Agreement, additional Subsidiaries shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent a supplemental guaranty in the form of Exhibit A attached hereto (with blanks appropriately filled in) (each, a "Supplemental Guaranty"), together with such additional supporting documentation required pursuant to the Credit Agreement.

IN WITNESS WHEREOF, each of the Guarantors has caused these presents to be executed by its duly authorized representative as of the day and year first above written.

GUARANTORS:

NORTHEAST OFFICE VENTURE, LIMITED LIABILITY COMPANY,
a Delaware limited liability company, by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
Chief Financial Officer

M/I HOMES SERVICE, LLC,
an Ohio limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

MHO, LLC, a Florida limited liability company,
by MHO Holdings, LLC, its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

MHO HOLDINGS, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I PROPERTIES LLC, an Ohio limited liability
company, by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF FLORIDA, LLC, a Florida limited liability
company, by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF ORLANDO, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF TAMPA, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF WEST PALM BEACH, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF DC, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF CHARLOTTE, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF RALEIGH, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

THE FIELDS AT PERRY HALL, L.L.C.,
a Maryland limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

WILSON FARM, L.L.C.,
a Maryland limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF CENTRAL OHIO, LLC,
an Ohio limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF CINCINNATI, LLC,
an Ohio limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF INDIANA, L.P., an Indiana limited
partnership, by M/I Homes First Indiana LLC, its sole general partner

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES FIRST INDIANA LLC,
an Indiana limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES SECOND INDIANA LLC,
an Indiana limited liability company,
by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF CHICAGO, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

M/I HOMES OF HOUSTON, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

PRINCE GEORGES UTILITIES, LLC,
a Maryland limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President,
Chief Financial Officer and Treasurer

EXHIBIT A TO GUARANTY

SUPPLEMENTAL GUARANTY

__________ ___, 201__

PNC Bank, National Association, as Agent

for the Lenders under the Credit Agreement

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Credit Agreement, dated as of June 9, 2010, among M/I Homes, Inc., the Lenders from time to time party thereto, and PNC Bank, National Association, as agent ("Agent") for the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement") and (ii) that certain Guaranty Agreement, dated as of June 9, 2010 executed and delivered by the Guarantors parties thereto in favor of Agent, for the benefit of the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the "Guaranty").  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.

In accordance with subsection 6.13 of the Credit Agreement and Section 21 of the Guaranty, the undersigned, _________________________, a corporation [limited partnership/limited liability company] organized under the laws of _____________________, hereby agrees to be a "Guarantor" for all purposes of the Credit Agreement and the Guaranty, respectively, effective from the date hereof.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.

This Supplemental Guaranty shall be governed by, in construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania but giving effect to federal laws applicable to national banks.

IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the date set forth above.

[GUARANTOR]

By:
Name:
Title:

EXHIBIT C

NOTE

__________ ___, 201___

FOR VALUE RECEIVED, the undersigned ("Borrower") promises to pay to the order of ________________________ ("Lender"), at the office of PNC Bank, National Association, as Agent ("Agent") for Lender, at Agent's office in Pittsburgh, Pennsylvania (or such other office of Agent as it may, from time to time in writing, designate), or at such other place as the holder hereof may, from time to time, in writing designate, the principal sum of ______________ Dollars ($_________), or so much thereof as may be disbursed to, or for the benefit of, the undersigned and remain unpaid, together with interest and payable at such interest rates and for such periods and in such manner, time(s) and place(s) as are specified in the Credit Agreement hereinafter defined.

This note ("Note") is the Note to Lender identified in the Credit Agreement dated as of June 9, 2010 (such agreement, together with any amendments, supplements or other modifications thereto from time to time, collectively, the "Credit Agreement"), between Borrower, Lender, the other Lenders party thereto, and Agent, as agent for the Lenders, as the same may hereafter be amended, modified, or supplemented from time to time, and said Credit Agreement is hereby incorporated into this Note and made a part hereof.  Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement.

Interest and principal shall be calculated and be payable as set forth in the Credit Agreement, and:

Lender's records of the principal, accrued interest and other charges due hereunder, as well as applicable interest rates and periods are, absent manifest error, conclusive as to and binding upon all Persons.

The entire unpaid principal balance evidenced by this Note plus any accrued but unpaid interest thereon and any other indebtedness with respect to Loans owing by Borrower to Lender under the Credit Agreement shall be paid in full on or before the Maturity Date.

The indebtedness evidenced hereby may be prepaid in whole or in part without penalty subject to the terms of the Credit Agreement.  All payments (including prepayments) received by Agent for the account of Lender (a) shall be applied to the payment of all costs and expenses incurred by Lender in accordance with the Credit Agreement, (b) shall, with respect to scheduled payments, be applied, first, to accrued interest, and second, to principal; (c) shall, with respect to prepayment, be applied to principal; (d) shall be in lawful money of the United States; and (e) shall be credited as of the time received by Agent for the account of Lender in cash or equivalent or when finally collected.  Pursuant to the terms of the Credit Agreement, repayments of principal shall be eligible for reborrowing by Borrower.  Lender shall not be obligated to extend any credit after the expiration of the term of this Note or the occurrence of a Default or an Event of Default.  Any part of the indebtedness evidenced by this Note outstanding on the Maturity Date shall be repaid on the Maturity Date.

Upon occurrence of an Event of Default, the whole or any part of the unpaid indebtedness evidenced hereby shall, at once or at any time thereafter, at the option of the holder or holders hereof, become due and payable without notice or demand therefor, the same being expressly waived.  A failure of the holder thereof to insist upon strict compliance with the terms hereof or to assert any right hereunder shall not be a waiver of any default and shall not be deemed to constitute a modification of the terms hereof or to establish any claim or defense.

No delay or omission on the part of the holder in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note.  A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

All persons now or hereafter liable, primarily or secondarily, for the payment of the indebtedness evidenced hereby or any part thereof, do hereby expressly waive presentment for payment, notice of dishonor, protest and notice of protest, and agree that the time for payment or payments of any part of the indebtedness evidenced hereby may be extended without releasing or otherwise affecting their liability hereon.

Borrower agrees that this Note shall be governed by, and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania but giving effect to federal laws applicable to national banks.  However, if any provision hereof is or becomes invalid or unenforceable under any law of mandatory application, it is the intent of Borrower, Lender and all parties primarily or secondarily liable hereunder, that such provision will be deemed severed and omitted herefrom, the remaining portions hereof to remain in full force and effect as written.

To the extent that the terms and provisions of this Note are inconsistent with the terms and provisions of the Credit Agreement, the terms and provisions of this Note shall control.

As a specifically bargained inducement for Lender to extend credit giving rise to the indebtedness evidenced hereby, the undersigned and Lender agree that: ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING FROM OR OUT OF THIS NOTE, ITS MAKING, VALIDITY OR PERFORMANCE, AT THE SOLE OPTION OF LENDER OR AGENT FOR THE BENEFIT OF LENDER OR LEGAL HOLDER HEREOF, SHALL BE PROSECUTED AS TO ALL PARTIES AND THEIR SUCCESSORS AND ASSIGNS AT PITTSBURGH, PENNSYLVANIA.  THE BORROWER, LENDER AND AGENT EACH CONSENTS TO AND SUBMITS TO THE EXERCISE OF JURISDICTION OVER ITS PERSON BY ANY COURT SITUATED AT PITTSBURGH, PENNSYLVANIA, AND HAVING JURISDICTION OVER THE SUBJECT MATTER.

BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, THE CREDIT AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF LENDER.  BORROWER SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY LENDER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY IT AND THE HOLDER OF THE NOTE.

IN WITNESS WHEREOF, the undersigned has executed and delivered this Note as of the day and year first above written.

M/I HOMES, INC.

By:
Name:     Phillip G. Creek
Title:       Executive Vice President and
        Chief Financial Officer

EXHIBIT D

COMMITMENT AND ACCEPTANCE

This Commitment and Acceptance (this "Commitment and Acceptance") dated as of _________ ___, 201_, is entered into among the parties listed on the signature pages hereof.

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS

Reference is made to that certain Credit Agreement dated June 9, 2010 by and among M/I Homes, Inc., PNC Bank, National Association, as Agent, and the Lenders party thereto (as amended, modified, supplemented or restated from time to time, the "Credit Agreement").

Pursuant to subsection 2.6(b) of the Credit Agreement, Borrower has requested an increase in the Aggregate Commitment from $__________ to $_______________.  Such increase in the Aggregate Commitment is to become effective on __________ ___, ____ (the "Increase Date").*  In connection with such requested increase in the Aggregate Commitment, Borrower, Agent and _________________________ ("Accepting Lender") hereby agree as follows:

1.           ACCEPTING LENDER'S COMMITMENT.  Effective as of the Increase Date, [Accepting Lender shall become a party to the Credit Agreement as a Lender, shall have (subject to the provisions of subsection 2.6(b) of the Credit Agreement) all of the rights and obligations of a Lender thereunder, shall agree to be bound by the terms and provisions thereof and shall thereupon have a Commitment under and for purposes of the Credit Agreement in the] [the Commitment of Accepting Lender under the Credit Agreement shall be increased from $_______________ to the] amount set forth opposite Accepting Lender's name on the signature pages hereof.

2.           REPRESENTATIONS AND AGREEMENTS OF ACCEPTING LENDER.  [Accepting Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Commitment and Acceptance and to consummate the transactions contemplated hereby] and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) from and after the Increase Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of its Commitment, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Commitment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Accepting Lender; and (b) agrees that (i) it will, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.*

*If the Accepting Lender is already a party to the Credit Agreement prior to the Increase Date, only the bracketed provision needs to be included.

3.           REPRESENTATIONS OF BORROWER.  Borrower hereby represents and warrants that, as of the date hereof and as of the Increase Date, (a) no event or condition shall have occurred and then be continuing which constitutes a Default or Event of Default and (b) the representations and warranties contained in Section 4 of the Credit Agreement are true and correct in all material respects (except to the extent any such representation or warranty is stated to relate solely to an earlier date).

4.           AGENT'S FEE.  On or before the Increase Date, Borrower shall pay to Agent an administrative fee in the amount of $3,500.

5.           GOVERNING LAW.  This Commitment and Acceptance shall be governed by the internal laws of the Commonwealth of Pennsylvania but giving effect to federal laws applicable to national banks.

* This date is to be agreed upon by Borrower, Agent and Accepting Lender.  See subsection 2.6(b)(ii) of the Credit Agreement.

Ex. D-

IN WITNESS WHEREOF, the parties hereto have executed this Commitment and Acceptance by their duly authorized officers as of the date first above written.

M/I HOMES, INC.

By:
Name:
Title:

PNC BANK, NATIONAL ASSOCIATION, as Agent

By:
Name:
Title:

$                                                           [NAME OF ACCEPTING LENDER]

By:
Name:
Title:

EXHIBIT E

INTENTIONALLY OMITTED

EXHIBIT F

COMPLIANCE CERTIFICATE

[LETTERHEAD OF M/I HOMES, INC.]
[DATE]
To: Agent and each Lender
Ladies and Gentlemen:

This letter is being sent to you to comply with subsection 6.2 of the Credit Agreement effective as of June 9, 2010 (as amended, the "Credit Agreement") and is being delivered to you for the period of [insert yearly or quarterly period as appropriate] for which period the undersigned has heretofore delivered, or is herewith delivering, the financial statements provided for in subsection 6.1 of the Credit Agreement (the "Financial Statements"). [The undersigned hereby certifies that such Financial Statements are true and accurate in all material respects, subject to normal year-end audit adjustments (Note: only required with delivery of unaudited Financial Statements)]. Capitalized terms used but not defined herein have the meanings given to such terms in the Credit Agreement.

The undersigned certifies that, after due examination by the undersigned and to the best of the knowledge of the undersigned, M/I Homes, Inc. and each of its Subsidiaries during the period stated above has observed or performed in all material respects all of its covenants and other agreements, and satisfied every condition, contained in the Credit Agreement, the Notes, the Guaranty Agreement and the Security Documents to be observed, performed or satisfied by it, and that the undersigned has no knowledge of any Default or Event of Default except [list any Defaults or Events of Default; if none, end sentence before "except"].

Additionally, I have enclosed a statement showing in detail the calculation of ratios and other covenants, in accordance with corresponding subsections of the Credit Agreement, as required by the Credit Agreement.

   Yours very truly,
   By:

                           Printed Name:

   Title:

Enclosure

Ex. F-1

CONFIDENTIAL
STATEMENT OF CALCULATION OF CERTAIN COVENANTS
[Date]
Subsection No.	Covenant
1. 6.9
Maintain a Minimum Tangible Net Worth of at least:  (i) $200,000,000 plus (ii) 50% of Consolidated Earnings (without deduction for losses and excluding the effect of any decreases in any Deferred Tax Valuation Allowance) earned for each completed fiscal quarter ending after March 31, 2010 to the date of determination plus (iii) the amount of any reduction or reversal in Deferred Tax Valuation Allowance for each completed fiscal quarter ending after March 31, 2010 minus (iv) the costs of the Borrower's repurchase of Senior Notes up to $10,000,000
(i) above:                                                                            $200,000,000
Plus (ii) above:                                                                            $___________
Plus (iii) above:                                                                            $___________
Minus (iii) above:                                                                            $___________
Required Minimum Tangible Net Worth:                                                                            $___________
Consolidated Tangible Net Worth =                                                                            $____________

2. 6.10	Maintain a Leverage Ratio not in excess of 1.50 to 1.00.
Consolidated Indebtedness: $
Consolidated Tangible Net Worth: $
Leverage Ratio = _____________ to 1.00
3. 6.11
Maintain an Interest Coverage Ratio of not less than 1.50 to 1.00.

The maintenance of an Interest Coverage Ratio of less than 1.50 to 1.00 as of the end of any fiscal quarter shall not constitute a violation of subsection 6.11 as long as Borrower, as of the end of such fiscal quarter, is in compliance with subsection 6.15.

EBITDA (for four quarters) $
Consolidated Interest Incurred (for four quarters): $
Interest Coverage Ratio = _____________ to 1.00
4. 6.15
If, for the period ending the last day of the most recently ended fiscal quarter (a) the Interest Coverage Ratio is less than 1.50 to 1.00 and (b) the ratio of (i) Adjusted Cash Flow from Operations ("ACFO Ratio") for the four fiscal quarters then ended to (ii) Consolidated Interest Incurred by the Borrower and its Subsidiaries for such four fiscal quarters is less than 1.50 to 1.00, until the end of the next fiscal quarter when the Interest Coverage Ratio is not less than 1.50 to 1.00 or the ACFO Ratio is not less than 1.50 to 1.00, the Borrower shall maintain Unrestricted Cash in an amount not less than $25,000,000.

(i) Adjusted Cash Flow From Operations: $ (ii) Consolidated Interest Incurred: $ (iii) Ratio of (i) to (ii) (AFCO Ratio) _______ to _____
Unrestricted Cash = $_____________
5. 7.1	Secured Indebtedness not to exceed $25,000,000.
Secured Indebtedness = $

Secured Indebtedness in the nature of Contingent Obligations in respect of Letters of Credit fully executed by a Lien on cash and Cash Equivalents not to exceed $50,000,000 ("Secured Contingent Obligations")

Secured Contingent Obligations = $
6. 7.5
Adjusted Land Value not to exceed 110% of Consolidated Tangible Net Worth.

Adjusted Land Value

(i) book value of all Land:                                                                         $
less
(ii) the sum of

     (a) book value of Land and Lots under Contract: $
      and
(b) the lesser of :
            (1) the product of (x) the number
                   of  Housing Units contracted for during the last
                    six months and (y) average book value of all
                  Finished Lots and Lots under Contract and: $

             (2) 25% of Consolidated Tangible Net Worth: $

Adjusted Land Value:                                                                         $

Consolidated Tangible Net Worth:                                                                         $

X 1.10 =                                                                         $

7. 7.6(b)
Limit on extension of credit in connection with                                                                                                 $
the sale of land of 10% of Consolidated
Tangible Net Worth.

10% of Consolidated Tangible Net Worth:                                                                         $

Aggregate amount of extensions of credit in                                                                         $
connection with the sale of Land:

Maximum maturity of any such extensions of
credit not to exceed five years:                                                                         ________________

8. 7.6(e)
Limit on Investments in Joint Ventures of twenty percent (20%) of Consolidated Tangible Net Worth, provided that Borrower has no less than a 20% interest in each such joint venture and that management and control decisions for each such joint venture require Borrower's consent and approval.

20% of Consolidated Tangible Net Worth:                                                                         $

Investments in Joint Ventures:                                                                         $

Lowest percentage interest of Borrower in a joint venture:  ___________%

9. 7.13
The number of Speculative Housing Units, as at the end of any fiscal quarter, not to exceed the greater of (a) the number of Housing Unit Closings occurring during the period of twelve (12) months ending on the last day of such fiscal quarter, multiplied by thirty-five percent (35%) or (b) the number of Housing Unit Closings occurring during the period of six (6) months ending on the last day of such fiscal quarter, multiplied by seventy percent (70%).

Speculative Housing Units:

(a) Housing Unit Closings in last 12 months:                                                                         ________ x 35% =

(b) Housing Unit Closings in last 6 months:                                                                         ________ x 70% =

(c)  Speculative Housing Units:

EXHIBIT G

CERTIFICATE CONCERNING PROJECTIONS

[DATE]

TO:  Agent and each Lender

The undersigned certifies to Agent and each Lender, the following:

The attached financial projections of M/I Homes, Inc. (the "Company") present, to the best knowledge and belief of the undersigned, the Company's expected results for the projected periods.  The projections reflect the Company's management's judgment as of the date of the projections of the expected conditions and expected course of action.  The projections state all of the principal assumptions on which the projections are predicated, and the projections, in fact, have been made on the basis of the stated principal assumptions.

The undersigned makes no representation that the Company's actual results will conform to the projections.

This certificate is provided pursuant to subsection 6.2(b) of the Credit Agreement effective as of June 9, 2010 among the Company as borrower and the Lenders and Agent defined therein.

[Chief Financial Officer, Treasurer,
Controller or Chief Accounting Officer]

of M/I Homes, Inc.

Date:

Attachment (Projections)

EXHIBIT H

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment") is dated as of the Effective Date set forth below and is entered into by and between ____________________________________________________ (the "Assignor") and ________________________________________________ (the "Assignee").  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the "Credit Agreement"), receipt of a copy of which is hereby acknowledged by each Assignee.  The Standard Terms and Conditions set forth in Annex 1 are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to each Assignee, and each Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Agent as contemplated below, the interest in and to all of the Assignor's rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interests identified below each Assignee's name on the signature pages hereto, of all of the Assignor's outstanding rights and obligations under the respective facilities identified on the signature pages hereto (including, to the extent included in any such facilities, letters of credit and swingline loans) (each an "Assigned Interest" and collectively the "Assigned Interests").  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.           Assignor:                      ______________________________

2.           Assignee:                      ______________________________

[and is an Affiliate/Eligible Assignee of [identify Lender]2]

3.	Borrower(s):	M/I HOMES, INC.

4.	Agent:	PNC Bank, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated __________ by and among the Borrower, the Lenders parties thereto, PNC Bank, National Association, as Agent, and the Guarantors now or hereafter party thereto, as the same may be amended, restated or supplemented from time to time.

6.           ASSIGNED INTEREST:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans3	CUSIP Number
Revolving Credit Commitment	$	$	%

7.           [TRADE DATE:                                           ______________]4

8.           EFFECTIVE DATE:   ________________, 20___ [TO BE INSERTED BY AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]5

[SIGNATURE PAGES FOLLOW]

2 Select as applicable.

3 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

4 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

5 Assignor shall pay a fee of $3,500 to the Administrative Agent in connection with the Assignment and Assumption.

[SIGNATURE PAGE - ASSIGNMENT AND ASSUMPTION AGREEMENT]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

Consented to and Accepted:

PNC BANK, NATIONAL ASSOCIATION,
as Agent

By:
Name:
Title:

[Consented to:]6

BORROWER

M/I HOMES, INC.

By:
Name:
Title:

6 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION AGREEMENT

1.           Representations and Warranties.

1.1           Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interests, (ii) the Assigned Interests are free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the "Loan Documents"), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2           Assignee.  Each Assignee severally (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements, if any, of an eligible assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of its Assigned Interests, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase its Assigned Interests on the basis of which it has made such analysis and decision, and (v) if such Assignee is not incorporated or organized under the laws of the United States of America or any State thereof, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by such Assignee; and (b) agrees that (i) it will, independently and without reliance on Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.           Payments.  From and after the Effective Date, Agent shall make all payments in respect of each Assignee's Assigned Interests (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the respective Assignee for amounts which have accrued from and after the Effective Date.

3.           General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania.

EXHIBIT I

ADMINISTRATION OF SECURITY AND BORROWING BASE

Subject to the prior written consent of Agent, which Agent may exercise in its sole discretion:

(a)           Security Documents.  The Collateral Agreement, the Blocked Account Control Agreement, each Mortgage and all other Security Documents shall be in form and substance satisfactory to Agent.

(b)           Security Generally. On or prior to date of this Agreement, Agent shall receive duly executed copies of the Collateral Agreement and Blocked Account Control Agreement and, promptly thereafter, searches of records evidencing that financing statements have been filed in all appropriate jurisdictions to perfect a security interest conforming to the representation contained in Section 4.19 of this Agreement, and, at all times thereafter, Agent shall receive such other agreements, amendments, documents, assignments, statements or instruments, in each case in form and substance satisfactory to Agent, as may be reasonably necessary to evidence, perfect or otherwise implement the Lien created by the Security Documents as collateral security for the performance and repayment of the Obligations (in the case of Borrower) or of the Guaranteed Obligations (as defined in the Guaranty Agreement in the case of the Guarantors) in accordance with the requirements of the Credit Agreement.

(c)           Secured Borrowing Base Cash.  So long as the Initial Borrowing Base, Second Borrowing Base or Secured Borrowing Base includes Secured Borrowing Base Cash, such Secured Borrowing Base Cash will be held by or on behalf of Agent in the Secured Borrowing Base Account subject to the Blocked Account Control Agreement.

(d)           Qualified Real Property.  So long as the Secured Borrowing Base includes Qualified Real Property, Agent shall have received those documents, instruments and agreements contemplated for the Real Property by the definition of Qualified Real Property.

(e)           Review of Borrowing Base Certificates.  Each Borrowing Base Certificate will be subject to review and testing pursuant to such methodologies as Agent shall reasonably determine.

(f)           Calculation of Book Value of Pool Real Property and Second Borrowing Base.  The book value of any Pool Real Property included in the Second Borrowing Base shall be subject to adjustments from time to time approved by Agent in its reasonable discretion to take into account partial dispositions, costs of improvement, damage, destruction, other casualty, condemnation, eminent domain, contamination and other adverse events.  Except as otherwise reasonably determined by Agent in its discretion, Borrower may, but shall not be required to, (i) calculate the book value of Pool Real Property as the actual book value plus the book value of improvements since the prior measurement date and (ii) upon disposition of any such Pool Real Property, deduct from the book value an amount equal to (A) cost of goods sold as a result of such disposition times (B) a fraction equal to the most recent adjusted book value of such Pool Real Property divided by the corresponding book value of such Pool Real Property (including improvements thereto).  Agent may determine that the book value of a Pool Real Property is $0.00 as a result of material damage, destruction, other casualty, condemnation, eminent domain, contamination or other adverse event affecting such Qualified Real Property.

(g)           Calculation of Appraised Value of Qualified Real Property and Secured Borrowing Base.  The Appraised Value of any Qualified Real Property included in the Secured Borrowing Base shall be subject to adjustments from time to time approved by Agent in its reasonable discretion to take into account partial dispositions, costs of improvement, damage, destruction, other casualty, condemnation, eminent domain, contamination and other adverse events.  Except as otherwise reasonably determined by Agent in its discretion, Borrower may, but shall not be required to, (i) calculate the Appraised Value of Qualified Real Property as the actual Appraised Value plus the book value of improvements since the prior measurement date and (ii) upon disposition of any such Qualified Real Property, deduct from the Appraised Value an amount equal to (A) cost of goods sold as a result of such disposition times (B) a fraction equal to the most recent adjusted Appraised Value of such Qualified Real Property divided by the corresponding book value of such Qualified Real Property (including improvements thereto).  Agent may determine that the Appraised Value of a Qualified Real Property is $0.00 as a result of material damage, destruction, other casualty, condemnation, eminent domain, contamination or other adverse event affecting such Qualified Real Property.

(h)           Inspections.  Agent or its employees, agents or representatives shall be entitled to inspect Pool Real Property and Qualified Real Property from time to time, as follows:

(i)           at Agent's option, but no more than twice in any calendar year unless an Event of Default has occurred and is continuing, Agent may review the inventory status from the financial records of the Loan Parties, which will include sales reports, copies of  contracts, paid invoices, etc.;

(ii)           at Agent's option, a portion of any material vertical construction may be selected at random;

(iii)           land development work for Pool Real Property and Qualified Real Property will be inspected periodically, but not more than twice in any calendar year unless an Event of Default has occurred and is continuing, by Agent in its discretion; and

(iv)           material negative variances between calculations of the Second Borrowing Base or Secured Borrowing Base made by Borrower as adjusted by Agent’s calculations will be discussed with Borrower and, if not satisfactorily resolved, will be reflected in the next Borrowing Base Certificate delivered hereunder.

All inspections made by Agent or its employees, agents or representatives, shall be made solely and exclusively for the protection and benefit of the Lenders and neither Borrower nor any other Person shall be entitled to claim any loss or damage against Agent, Agent, any Lender or any of their respective employees, agents or representatives for failure to properly discharge any alleged duties of Agent.

(i)           Work-in-Progress Documentation.  Agent shall be entitled to inspect not more than once each quarter documentation with a scope reasonably identified by Agent with respect to any work-in-progress, including, without limitation, sales contracts, loan commitments, buyer deposits, lot purchase closing statements, certificates of occupancy, notices of commencement, etc.

(j)           Budget.  Upon request of Agent from time to time, a budget setting forth the estimates of the total cost of construction for specific Housing Units of a reasonable number and size included in the Secured Borrowing Base shall be provided by Borrower to Agent, at Borrower’s sole expense.

(k)           Plan and Cost Review.  Upon request of Agent from time to time, plans and cost budgets with respect to land development work in respect of Pool Real Property and Qualified Real Property of a reasonable size shall be provided by Borrower to Agent, at Borrower’s expense.

(l)           Title Updates.  So long as an Event of Default has occurred and is continuing, Agent may require, from time to time, such title updates (including without limitation, ownership and encumbrance reports) with respect to Pool Real Property and Qualified Real Property to confirm the lien status of such Security (in particular, that the Security Documents continue to constitute a first lien on and security interest in such Security subject only to Limited Permitted Liens), as Agent deems reasonably prudent all at the Borrower’s sole expense.

(m)           Appraisals.  From time to time, Agent will require Appraisals to be made in accordance with Section 2.1(b).

EXHIBIT J

FORM OF COLLATERAL AGREEMENT

COLLATERAL AGREEMENT

made by

M/I HOMES, INC.,

and certain of its Subsidiaries

in favor of

PNC BANK, NATIONAL ASSOCIATION,

as
Administrative Agent

Dated as of June 9, 2010

Ex. J-

TABLE OF CONTENTS
Page

SECTION 1.	DEFINED TERMS
1.1	Definitions.
1.2	Other Definitional Provisions.

SECTION 2.	GRANT OF SECURITY INTEREST

SECTION 3.	REPRESENTATIONS AND WARRANTIES
3.1	Title; No Other Liens.
3.2	Perfected First Priority Liens.
3.3	Jurisdiction of Organization.
3.4	Farm Products.
3.5	Investment Property.
3.6	Intellectual Property.

SECTION 4.	COVENANTS
4.1	Maintenance of Insurance.
4.2	Payment of Obligations.
4.3	Maintenance of Perfected Security Interest; Further Documentation.
4.4	Changes in Name, etc.
4.5	Notices.
4.6	Intentionally Omitted.
4.7	Intellectual Property.

SECTION 5.	INVESTING AMOUNTS IN THE CASH ACCOUNT
5.1	Investments.
5.2	Liability.

SECTION 6.	REMEDIAL PROVISIONS
6.1	Certain Matters Relating to Receivables.
6.2	Communications with Obligors; Grantors Remain Liable.
6.3	Proceeds to be Turned Over To Agent.
6.4	Additional Rights of Agent.
6.5	Application of Proceeds.
6.6	Code and Other Remedies.
6.7	Subordination.
6.8	Deficiency.

SECTION 7.	AGENT
7.1	Agent's Appointment as Attorney-in-Fact. etc.
7.2	Duty of Agent.
7.3	Execution of Financing Statements.
7.4	Authority of Agent.

SECTION 8.	MISCELLANEOUS
8.1	Amendments in Writing.
8.2	Notices.
8.3	No Waiver by Course of Conduct; Cumulative Remedies.
8.4	Payment of Expenses and Taxes.
8.5	Successors and Assigns.
8.6	Intentionally Omitted.
8.7	Counterparts.
8.8	Severability.
8.9	Section Headings.
8.10	Integration.
8.11	Governing Law.
8.12	Submission to Jurisdiction.
8.13	Acknowledgements.
8.14	Additional Grantors.
8.15	Releases.
8.16	WAIVER OF JURY TRIAL.

COLLATERAL AGREEMENT

COLLATERAL AGREEMENT, dated as of June 9, 2010, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the "Grantors"), in favor of PNC Bank, National Association, as administrative agent (the "Agent") and the lenders (the "Lenders") from time to time parties to the Credit Agreement dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement"), among M/I Homes, Inc., an Ohio corporation ("Borrower"), the Lenders and the Agent.

WITNESSETH:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, Borrower is a member of an affiliated group of companies that includes each other Grantor,

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement;

WHEREAS,  Borrower and the other Grantors have agreed to enter into this Agreement in order to grant a valid, binding, enforceable and perfected security interest in, and Lien on, certain of its assets, for the ratable benefit of the Secured Parties; and

WHEREAS, pursuant to Section 5.1(c) of the Credit Agreement, it is required that the Grantors shall, have executed and delivered this Agreement to the Agent for the ratable benefit of the Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Borrower under the Credit Agreement, each Grantor hereby agrees with Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 12:                                  DEFINED TERMS

12.1 Definitions.

 (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the Pennsylvania UCC: Account, Chattel Paper, Commercial Tort Claims, Document, Equipment, Farm Products, Fixtures, General Intangible, Goods, Instrument, Inventory, Investment Property, Letter-of-Credit Right and Supporting Obligation.
(b) The following terms shall have the following meanings:

"Agreement": this Collateral Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Borrower Obligations": "Obligations" as defined in the Credit Agreement and shall in any event include interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Facility L/C, or any other document made, delivered or given in connection with any of the foregoing, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to Agent or to the Lenders that are required to be paid by Borrower pursuant to the terms of any of the foregoing agreements).

"Cash Account": collectively, each of Borrower's Deposit Accounts and securities accounts (as defined in the Pennsylvania UCC) identified on Schedule 5 and any subaccount, substitute or successor account that is identified in writing as a substitute or successor account. The Cash Account is comprised of the Secured Borrowing Base Account.

"Cash Collateral": the collective reference to:

(a)           all cash, instruments, securities and funds deposited from time to time in the Cash Account;

(b)           all investments of funds in the Cash Account and all instruments and securities evidencing such investments; and

(c)           all interest, dividends, cash, instruments, securities and other property received in respect of, or as proceeds of, or in substitution or exchange for, any of the foregoing.

"Collateral": as defined in Section 2.

"Collateral Account": any collateral account established by the Agent as provided in Section 6.1 or 6.3.

"Copyright Licenses": any written agreement naming any Grantor as licensor or licensee, granting any right under any Copyright, including, without limitation, the grant of rights to manufacture, distribute, exploit and sell materials derived from any Copyright.

"Copyrights": (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof, and all applications in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

"Guarantor Obligations": with respect to any Guarantor, all obligations and liabilities of such Guarantor or any other Guarantor which may arise under or in connection with the Guaranty Agreement or any other Loan Document, to which such Guarantor or any other Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Agent or to the Lenders that are required to be paid by such Guarantor or any other Guarantor pursuant to the terms of the Guaranty Agreement or any other Loan Document).

"Guarantors": the collective reference to each Grantor other than Borrower.

"Intellectual Property": the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks and the Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

"Issuers": the collective reference to each issuer of any Investment Property.

"Obligations": (i) in the case of Borrower, Borrower Obligations, and (ii) in the case of each Guarantor, its Guarantor Obligations.

"Patent License": all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, use or sell any invention covered in whole or in part by a Patent.

"Patents": (i) all letters patent of the United States, any other country or any political subdivision thereof, all reissues and extensions thereof and all goodwill associated therewith, (ii) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof; and (iii) all rights to obtain any reissues or extensions of the foregoing.

"Pennsylvania UCC": the Uniform Commercial Code as from time to time in effect in the Commonwealth of Pennsylvania.

"Proceeds": all "proceeds" as such term is defined in Section 9-102(a)(64) of the Pennsylvania UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

"Receivable": any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance. "Receivable" includes any Account.

"Secured Parties": the collective reference to the Agent, the Lenders and any other parties to which Borrower Obligations or Guarantor Obligations, as applicable, are owed.

"Securities Act": the Securities Act of 1933, as amended.

"Trademark License": any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

"Trademarks": (i) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (ii) the right to obtain all renewals thereof.

12.2 Other Definitional Provisions.

 (a) The words "hereof," "herein", "hereto" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified.
(a) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(b) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor's Collateral or the relevant part thereof.

SECTION 13:                                  GRANT OF SECURITY INTEREST

Each Grantor hereby grants to Agent, for the ratable benefit of the Secured Parties, a security interest in, all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the "Collateral"), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor's Obligations:

(a) all Accounts;

(b) all Cash Collateral;

(c) all Chattel Paper;

(d) the Cash Account;

(e) all Commercial Tort Claims;

(f) all Documents;

(g) all Equipment;

(h) all Fixtures;

(i) all General Intangibles;

(j) all Goods;

(k) all Instruments;

(l) all Intellectual Property;

(m) all Inventory;

(n) all Investment Property;

(o) all Letter-of-Credit Rights;

(p) to the extent not otherwise described above, all other personal property (except for any property specifically excluded from any clause in this section above, and any property specifically excluded from any defined term used in any clause of this section above);

(q) all books and records pertaining to the Collateral; and

(r) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 2, this Agreement shall not constitute a grant of a security interest in, and the term Collateral shall not include, (i) any property now owned or hereafter acquired by any Grantor to the extent that such grant of a security interest is prohibited by any requirements of law of a governmental authority, requires a consent not obtained of any governmental authority pursuant to such requirement of law or is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document to which such property or such Grantor is subject or evidencing or giving rise to such property or, in the case of any Investment Property, any applicable shareholder or similar agreement, except to the extent that such requirement of law or the term in such contract, license, agreement, instrument or other document (other than (1) any such contract, license, agreement instrument or document evidencing Indebtedness, guarantee obligations or similar financing arrangements of any Grantor or (2) any shareholder, joint-venture or similar agreement, in each case to the extent permitted under the Credit Agreement) providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (ii) any intent-to-use trademark application to the extent and for so long as creation by a Grantor of a security interest therein would result in the loss by such Grantor of any material rights therein and (iii) any property now owned or hereafter acquired of any Grantor subject to a Lien or security interest in favor of any third party on the date hereof permitted under the Credit Agreement and any replacement Lien or security interest with respect to such property permitted under the Credit Agreement.

SECTION 14:                                  REPRESENTATIONS AND WARRANTIES

To induce Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to Borrower under the Credit Agreement, each Grantor hereby represents and warrants to the Agent and each Lender that:

14.1 Title; No Other Liens.

 Except for the security interest granted to the Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are permitted by the Credit Agreement.
14.2 Perfected First Priority Liens.

 The security interests granted pursuant to this Agreement (a) upon completion of the filings and other actions specified on Schedule 2 (which, in the case of all filings and other documents referred to on said Schedule, have been delivered to the Agent in completed and duly executed form) will constitute valid perfected (to the extent such security interest can be perfected by such filings or actions) security interests in all of the Collateral in favor of the Agent, for the ratable benefit of the Secured Parties, as collateral security for such Grantor's Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor and (b) are prior to all other Liens on the Collateral in existence on the date hereof except, in the case of Collateral other than the Cash Collateral, for Liens permitted by the Credit Agreement.
14.3 Jurisdiction of Organization.

 Chief Executive Office. On the date hereof, such Grantor's jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor's chief executive office or sole place of business or principal residence, as the case may be, are specified on Schedule 3. Such Grantor has furnished to the Agent a certified charter, certificate of incorporation or other organization document and good standing certificate as of a date which is recent to the date hereof.
14.4 Farm Products.

 None of the Collateral constitutes, or is the Proceeds of, Farm Products.
14.5 Investment Property.

 Such Grantor is the record and beneficial owner of, and has good and marketable title to, the Investment Property pledged by it hereunder, free of any and all Liens or options in favor of or claims of, any other Person, except the security interest created by this Agreement and the Liens permitted by the Credit Agreement.
14.6 Intellectual Property.

 (a)  On the date hereof, all Intellectual Property material to such Grantor's business is valid, subsisting, unexpired and enforceable, has not been abandoned and does not infringe the intellectual property rights of any other Person.
(b) No holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of, or such Grantor's rights in, any Intellectual Property in any respect that could reasonably be expected to have, in any one case or in the aggregate, a materially adversely affect on the financial condition, operations, properties, or business of Borrower or any Guarantor or any Subsidiary of Borrower or the ability of Borrower or any Guarantor to perform its obligations under the Loan Documents to which it is a party.

(c) No action or proceeding is pending, or, to the knowledge of such Grantor, threatened, on the date hereof (i) seeking to limit, cancel or question the validity of any Intellectual Property material to such Grantor's business or such Grantor's ownership interest therein, or (ii) which, if adversely determined, would have a material adverse effect on the value of any Intellectual Property material to such Grantor's business.

SECTION 15:                                  COVENANTS

Each Grantor covenants and agrees with the Agent and the Lenders that, from and after the date of this Agreement until the Maturity Date and the payment in full of all outstanding Obligations (or, with respect to outstanding Facility L/Cs, cash collateralization or other arrangements reasonably satisfactory to Issuers of and Agent):

15.1 Maintenance of Insurance.

 (a)  Such Grantor will maintain, with financially sound and reputable companies, insurance policies insuring the Inventory and Equipment against loss by fire, explosion, theft and such other casualties as required by the Credit Agreement.
(b) Borrower shall deliver to the Agent evidence with respect to such insurance as the Agent may from time to time reasonably request in writing.

15.2 Payment of Obligations.

 Such Grantor will pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including, without limitation, claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto (to the extent required by GAAP) have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.
15.3 Maintenance of Perfected Security Interest; Further Documentation.

  (a)  Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest to the extent required by this Agreement having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever other than, in the case of Collateral other than the Cash Collateral, any holder of Liens permitted by the Credit Agreement, subject to the rights of such Grantor under the Loan Documents to dispose of the Collateral.
(b) At any time and from time to time, upon the written request of the Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby, (ii) in the case of the Cash Account and any other relevant Collateral, taking any actions necessary to enable the Agent to obtain "control" (within the meaning of the applicable Uniform Commercial Code) with respect thereto, (iii) in the case of Investment Property comprised of certificated securities and any other relevant Collateral (other than Goods, Instruments and Chattel Paper received held in the ordinary course of business), delivering such certificates together with such stock powers and other writings as shall be necessary or appropriate to perfect the security interest of Collateral by delivery or possession and (iv) promptly notify the Agent in a writing identifying with reasonable specificity any commercial tort claim that becomes Collateral hereunder.

15.4 Changes in Name, etc.

 Such Grantor will not, except upon prior written notice to the Agent and delivery to the Agent of all additional executed financing statements and other documents reasonably requested by the Agent to maintain the validity, perfection and priority of the security interests provided for herein, (i) change its jurisdiction of organization or (ii) change its name.
15.5 Notices.

 Such Grantor will advise Agent promptly, in reasonable detail, of:
(a) any Lien (other than security interests created hereby or Liens permitted under the Credit Agreement) on any of the Collateral which would adversely affect the ability of the Agent to exercise any of its remedies hereunder; and

(b) of the occurrence of any other event which could reasonably be expected to have a material adverse effect on the aggregate value of the Collateral or on the security interests created hereby.

15.6 Intentionally Omitted.

15.7 Intellectual Property.

  (a)  Such Grantor (either itself or through licensees) will (i) continue to use each material Trademark on each and every trademark class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Trademark in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable requirements of law, (iv) not adopt or use any mark which is confusingly similar or a colorable imitation of such Trademark unless the Agent, for the ratable benefit of the Secured Parties, shall obtain a perfected security interest in such mark pursuant to this Agreement, and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark may become invalidated or impaired in any way.
(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any material Patent may become forfeited, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) (i) will employ each material Copyright and (ii) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any material portion of the Copyrights may become invalidated or otherwise impaired. Such Grantor will not (either itself or through licensees) do any act whereby any material portion of the Copyrights may fall into the public domain.

(d) Such Grantor (either itself or through licensees) will not do any act that knowingly uses any material Intellectual Property to infringe the intellectual property rights of any other Person.

(e) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in any other country or any political subdivision thereof to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of the material Intellectual Property, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(f) In the event that any material Intellectual Property is infringed, misappropriated or diluted by a third party, such Grantor shall take such actions as such Grantor shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

SECTION 16:                                  INVESTING AMOUNTS IN THE CASH ACCOUNT

16.1 Investments.

 To the extent that the security interest of the Agent is the Cash Account is perfected by control pursuant to an agreement restricting Borrower's access thereto, if requested by Borrower, the Agent will, from time to time, invest amounts on deposit in the Cash Account in investments listed on Schedule 4. All investments shall be made in the name of the Agent or a nominee of the Agent and in a manner that preserves Borrower's ownership of, and the Agent's perfected first priority Lien on, such investments. All income received from such investments shall accrue for the benefit of Borrower (subject to application of Cash Collateral in accordance with the terms of this Agreement) and shall be credited to the Cash Account. The Agent will only make investments in which it can obtain a first-priority, perfected security interest, and Borrower hereby agrees to execute promptly any documents which the Agent or Agent may require Borrower to execute any documents to implement or effectuate the provisions of this Agreement.
16.2 Liability.

 The Agent shall have no responsibility to Borrower for any loss or liability arising in respect of the investments of the Cash Collateral (including, without limitation, as a result of the liquidation of any thereof before maturity), except to the extent that such loss or liability is found to be based on the Agent's gross negligence or willful misconduct as determined by a final and nonappealable decision of a court of competent jurisdiction.
SECTION 17:                                  REMEDIAL PROVISIONS

17.1 Certain Matters Relating to Receivables.

 (a)  At any time during the continuance of an Event of Default, the Agent shall have the right to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Agent may require in connection with such test verifications.
(b) the Agent hereby authorizes each Grantor to collect such Grantor's Receivables but the Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If requested in writing by the Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Agent if required, in a Collateral Account maintained under the sole dominion and control of the Agent, subject to withdrawal by the Agent for the account of the Lenders only as provided in Section 6.4, and (ii) until so turned over, shall be held by such Grantor in trust for the Agent and the Lenders, segregated from other funds of such Grantor.

(c) At the Agent's written request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables that are Collateral, including, without limitation, all original orders, invoices and shipping receipts.

17.2 Communications with Obligors; Grantors Remain Liable.

  (a)  the Agent in its own name or in the name of others may after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables that are Collateral to verify with them to the Agent's satisfaction the existence, amount and terms of any Receivables.
(b) Upon the written request of the Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that are Collateral that the Receivables have been assigned to the Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables that are Collateral to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Agent nor any Lender shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Agent or any Lender of any payment relating thereto, nor shall the Agent or any Lender be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

17.3 Proceeds to be Turned Over To Agent.

 In addition to the rights of the Agent and the Lenders specified in Section 6.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing, upon written request from the Agent, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Agent and the Lenders, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Agent, if requested). All Proceeds received by the Agent hereunder shall be held by the Agent in a Collateral Account maintained under its sole dominion and control. All such Proceeds while held by the Agent in a Collateral Account (or by such Grantor in trust for the Agent and the Lenders) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 6.4.
17.4 Additional Rights of Agent.

 If an Event of Default shall occur and be continuing, the Agent may take possession of the Collateral and without liability for trespass to enter any premises where the Collateral may be located for the purpose of taking possession of or removing the Collateral, exercise the Debtor's right to bill and receive payment for completed work, prepare the Collateral for sale and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law.
17.5 Application of Proceeds.

 At such intervals as may be agreed upon by Borrower and the Agent, or, if an Event of Default shall have occurred and be continuing, at any time at the Agent's election, in accordance with the Credit Agreement, Agent may apply, all or any part of the Cash Collateral or the Proceeds constituting Collateral, whether or not held in the Cash Account or any other Collateral Account, and any proceeds of the Guarantees, in payment of the Obligations in the following order:
First, to pay incurred and unpaid reasonable fees and expenses of the Agent under the Loan Documents;

Second, to Agent, for application by it towards payment and cash collateralization of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to the Secured Parties;

Third, to the Agent, for application by it towards prepayment of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then held by the Secured Parties; and

Fourth, any balance remaining after the Obligations shall have been paid in full, no Letters of Credit shall be outstanding and the Commitments shall have terminated shall be paid over to Borrower or to whomsoever may be lawfully entitled to receive the same.

17.6 Code and Other Remedies.

 If an Event of Default shall occur and be continuing, the Agent, on behalf the Lenders, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Pennsylvania UCC or any other applicable law. Without limiting the generality of the foregoing, the Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker's board or office of the Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Agent's request, to assemble the Collateral and make it available to the Agent at places which the Agent shall reasonably select, whether at such Grantor's premises or elsewhere. The Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Agent and the Lenders hereunder, including, without limitation, reasonable attorneys' fees and disbursements, to the payment in whole or in part of the Obligations, in such order as provided by Section 6.5, and only after such application and after the payment by the Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the Pennsylvania UCC, need the Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.
17.7 Subordination.

 Each Grantor hereby agrees that, upon the occurrence and during the continuance of an Event of Default, unless otherwise agreed by the Agent, all Indebtedness owing by it to Borrower or any Subsidiary of Borrower shall be fully subordinated to the indefeasible payment in full in cash of such Grantor's Obligations.
17.8 Deficiency.

 Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Agent or any Lender to collect such deficiency.

SECTION 18:                                  AGENT

18.1 Agent's Appointment as Attorney-in-Fact. etc.

  (a)  Each Grantor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name for the purpose of carrying out the terms of this Agreement, so long as an Event of Default has occurred and is continuing, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following:
(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Agent may request to evidence the Agent's and the Lenders' security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.5, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Agent or as the Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and do, at the Agent's option and such Grantor's expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve or realize upon the Collateral and the Agent's and the Lenders' security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Agent incurred in connection with actions undertaken as provided in this Section 7.1, together with interest thereon at a rate per annum equal to the highest rate per annum at which interest would then be payable on any category of past due ABR Loans under the Credit Agreement, from the date of payment by the Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Agent on demand.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

18.2 Duty of Agent.

 The Agent's sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the Pennsylvania UCC or otherwise, shall be to deal with it in the same manner as the Agent deals with similar property for its own account. Neither Agent, any Lender nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Agent and the Lenders hereunder are solely to protect the Agent's and the Lenders' interests in the Collateral and shall not impose any duty upon the Agent or any Lender to exercise any such powers. The Agent and the Lenders shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
18.3 Execution of Financing Statements.

 Pursuant to any applicable law, each Grantor authorizes the Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Agent determines appropriate to perfect the security of the Agent under this Agreement. Each Grantor authorizes the Agent to use the collateral description "all personal property" in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Agent of any financing statement with respect to the Collateral made prior to the date hereof.
18.4 Authority of Agent.

 Each Grantor acknowledges that the rights and
responsibilities of the Agent under this Agreement with respect to any action taken by the Agent or the exercise or non-exercise by the Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Agent and the Grantors, the Agent shall be conclusively presumed to be acting as agent for the Lenders with full, and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.
SECTION 19:                                  MISCELLANEOUS

19.1 Amendments in Writing.

 None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with subsection 11.1 of the Credit Agreement.
19.2 Notices.

 All notices, requests and demands to or upon the Agent or any Grantor hereunder shall be effected in the manner provided for in subsection 11.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Grantor other than Borrower shall be addressed to such Grantor at its notice address set forth on Schedule 1.
19.3 No Waiver by Course of Conduct; Cumulative Remedies.

 No failure to exercise and no delay in exercising, on the part of the Agent or any Lender, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by law.
19.4 Payment of Expenses and Taxes.

 Each Grantor agrees:
(a) to pay or reimburse the Agent and Agent for all their out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, any Loan Documents to which such Grantor is a party and any other documents prepared in connection herewith, and the consummation of the transactions contemplated hereby and thereby, including without limitation the reasonable fees and disbursements of counsel to the Agent;

(b) to pay or reimburse Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the and any such other documents, including without limitation the reasonable fees and disbursements of counsel to Agent and each Lender; and

(c) to pay, and to save Agent and the Lenders harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other taxes which may be payable or determined to be payable with respect to any of the Collateral or in connection with any of the transactions contemplated by this Agreement.

The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

19.5 Successors and Assigns.

 This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Agent and the Lenders and their successors and assigns; provided that except as permitted by the Credit Agreement, no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Agent.
19.6 Intentionally Omitted.

19.7 Counterparts.

 This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Agreement shall become effective upon the receipt by the Agent of executed counterparts of this Agreement by each of the parties hereto.
19.8 Severability.

 Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
19.9 Section Headings.

 The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.
19.10 Integration.

 This Agreement and the other Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.
19.11 Governing Law.

 This Agreement and the rights and obligations of the parties under this Agreement shall be governed by, and construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania but giving effect to federal laws applicable to national banks.
19.12 Submission to Jurisdiction.

 Each Grantor hereby submits to the nonexclusive jurisdiction of the United States District Court for the Western District of Pennsylvania and of any Pennsylvania State court sitting in Allegheny County for purposes of all legal proceedings which may arise hereunder or under any other Loan Document to which it is a party. Each Grantor irrevocably waives to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court, and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each Grantor consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in subsection 8.2 hereof or in any other manner permitted by law.
19.13 Acknowledgements.

 Each Grantor hereby acknowledges that:
(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) the relationship between Grantors and Lenders and Agent shall be solely that of borrower and lender. Neither Agent nor any Lender shall have any fiduciary responsibilities to any Grantor. Neither Agent nor any Lender undertakes any responsibility to any Grantor to review or inform any Grantor of any matter in connection with any phase of a Grantor's business or operations;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among Grantors and the Lenders; and

(d) the waivers and agreements of each Guarantor contained in the Guaranty Agreement in respect of Guaranteed Obligations as defined therein are incorporated herein by reference as thought set forth at length in respect of Guarantor Obligations.

19.14 Additional Grantors.

 Each Subsidiary of Borrower that is required to become a Guarantor pursuant to subsection 6.13 of the Credit Agreement shall also become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.
19.15 Releases.

 The Borrower may request in writing that the Agent release its Lien on all or a portion of the Collateral in accordance with the terms and provisions of the Credit Agreement.
19.16 WAIVER OF JURY TRIAL.

 EACH GRANTOR, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THE AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THE AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THEM. NO GRANTOR SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY ANY OF AGENT, ANY GRANTOR EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDERS TO PROVIDE THE COMMITMENT PURSUANT TO THE CREDIT AGREEMENT.

IN WITNESS WHEREOF, each of the undersigned has caused this Collateral Agreement to be duly executed and delivered as of the date first above written.

M/I HOMES, INC., an Ohio corporation

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

NORTHEAST OFFICE VENTURE, LIMITED LIABILITY COMPANY, a Delaware limited liability company, by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES SERVICE LLC,
an Ohio limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

MHO, LLC, a Florida limited liability company,
by MHO Holdings, LLC, its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

MHO HOLDINGS, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I PROPERTIES LLC, an Ohio limited liability
company, by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF FLORIDA, LLC, a Florida limited
liability company, by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF ORLANDO, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF TAMPA, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF WEST PALM BEACH, LLC,
a Florida limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF DC, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF CHARLOTTE, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF RALEIGH, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

THE FIELDS AT PERRY HALL, L.L.C.,
a Maryland limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

WILSON FARM, L.L.C.,
a Maryland limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF CENTRAL OHIO, LLC,
an Ohio limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF CINCINNATI, LLC,
an Ohio limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF INDIANA, L.P., an Indiana limited
 partnership, by M/I Homes First Indiana LLC,
its sole general partner

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES FIRST INDIANA LLC,
an Indiana limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES SECOND INDIANA LLC,
an Indiana limited liability company,
by M/I Homes, Inc., its sole member

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF CHICAGO, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

M/I HOMES OF HOUSTON, LLC,
a Delaware limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer
By:

PRINCE GEORGES UTILITIES, LLC,
a Maryland limited liability company

By:
Name:       Phillip G. Creek
Title:         Executive Vice President and
     Chief Financial Officer

Annex 1 to
Collateral Agreement

ASSUMPTION AGREEMENT, dated as of ______, 201_, made by ____________________ (the "Additional Grantor"), in favor of PNC Bank, National Association, as Administrative Agent (in such capacity, the " Agent") for the banks and other financial institutions or entities (the "Lenders") parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

WITNESSETH:

WHEREAS, M/I Homes, Inc., (the "Borrower"), the Lenders and the Agent have entered into a Credit Agreement, dated as of June 9, 2010 (as amended, supplemented or otherwise modified from time to time, the "Credit Agreement");

WHEREAS, in connection with the Credit Agreement, Borrower and certain of its Subsidiaries (other than the Additional Grantor) have entered into the Collateral Agreement, dated as of June 9, 2010 (as amended, supplemented or otherwise modified from time to time, the "Collateral Agreement") in favor of Agent for the ratable benefit of the Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1.           Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Collateral Agreement, hereby becomes a party to the Collateral Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Collateral Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties contained in Section 3 of the Collateral Agreement is true and correct on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2.           Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE COMMONWEALTH OF PENNSYLVANIA.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

Annex 1-A to
Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Ex. J-

Schedule 1

NOTICE ADDRESS OF GRANTORS

GRANTOR	ADDRESS
M/I Homes, Inc.	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Central Ohio, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Cincinnati, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes Service LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Properties LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
Northeast Office Venture, Limited Liability Company	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Raleigh, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Charlotte, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of DC, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
The Fields at Perry Hall, L.L.C.	3 Easton Oval, Suite 500 Columbus, Ohio 43219
Wilson Farm, L.L.C.	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes Second Indiana LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes First Indiana LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Indiana, L.P.	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Florida, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Tampa, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Orlando, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of West Palm Beach, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
MHO, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
MHO Holdings, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Chicago, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Houston, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219
Prince Georges Utilities, LLC	3 Easton Oval, Suite 500 Columbus, Ohio 43219

Schedule 2
FILINGS AND OTHER ACTIONS

1.           With respect to each Loan Party organized under the laws of a State or the District of Columbia, the filing of a Uniform Commercial Code Financing Statement that reasonably identifies with Collateral with the office designated for central filing in such jurisdiction.

2.           With respect to the Cash Account, the bank or securities intermediary maintaining such account the authentication of a record by which such bank or securities intermediary agrees to comply with instructions originated by the Agent without further consent of the relevant Grantor.

3.           With respect to Copyrights, Patents and Trademarks in which any Grantor has an interest that is of record with the United States Copyright Office or United States Patent and Trademark Office, as applicable, the recordation with such office of a security agreement identifying such interest and the delivery of a related power of attorney authorizing the Agent to exercise remedies in respect thereof.

S-2

Ex. J-

Schedule 3

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

GRANTOR	JURISDICTION OF ORGANIZATION	LOCATION OF CHIEF EXECUTIVE OFFICE
M/I Homes, Inc.	Ohio	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Central Ohio, LLC	Ohio	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Cincinnati, LLC	Ohio	6279 Tri-Ridge Blvd., Suite 110 Loveland, Ohio 45140
M/I Homes Service LLC	Ohio	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Properties LLC	Ohio	3 Easton Oval, Suite 500 Columbus, Ohio 43219
Northeast Office Venture, Limited Liability Company	Delaware	3 Easton Oval, Suite 500 Columbus, Ohio 43219
M/I Homes of Raleigh, LLC	Delaware	1511 Sunday Drive, Suite 100 Raleigh, North Carolina 27607
M/I Homes of Charlotte, LLC	Delaware	9335 Harris Corners Parkway Suite 100 Charlotte, North Carolina 28269
M/I Homes of DC, LLC	Delaware	21355 Ridgetop Circle, Suite 220 Sterling, Virginia 20166
The Fields at Perry Hall, L.L.C.	Maryland	21355 Ridgetop Circle, Suite 220 Sterling, Virginia 20166
Wilson Farm, L.L.C.	Maryland	21355 Ridgetop Circle, Suite 220 Sterling, Virginia 20166
M/I Homes Second Indiana LLC	Indiana	8500 Keystone Crossing Suite 160 Indianapolis, Indiana 46240
M/I Homes First Indiana LLC	Indiana	8500 Keystone Crossing Suite 160 Indianapolis, Indiana 46240
M/I Homes of Indiana, L.P.	Indiana	8500 Keystone Crossing Suite 160 Indianapolis, Indiana 46240
M/I Homes of Florida, LLC	Florida	4343 Anchor Plaza Parkway Suite 200 Tampa, Florida 33634
M/I Homes of Tampa, LLC	Florida	4343 Anchor Plaza Parkway Suite 200 Tampa, Florida 33634
M/I Homes of Orlando, LLC	Florida	237 South Westmonte Drive Suite 111 Altamonte Springs, Florida 32714
M/I Homes of West Palm Beach, LLC	Florida	2000 Palm Beach Lakes Blvd. Suite 602, Tower 1 West Palm Beach, Florida 33409
MHO, LLC	Florida	4343 Anchor Plaza Parkway Suite 200 Tampa, Florida 33634-6329
MHO Holdings, LLC	Florida	4343 Anchor Plaza Parkway Suite 200 Tampa, Florida 33634-6329
M/I Homes of Chicago, LLC	Delaware	1751 West Diehl Road Naperville, Illinois 60563
M/I Homes of Houston, LLC	Delaware	7906 North Sam Houston Parkway West, Suite 101 Houston, Texas 77064
Prince Georges Utilities, LLC	Maryland	21355 Ridgetop Circle Sterling, Virginia 20166

Ex. J-

Schedule 4
PERMITTED INVESTMENTS

(1) securities, certificates and notes with maturities of 364 days or less from the date of acquisition that are within one of the following classifications: (a) securities issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) mortgage backed securities issued or fully guaranteed or insured by the Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, or a similar government sponsored enterprise or mortgage agency, (c) securities issued by States, territories and possessions of the United States and their political subdivisions (municipalities), with ratings of at least "A" or the equivalent thereof by Standard & Poor's Corporation or Moody's Investors Services, Inc., (d) time deposits, certificates of deposit, bankers' acceptances, or similar short-term notes issued by a commercial bank domiciled and registered in the United States with capital and surplus in excess of $200 million, and which has (or the holding company of which has) a commercial paper rating of at least A-l or the equivalent thereof by Standard & Poor's Corporation or P-l or the equivalent thereof by Moody's Investors Services, Inc., or (e) commercial paper of a domestic issuer rated at least A-l or the equivalent thereof by Standard & Poor's Corporation or P-l or the equivalent thereof by Moody's Investors Services, Inc.; and (2) money market mutual funds which invest in securities listed in (a) through (e) above with a weighted average maturity of less than one year.

-4

INDEX

Schedule 5

CASH ACCOUNT

PNC Bank, National Association Account Number 4006908878